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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

YUM! BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YUM! Brands, Inc.
1441 Gardiner Lane
Louisville, Kentucky 40213

April 7, 2009

Dear Fellow Shareholders:

On behalf of your Board of Directors, we are pleased to invite you to attend the 2009 Annual Meeting of Shareholders of YUM! Brands, Inc. The meeting will be held Thursday, May 21, 2009, at 9:00 a.m., local time, in the YUM! Conference Center at 1900 Colonel Sanders Lane in Louisville, Kentucky.

This year we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process expedites shareholders' receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice or proxy card.

If you plan to attend the meeting, please bring your Notice, admission ticket from your proxy card or proof of your ownership of YUM common stock as of March 23, 2009 as well as a valid picture identification. Your vote is important. Whether or not you attend the meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible.

Sincerely,

David C. Novak Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on May 21, 2009—this Notice and proxy statement is available at www.yum.com/investors/investor_materials.asp and the Annual Report on Form 10-K is available at www.yum.com/investors/annualreport/.

YUM! Brands, Inc.

1441 Gardiner Lane

Louisville, Kentucky 40213

Notice of Annual Meeting of Shareholders

Time:	9:00 a.m. on Thursday, May 21, 2009
Place:	YUM! Conference Center 1900 Colonel Sanders Lane Louisville, Kentucky 40213
Items of Business:	(1) To elect thirteen (13) directors to serve until the 2010 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.
(2) To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 26, 2009.
(3) To approve the Company's Executive Incentive Compensation Plan.
(4) To consider and vote on 5 shareholder proposals described in the attached proxy statement, if properly presented at the meeting.
(5) To transact such other business as may properly come before the meeting.
Who Can Vote:	You can vote if you were a shareholder of record as of the close of business on March 23, 2009.
Annual Report:	A copy of our 2008 Annual Report on Form 10-K is included with this proxy statement.
Web site:	You may also read the Company's Annual Report and this notice and proxy statement on our Web site at www.yum.com/investors/annualreport/ and www.yum.com/investors/investor_materials.asp.
Date of Mailing:	This notice, the proxy statement and the form of proxy are first being mailed to shareholders on or about April 7, 2009.

By Order of the Board of Directors
Christian L. Campbell Secretary

YOUR VOTE IS IMPORTANT

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please provide your proxy by following the instructions on your Notice or proxy card. On April 7, 2009, we mailed to our shareholders a Notice containing instructions on how to access this proxy statement and our Annual Report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail, unless you request a copy. Instead, you should follow the instructions included in the Notice on how to access and review all of the important information contained in the proxy statement and Annual Report. The Notice also instructs you on how you may submit your vote by proxy over the Internet. If you received the proxy statement and Annual Report in the mail, please submit your proxy by marking, dating and signing the proxy card included and returning it promptly in the envelope enclosed. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is exercised.

        If you hold your common stock in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on any of the proposals, except the election of directors, the ratification of the selection of KPMG LLP as our independent auditors for fiscal year 2009 and the Company's proposal to approve the Executive Incentive Compensation Plan.

i

YUM! BRANDS, INC.

1441 Gardiner Lane

Louisville, Kentucky 40213

PROXY STATEMENT
For Annual Meeting of Shareholders To Be Held On
May 21, 2009

        The Board of Directors (the "Board of Directors" or the "Board") of YUM! Brands, Inc., a North Carolina corporation ("YUM" or the "Company"), solicits the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m. (Eastern Daylight Saving Time), on Thursday, May 21, 2009, in the YUM! Conference Center, at 1900 Colonel Sanders Lane, Louisville, Kentucky. This proxy statement contains information about the matters to be voted on at the Annual Meeting and the voting process, as well as information about our directors and most highly paid executive officers.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the Annual Meeting?

        At our Annual Meeting, shareholders will vote on several important Company matters. In addition, our management will report on the Company's performance over the last fiscal year and, following the meeting, respond to questions from shareholders.

Why am I receiving these materials?

        You received these materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. As a shareholder, you are invited to attend the meeting and are entitled to vote on the items of business described in this proxy statement.

Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

        As permitted by Securities and Exchange Commission rules, we are making this proxy statement and its Annual Report available to our shareholders electronically via the Internet. On April 7, 2009, we mailed to our shareholders a Notice containing instructions on how to access this proxy statement and our Annual Report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail, unless you request a copy. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

        We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the Annual Meeting.

Who may attend the Annual Meeting?

        All shareholders of record as of March 23, 2009, or their duly appointed proxies, may attend the meeting. Seating is limited and admission is on a first-come, first-served basis. Please refer to "How can I attend the meeting?" on page 4 for information about what you will need to bring to the meeting.

What am I voting on?

        You will be voting on the following 8 items of business at the Annual Meeting:

  •
  The election of thirteen (13) directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

  •
  The ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 26, 2009;

  •
  The approval of the Company's Executive Incentive Compensation Plan;

  •
  The consideration of a shareholder proposal relating to a Shareholder Rights Plan;

  •
  The consideration of a shareholder proposal relating to an Advisory Shareholder Vote to Ratify Compensation;

  •
  The consideration of a shareholder proposal relating to Food Supply Chain Security and Sustainability;

  •
  The consideration of a shareholder proposal relating to Healthcare Reform Principles; and

  •
  The consideration of a shareholder proposal relating to Animal Welfare.

        We will also consider other business that properly comes before the meeting.

Who may vote?

        You may vote if you owned YUM common stock as of the close of business on the record date, March 23, 2009. Each share of YUM common stock is entitled to one vote. As of March 23, 2009, YUM had 460,802,208 shares of common stock outstanding.

How does the Board of Directors recommend that I vote?

        Our Board of Directors recommends that you vote your shares:

  •
  "FOR" each of the nominees named in this proxy statement for election to the Board,

  •
  "FOR" the ratification of the selection of KPMG LLP as our independent auditors,

  •
  "FOR" the proposal to approve the Company's Executive Incentive Compensation Plan, and

  •
  "AGAINST" the shareholder proposals.

How do I vote before the meeting?

        There are three ways to vote before the meeting:

  •
  By Internet—If you have Internet access, we encourage you to vote on www.proxyvote.com by following instructions on the Notice or proxy card;

  •
  By telephone—by making a toll-free telephone call from the U.S. or Canada to 1(800) 690-6903 (if you have any questions about how to vote over the phone, call 1(888) 298-6986); or

  •
  By mail—If you received your proxy materials by mail, you can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

        If you choose to vote through the Internet, you will be responsible for any costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

        If you are a participant in the Direct Stock Purchase Plan, the administrator of this program, as the shareholder of record, may only vote the shares for which it has received directions to vote from participants.

        If you are a participant in the YUM! Brands 401(k) Plan ("401(k) Plan"), Federal law requires us to send you proxy materials by mail. The trustee of the 401(k) Plan will only vote the shares for which it has received directions to vote from participants.

        Proxies submitted through the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Saving Time, on May 20, 2009. Proxies submitted by mail must be received prior to the meeting. Proxies submitted by 401(k) Plan participants must be received by 12:00 p.m., Eastern Daylight Saving Time on May 19, 2009.

        Also, if you hold your shares in the name of a bank or broker, your ability to vote by telephone or the Internet depends on their voting processes. Please follow the directions on your Notice carefully. A number of brokerage firms and banks participate in a program provided through Broadridge Financial Solutions, Inc. ("Broadridge") that offers telephone and Internet voting options. If your shares are held in an account with a brokerage firm or bank participating in the Broadridge program, you may vote those shares telephonically by calling the telephone number shown on the voting instruction form received from your brokerage firm or bank, or through the Internet at Broadridge's voting Web site (www.proxyvote.com). Votes submitted through the Internet or by telephone through the Broadridge program must be received by 11:59 p.m., Eastern Daylight Saving Time, on May 20, 2009.

Can I vote at the meeting?

        Shares registered directly in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held in street name may be voted in person only if you obtain a legal proxy from the broker or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. You may still vote your shares in person at the meeting even if you have previously voted by proxy.

Can I change my mind after I vote?

        You may change your vote at any time before the polls close at the meeting. You may do this by:

  •
  signing another proxy card with a later date and returning it to us prior to the meeting;

  •
  voting again by telephone or through the Internet prior to 11:59 p.m., Eastern Daylight Saving Time, on May 20, 2009;

  •
  giving written notice to the Secretary of the Company; or

  •
  voting again at the meeting.

        Your attendance at the meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy.

Who will count the votes?

        Representatives of American Stock Transfer and Trust Company will count the votes and will serve as the independent inspector of election.

What if I return my proxy card but do not provide voting instructions?

        If you vote by proxy card, your shares will be voted as you instruct by the individuals named on the proxy card. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board. These recommendations are:

  •
  FOR the election of the thirteen (13) nominees for director named in this proxy statement;

  •
  FOR the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year 2009;

  •
  FOR the approval of the Company's Executive Incentive Compensation Plan; and

  •
  AGAINST the shareholder proposals.

What does it mean if I receive more than one proxy card?

        It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer and Trust Company, which may be reached at 1(888) 439-4986.

Will my shares be voted if I do not provide my proxy?

        Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain "routine" matters.

        The election of directors, the proposal to ratify the selection of KPMG LLP as our independent auditors for fiscal year 2009 and the proposal to approve the Executive Incentive Compensation Plan are considered routine matters for which brokerage firms may vote shares for which they have not received voting instructions. The other proposals to be voted on at our meeting are not considered "routine" under applicable rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote."

How can I attend the meeting?

        The Annual Meeting is open to all holders of YUM common stock as of the close of business on March 23, 2009, or their duly appointed proxies. You will need a valid picture identification and either an admission ticket or proof of ownership of YUM's common stock to enter the meeting. If you are a registered owner, your Notice will be your admission ticket. If you received the proxy statement and Annual Report by mail, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting, please so indicate when you vote and bring the ticket with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a YUM shareholder. Your admittance to the Annual Meeting will depend upon availability of seating. All shareholders will be required to present valid picture identification prior to admittance. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN YUM COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

        Please note that cameras, sound or video recording equipment, cellular telephones, blackberries and other similar devices, large bags, briefcases and packages will not be allowed in the meeting room.

May shareholders ask questions?

        Yes. Representatives of the Company will answer shareholders' questions of general interest following the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?

        Your shares are counted as present at the meeting if you attend the meeting in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of the outstanding shares of YUM common stock, as of March 23, 2009, must be present in person or represented by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

How many votes are needed to elect directors?

        You may vote "FOR" each nominee or "AGAINST" each nominee, or "ABSTAIN" from voting on one or more nominees. Unless you mark "AGAINST" or "ABSTAIN" with respect to a particular nominee or nominees or for all nominees, your proxy will be voted "FOR" each of the director nominees named in this proxy statement. In an uncontested election, a nominee will be elected as a director if the number of "FOR" votes exceeds the number of "AGAINST" votes. Abstentions will be counted as present but not voted. Full details of the Company's majority voting policy are set out in our Corporate Governance Principles at www.yum.com/governance/principles.asp and at page 11 under "What other Significant Board Practices does the Company have?—Majority Voting Policy."

How many votes are needed to approve the other proposals?

        Each of the Company's proposals and the shareholder proposals will be considered separately. The approval of the Executive Incentive Compensation Plan and ratification of the selection of KPMG LLP as our independent auditors, and the shareholder proposals must receive the "FOR" vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the meeting. For each of these items, you may vote "FOR", "AGAINST" OR "ABSTAIN." Abstentions will be counted as shares present and entitled to vote at the meeting. Accordingly, abstentions will have the same effect as a vote "AGAINST" the proposals. Broker non-votes will not be counted as shares present and entitled to vote with respect to the particular matter on which the broker has not voted. Thus, broker non-votes will not affect the outcome of any of these proposals.

What if other matters are presented for consideration at the Annual Meeting?

        As of the date of this proxy statement, our management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

GOVERNANCE OF THE COMPANY

        The business and affairs of YUM are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board's responsibilities to shareholders. The Board believes that its practices align management and shareholder interests. Highlights of our corporate governance practices are described below.

What is the composition of the Board of Directors and how often are members elected?

        Our Board of Directors presently consists of 13 directors whose terms expire at this Annual Meeting.

        As discussed in more detail later in this section, the Board has determined that 10 of our 13 continuing directors are independent under the rules of the New York Stock Exchange ("NYSE").

How often did the Board meet in fiscal 2008?

        The Board of Directors met 6 times during fiscal 2008. Each director attended at least 75% of the meetings of the Board and the committees of which he or she was a member (held during the period he or she served as a director).

What is the Board's policy regarding director attendance at the Annual Meeting of Shareholders?

        The Board of Directors' policy is that all directors should attend the Annual Meeting. All directors attended the Company's 2008 Annual Meeting of Shareholders.

What are the committees of the Board?

        The Board of Directors has standing Audit, Compensation, Nominating and Governance and Executive/Finance Committees.

Name of Committee and Members	Functions of the Committee		Number of Meetings in Fiscal 2008

Audit: J. David Grissom, Chair	•	Possesses sole authority regarding the selection and retention of independent auditors	9
Robert Holland, Jr. Kenneth G. Langone	•	Reviews and has oversight over the Company's internal audit function
Jonathan S. Linen Thomas C. Nelson	•	Reviews and approves the cost and scope of audit and non-audit services provided by the independent auditors
	•	Reviews the independence, qualification and performance of the independent auditors
	•	Reviews the adequacy of the Company's internal systems of accounting and financial control
	•	Reviews the annual audited financial statements and results of the audit with management and the independent auditors
	•	Reviews the Company's accounting and financial reporting principles and practices including any significant changes

Name of Committee and Members	Functions of the Committee	Number of Meetings in Fiscal 2008

•	Advises the Board with respect to Company
policies and procedures regarding compliance
with applicable laws and regulations and the
Company's Worldwide Code of Conduct and
Policy on Conflict of Interest

The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE and that
Mr. Grissom, the chair of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations. The Board has also determined that Mr. Grissom has accounting and related financial management expertise within the meaning of the listing standards of the NYSE and that each member is financially literate within the meaning of the NYSE listing standards.

Name of Committee and Members	Functions of the Committee		Number of Meetings in Fiscal 2008

Compensation: Thomas M. Ryan, Chair David W. Dorman Massimo Ferragamo	•	Oversees the Company's executive compensation plans and programs and reviews and recommends changes to these plans and programs	4
Bonnie Hill Robert Walter*	•	Monitors the performance of the chief executive officer and other senior executives in light of corporate goals set by the Committee
*Joined Committee in	•	Reviews and approves the compensation of the chief executive officer and other senior executive officers
January 2009	•	Reviews management succession planning

The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and are non-employee directors within the meaning of
Section 16 of the Securities Exchange Act of 1934.

Name of Committee and Members	Functions of the Committee		Number of Meetings in Fiscal 2008

Nominating and Governance: Robert Walter, Chair*	•	Identifies and proposes to the Board suitable candidates for Board membership	4
David Dorman* Massimo Ferragamo*	•	Advises the Board on matters of corporate governance
Bonnie Hill* Thomas M. Ryan	•	Reviews and reassesses from time to time the adequacy of the Company's Corporate Governance Guidelines
	•	Receives comments from all directors and reports annually to the Board with assessment of the Board's performance
*Joined Committee in January 2009	•	Prepares and supervises the Board's annual review of director independence

The Board has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE.

Name of Committee and Members	Functions of the Committee		Number of Meetings in Fiscal 2008

Executive/Finance: David C. Novak, Chair J. David Grissom Kenneth G. Langone	•	Exercises all of the powers of the Board in the management of the business and affairs of the Company consistent with applicable law while the Board is not in session	0

How are directors compensated?

        Employee Directors.    Employee directors do not receive additional compensation for serving on the Board of Directors.

        Non-Employee Directors Annual Compensation.    The annual compensation for each director who is not an employee of YUM is discussed under "Director Compensation" beginning on page 76.

How much YUM stock do the directors own?

        Stock ownership information for each director nominee is shown in the table on page 37.

How does the Board determine which directors are considered independent?

        The Company's Corporate Governance Principles, adopted by the Board, require that we meet the listing standards of the NYSE. The full text of the Principles can be found on the Company's Web site (www.yum.com/governance/principles.asp). A copy may also be obtained upon request from the Company's Corporate Secretary.

        Pursuant to the Principles, the Board undertook its annual review of director independence in January 2009. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. As provided in the Principles, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

        As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the rules of the NYSE, with the exception of David Novak, Jing-Shyh S. Su and Jackie Trujillo. Mr. Novak and Mr. Su are not considered independent directors because of their employment by the Company. Mrs. Trujillo is considered a non-independent outside director because the Board determined that, under the NYSE independence standards, Mrs. Trujillo has a material relationship with YUM by virtue of her employment during 2004 as Chairman of Harman Management Corporation ("Harman"), one of YUM's largest franchisees, and her continued relationship with Harman as Chairman Emeritus. We provide additional information regarding royalties and other amounts paid by Harman to YUM on page 9.

        In determining that the other directors did not have a material relationship with the Company, the Board determined that Messrs. Dorman, Ferragamo, Grissom, Holland, Langone, Linen, Nelson and Walter and Ms. Hill had no other relationship with the Company other than their relationship as director. The Board did note, as discussed in the next paragraph, that CVS Caremark Corporation ("CVS"), which employs Thomas Ryan, had a business relationship with the Company; however, as noted below, the Board determined that this relationship was not material to Mr. Ryan or CVS.

        Mr. Ryan is the Chairman, Chief Executive Officer and President of CVS. In 2007, YUM entered into a transaction with CVS to sublease a long range aircraft through the Fall of 2010. At that time, YUM will have an option to purchase the aircraft from CVS. After reviewing the terms of the transaction, including the lease payments and option purchase price, the Board determined that the transaction did not create a material relationship between YUM and Mr. Ryan or YUM and CVS as the total payments represent less than 1/10 of 1% of CVS's revenues. The Board determined that this relationship was not material to Mr. Ryan or CVS and concluded that it does not affect the independence of Mr. Ryan. In particular, the Board noted that the overall purchase price, including consideration of the lease payments, was at market value (as verified by two independent appraisals).

What are the Company's policies and procedures with respect to related person transactions?

        The Board of Directors has adopted policies and procedures for the review of related person transactions.

        Under these policies and procedures, the Nominating and Governance Committee reviews related person transactions in which we are or will be a participant to determine if they are in the best interests of our shareholders and the Company. Transactions, arrangements, or relationships or any series of similar transactions, arrangements or relationships in which a related person had or will have a material interest and that exceed $100,000 are subject to the Committee's review. Any member of the Nominating and Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberation or vote respecting approval or ratification of the transaction.

        Related persons are directors, director nominees, executive officers, holders of 5% or more of our voting stock and their immediate family members. Immediate family members are spouses, parents, stepparents, children, stepchildren, siblings, daughters-in-law, sons-in-law and any person, other than a tenant or domestic employee, who resides in the household of a director, director nominee, executive officer or holder of 5% or more of our voting stock.

        After its review, the Nominating and Governance Committee may approve or ratify the transaction. The policies and procedures provide that certain transactions are deemed to be pre-approved even if they will exceed $100,000. These transactions include employment of executive officers, director compensation, and transactions with other companies if the aggregate amount of the transaction does not exceed the greater of $1 million or 2% of that company's total revenues and the related person is not an executive officer of the other company.

        During fiscal 2008, affiliates of Harman Management Corporation ("Harman"), as KFC, Taco Bell, Pizza Hut, Long John Silver's and A&W All American Food franchisees, paid royalties of approximately $15 million and contingent store opening fees of approximately $181,000 to subsidiaries of YUM. The store opening fees are held in escrow and may be returned to Harman if the related new restaurant units are not opened within 18 months of payment. Jackie Trujillo, Chairman Emeritus of the Board of Harman, is a director of YUM. Ms. Trujillo retired from Harman as its Chairman on June 30, 2004. Ms. Trujillo has a direct financial interest in Harman but does not control Harman and does not have any management responsibility at Harman. The Nominating and Governance Committee ratified these transactions with Harman.

How does the Board select nominees for the Board?

        The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee's charter provides that it may retain a third-party executive search firm to identify candidates from time to time. Currently, the Committee has not retained a search firm.

        The Committee's assessment of a proposed candidate will include a review of the person's judgment, experience, independence, understanding of the Company's business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board of Directors. The Committee believes that its nominees should reflect a diversity of experience, gender, race, ethnicity and age. The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees, if any. In connection with this evaluation, it is expected that each committee member will interview the prospective nominee in person or by telephone before the prospective nominee is presented to the full Board for consideration. After completing this evaluation and interview process, the Committee will make a recommendation to the full Board as to the person(s) who should be nominated by the Board, and the Board determines the nominee(s) after considering the recommendation and report of the Committee.

        For a shareholder to submit a candidate for consideration by the Nominating and Governance Committee, a shareholder must notify YUM's Corporate Secretary. To make a director nomination at the 2010 Annual Meeting, a shareholder must notify YUM's Secretary no later than February 22, 2010. Notices should be sent to: Corporate Secretary, YUM! Brands, Inc., 1441 Gardiner Lane, Louisville, Kentucky 40213. The nomination must contain the information described on page 83.

How do shareholders communicate with the Board?

        Shareholders and other parties interested in communicating directly with individual directors, the non-management directors as a group or the entire Board may do so by writing to the Nominating and Governance Committee, c/o Corporate Secretary, YUM! Brands, Inc., 1441 Gardiner Lane, Louisville, Kentucky 40213. The Nominating and Governance Committee of the Board has approved a process for handling letters received by the Company and addressed to individual directors, non-management members of the Board or the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to a designated individual member of the Nominating and Governance Committee copies of all such correspondence (although we do not forward commercial correspondence and correspondence duplicative in nature; however, we will retain duplicate correspondence and all duplicate correspondence will be available for directors review upon their request) and a summary of all such correspondence. The designated director of the Nominating and Governance Committee will forward correspondence directed to individual directors as he or she deems appropriate. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Written correspondence from shareholders relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company's Audit Committee Chairperson and to the internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters (described below). Correspondence from shareholders relating to Compensation Committee matters are referred to the Chairperson of the Compensation Committee.

What are the Company's Policies on Reporting of Concerns Regarding Accounting?

        The Audit Committee has established policies on reporting concerns regarding accounting and other matters in addition to our policy on communicating with our non-management directors. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of our people, with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern to our General Counsel, Christian Campbell. If any person believes that he or she should communicate with our Audit Committee Chair, J. David Grissom, he or she may do so by writing him at c/o YUM! Brands, Inc., 1441 Gardiner Lane, Louisville, KY 40213. In addition, a person who has such a concern about the conduct of the Company or any of our employees may discuss that concern on a confidential or anonymous basis by contacting The Network at 1 (800) 241-5689. The Network is our designated external contact for these issues and is authorized to contact the appropriate members of management and/or the Board of Directors with respect to all concerns it receives. The full text of our Policy on Reporting of Concerns Regarding Accounting and Other Matters is available on our Web site at www.yum.com/governance/complaint.asp.

What are the Company's Governance Policies and Ethical Guidelines?

  •
  Board Committee Charters.  The Audit, Compensation and Nominating and Governance Committees of the YUM Board of Directors operate pursuant to written charters. These charters were approved by the Board of Directors and reflect certain best practices in corporate governance, as well as comply with the Sarbanes-Oxley Act of 2002 and the rules issued thereunder, including the requirements of the NYSE. Each charter is available on the Company's Web site at www.yum.com/governance/committee.asp and is available in print to any shareholder who requests it.

  •
  Corporate Governance Principles.  The Board of Directors has documented its corporate governance guidelines in the YUM! Brands, Inc. Corporate Governance Principles. These guidelines as amended are available on the Company's Web site at www.yum.com/governance/principles.asp.

  •
  Code of Ethics.  YUM's Worldwide Code of Conduct was adopted to emphasize the Company's commitment to the highest standards of business conduct. The Code of Conduct also sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code in a confidential manner. The Code of Conduct applies to the Board of Directors and the principal executive officer, the principal financial officer and the principal accounting officer, as well as all employees of the Company. Our directors and the senior-most employees in the Company are required to regularly complete a conflicts of interest questionnaire and certify in writing that they have read and understand the Code of Conduct. The Code of Conduct is available on the Company's Web site at www.yum.com/governance/conduct.asp. The Company intends to post amendments to or waivers from its Code (to the extent applicable to the Board of Directors or executive officers) on this Web site.

        In addition, YUM has established a Supplier Code of Conduct that requires our U.S. suppliers to abide by all applicable laws, codes and regulations and states YUM's expectation that suppliers will conform their practices to published standards for their industry. Our Supplier Code of Conduct is described on the Company's Web site at www.yum.com/responsibility/suppliercode.asp.

What other Significant Board Practices does the Company have?

  •
  Private Executive Sessions.  Our non-management directors meet at regularly scheduled executive sessions on a bi-monthly basis. These executive sessions are attended only by the non-management directors and, in 2008, were presided over by Mr. Ryan. The presiding director for these meetings is the Chairperson of each of the Audit, Compensation and Nominating and Governance Committees, who rotate as presiding director at each executive session on a calendar year basis.

  •
  Advance Materials.  Information and data important to the directors' understanding of the business or matters to be considered at a Board or Board Committee meeting are, to the extent practical, distributed to the directors sufficiently in advance of the meeting to allow careful review prior to the meeting.

  •
  Board and Committees' Evaluations.  The Board has an annual self-evaluation process that is led by the Nominating and Governance Committee. This assessment focuses on the Board's contribution to the Company and emphasizes those areas in which the Board believes a better contribution could be made. In addition, the Audit, Compensation and Nominating and Governance Committees also each conduct similar annual self-evaluations.

  •
  Majority Voting Policy.  In May 2008, shareholders approved an amendment to the Company's Restated Articles of Incorporation to adopt majority voting for the election of directors in uncontested election. This means that director nominees in an uncontested election for directors must receive a number of votes "for" his or her election in excess of the number of votes "against." In conjunction with the approval of this amendment, the Board amended the Company's Corporate Governance Principles to provide that any incumbent director who does not receive a majority of "for" votes will promptly tender to the Board his or her resignation from the Board. The resignation will specify that it is effective upon the Board's acceptance of the resignation. The Board will, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, accept or reject the resignation within 90 days after the Board receives the resignation. If the board rejects the resignation, the reason for the Board's decision will be publicly disclosed.

What access do the Board and Board committees have to Management and to Outside Advisors?

  •
  Access to Management and Employees.  Directors have full and unrestricted access to the management and employees of the Company. Additionally, key members of management attend Board meetings to present information about the results, plans and operations of the business within their areas of responsibility.

  •
  Access to Outside Advisors.  The Board and its committees may retain counsel or consultants without obtaining the approval of any officer of the Company in advance or otherwise. The Audit Committee has the sole authority to retain and terminate the independent auditor. The Nominating and Governance Committee has the sole authority to retain search firms to be used to identify director candidates. The Compensation Committee has the sole authority to retain compensation consultants for advice on executive compensation matters.

Does the Company require stock ownership by directors?

        Yes, the Company requires stock ownership by directors. The Board of Directors expects non-management directors to hold a meaningful number of shares of Company common stock and expects non-management directors to retain shares acquired as compensation as a director until at least 12 months following their departure from the Board. YUM directors receive a significant portion of their annual compensation in stock. The Company believes that the increased emphasis on the equity component of director compensation serves to further align the directors with the interests of our shareholders.

Does the Company have stock ownership guidelines for Executives and Senior Management?

        The Compensation Committee has adopted formal stock ownership guidelines that set minimum expectations for executive and senior management ownership. These guidelines are discussed on page 54. The Company has maintained an ownership culture among its executive and senior managers since its formation. All executive officers, and substantially all members of senior management, hold stock well in excess of the guidelines.

MATTERS REQUIRING SHAREHOLDER ACTION

ITEM 1: ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Who are this year's nominees?

        The thirteen (13) nominees recommended by the Nominating and Governance Committee of the Board of Directors for election this year to hold office until the 2010 Annual Meeting and until their respective successors are elected and qualified are:

David W. Dorman Age 55 Director since 2005 Non-Executive Chairman, Motorola, Inc.	David W. Dorman is the Non-Executive Chairman of Motorola, Inc., a position he has held since May 2008. From October 2006 to May 2008, he was Senior Advisor and Managing Director to Warburg Pincus LLC, a global private equity firm. He has also been a consultant to AT&T, Inc. ("New AT&T"), a company that provides Internet and transaction-based voice and data services, since February 2006. He was President of New AT&T from November 2005 until January 2006. He was Chairman of the Board and Chief Executive Officer of AT&T Corp. ("Old AT&T") from November 2002 until November 2005. Prior to this, he was President of Old AT&T from 2000 to 2002 and the Chief Executive Officer of Concert, a former global venture created by Old AT&T and British Telecommunications plc, from 1999 to 2000. Mr. Dorman was Chairman, President and Chief Executive Officer of PointCast Incorporated from 1997 to 1999. Mr. Dorman serves on the boards of CVS Caremark Corporation and Georgia Tech Foundation.
Massimo Ferragamo Age 51 Director since 1997 Chairman, Ferragamo USA, Inc.
Massimo Ferragamo is Chairman of Ferragamo USA, Inc., a subsidiary of Salvatore Ferragamo Italia, which controls sales and distribution of Ferragamo products in North America. Mr. Ferragamo has held this position since 1985.
J. David Grissom Age 70 Director since 2003 Chairman, Mayfair Capital Chairman, The Glenview Trust Company
J. David Grissom is Chairman of Mayfair Capital, Inc., a private investment firm formed by Mr. Grissom in 1989. In addition, Mr. Grissom has been Chairman of The Glenview Trust Company, a private trust and investment management company, since 2001. He is also a director of Churchill Downs Incorporated.
Bonnie G. Hill Age 67 Director since 2003 President, B. Hill Enterprises LLC
Bonnie G. Hill is President of B. Hill Enterprises LLC, a consulting company. She has held this position since July 2001. She is also co-founder of Icon Blue, Inc., a brand marketing company. She served as President and Chief Executive Officer of Times Mirror Foundation, a charitable foundation affiliated with the Tribune Company from 1997 to 2001 and Senior Vice President, Communications and Public Affairs, of the Los Angeles Times from 1998 to 2001. From 1992 to 1996, she served as Dean of the McIntire School of Commerce at the University of Virginia. Ms. Hill currently serves as a director of AK Steel Holding Corporation, The Home Depot, Inc., and California Water Service Group. She also serves on the boards of many other organizations, including the Financial Industry Regulatory Authority and the Center for International Private Enterprise.

Robert Holland, Jr. Age 68 Director since 1997 Consultant	Robert Holland, Jr. has maintained a consulting practice for strategic development assistance to senior management of Fortune 500 companies since 2001. From 2005 to 2007, he was a member of Cordova, Smart and Williams, LLC an investment fund manager, and a limited partner of Williams Capital Partners Advisors, LP, a private equity investment firm. He was Chief Executive Officer of WorkPlace Integrators, Michigan's largest Steelcase office furniture dealer, from 1997 until 2001. From 1995 to 1996, he was President and Chief Executive Officer of Ben & Jerry's Homemade, Inc. Mr. Holland is also a director of Carver Federal Bank, Lexmark International, Inc. and Neptune Orient Lines Limited.
Kenneth G. Langone Age 73 Director since 1997 Founder, Chairman, Chief Executive Officer and President, Invemed Associates, LLC
Kenneth G. Langone is the founder, and since 1974, has been Chairman of the Board, Chief Executive Officer and President, of Invemed Associates, LLC, a New York Stock Exchange firm engaged in investment banking and brokerage. He is a founder of The Home Depot, Inc. and served on its board from 1978 to 2008. He is also a director of Unifi, Inc.
Jonathan S. Linen Age 65 Director since 2005 Advisor to the Chairman of American Express Company
Jonathan S. Linen has been an advisor to the Chairman of American Express Company, a diversified worldwide travel and financial services company, since January 2006. From August 1993 until December 2005, he served as Vice Chairman of American Express Company. From 1992 to 1993, Mr. Linen served as President and Chief Operating Officer of American Express Travel Related Services Company, Inc. From 1989 to 1992, Mr. Linen served as President and Chief Executive Officer of Shearson Lehman Brothers. Mr. Linen is also a director of Modern Bank, N.A. and The Intercontinental Hotels Group.
Thomas C. Nelson Age 46 Director since 2006 Chairman, Chief Executive Officer and President, National Gypsum Company
Thomas C. Nelson has served as the President and Chief Executive Officer of National Gypsum Company, a building products manufacturer, since 1999 and was elected Chairman of the Board in January 2005. From 1995 to 1999, Mr. Nelson served as the Vice Chairman and Chief Financial Officer of National Gypsum Company. He is also a General Partner of Wakefield Group, a North Carolina based venture capital firm. Mr. Nelson previously worked for Morgan Stanley & Co. and in the United States Defense Department as Assistant to the Secretary and was a White House Fellow. He also serves as a director of Belk, Inc. and Carolinas Healthcare Systems.
David C. Novak Age 56 Director since 1997 Chairman, Chief Executive Officer and President, YUM
David C. Novak became Chairman of the Board on January 1, 2001, and Chief Executive Officer of YUM on January 1, 2000. He also serves as President of YUM, a position he has held since October 21, 1997. Mr. Novak previously served as Group President and Chief Executive Officer, KFC and Pizza Hut from August 1996 to July 1997, at which time he became acting Vice Chairman of YUM. He is also a director of JPMorgan Chase & Co. and Friends of World Food Program.

Thomas M. Ryan Age 56 Director since 2002 Chairman, Chief Executive Officer and President, CVS Caremark Corporation and CVS Pharmacy, Inc.	Thomas M. Ryan is Chairman, Chief Executive Officer and President of CVS Caremark Corporation ("CVS"), a pharmacy healthcare provider. He became Chairman of CVS in April 1999 and Chief Executive Officer and President in May 1998. From 1994 to present, Mr. Ryan also served as Chief Executive Officer and President of CVS Pharmacy, Inc. Mr. Ryan is also a director of Bank of America Corporation.
Jing-Shyh S. Su Age 56 Director since 2008 Vice Chairman President of YUM's China Division
Jing-Shyh S. Su became Vice Chairman of the Board on March 14, 2008. He is also President of YUM's China Division, a position he has held since 1997. Prior to this position he was the Vice President of North Asia for both KFC and Pizza Hut.
Jackie Trujillo Age 73 Director since 1997 Chairman Emeritus, Harman Management Corporation
Jackie Trujillo has been Chairman Emeritus of the Board of Harman Management Corporation ("Harman"), one of KFC's largest franchisees, since July 2004. From 1995 to 2004, she was Chairman of the Board of Harman.
Robert D. Walter Age 63 Director since 2008 Founder and Retired Chairman/CEO Cardinal Health, Inc.
Robert D. Walter is the founder of Cardinal Health, Inc., a company that provides products and services supporting the health care industry. Mr. Walter retired from Cardinal Health in June 2008. Prior to his retirement from Cardinal Health, he served as Executive Director from November 2007 to June 2008. From April 2006 to November 2007, he served as Executive Chairman of the Board of Cardinal Health. From 1979 to April 2006, he served as Chairman and Chief Executive Officer of Cardinal Health. Mr. Walter also serves as a director of American Express Company, Nordstrom, Inc. and Battelle Memorial Institute and is a member of The Business Council.

        If elected, we expect that all of the aforementioned nominees will serve as directors and hold office until the 2010 Annual Meeting of Shareholders and until their respective successors have been elected and qualified. Based on the recommendation of the Nominating and Governance Committee, all of the aforementioned nominees are standing for reelection.

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE FOR THE ELECTION OF THESE NOMINEES.

What if a nominee is unwilling or unable to serve?

        That is not expected to occur. If it does, proxies will be voted for a substitute nominated by the Board of Directors.

What vote is required to elect directors?

        A nominee will be elected as a director if the number of "FOR" votes exceeds the number of "AGAINST" votes.

        Our policy regarding the election of directors can be found in our Corporate Governance Principles at www.yum.com/governance/principles.asp and at page 11 under "What other Significant Board Practices does the Company have?—Majority Voting Policy."

ITEM 2: RATIFICATION OF INDEPENDENT AUDITORS
(Item 2 on the Proxy Card)

What am I voting on?

        A proposal to ratify the selection of KPMG LLP ("KPMG") as our independent auditors for fiscal year 2009. The Audit Committee of the Board of Directors has selected KPMG to audit our consolidated financial statements. During fiscal 2008, KPMG served as our independent auditors and also provided other audit-related and non-audit services.

Will a representative of KPMG be present at the meeting?

        Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

What vote is required to approve this proposal?

        Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. If the selection of KPMG is not ratified, the Audit Committee will reconsider the selection of independent auditors.

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR APPROVAL OF THIS PROPOSAL.

        What fees did we pay to KPMG for audit and other services for fiscal years 2008 and 2007?

        The following table presents fees for professional services rendered by KPMG for the audit of the Company's annual financial statements for 2008 and 2007, and fees billed for audit-related services, tax services and all other services rendered by KPMG for 2008 and 2007.

	2008	2007
Audit fees(1)	$5,200,000	$5,700,000
Audit-related fees(2)	900,000	300,000

Audit and audit-related fees	6,100,000	6,000,000
Tax fees(3)	500,000	600,000
All other fees	—	—

Total fees	$6,600,000	$6,600,000

(1)
Audit fees for 2008 and 2007 include fees for the audit of the annual consolidated financial statements, reviews of the interim condensed consolidated financial statements included in the Company's quarterly reports, audits of the effectiveness of the Company's internal controls over financial reporting, statutory audits and services rendered in connection with the Company's securities offerings.

(2)
Audit-related fees for 2008 and 2007 consisted principally of fees for audits of carved-out financial statements, audits of financial statements of certain employee benefit plans, agreed upon procedures related to certain state tax credits and other attestations. Audit related fees for 2008 also include $675,000 in fees that were reimbursed to the Company by a franchisee in connection with services performed related to an acquisition of Company restaurants by the franchisee.

(3)
Tax fees for 2008 and 2007 consisted principally of fees for international tax compliance and tax audit assistance.

        What is the Company's policy regarding the approval of audit and non-audit services?

        The Audit Committee has implemented a policy for the pre-approval of all audit and permitted non-audit services, including tax services, proposed to be provided to the Company by its independent auditors. Under the policy, the Audit Committee may approve engagements on a case-by-case basis or pre-approve engagements pursuant to the Audit Committee's pre-approval policy. The Audit Committee may delegate pre-approval authority to one of its independent members, and has currently delegated pre-approval authority up to certain amounts to its Chairperson.

        Pre-approvals for services have historically been granted at the March Audit Committee meeting each year. In considering pre-approvals, the Audit Committee reviews a description of the scope of services falling within pre-designated services and imposes specific budgetary guidelines. Pre-approvals of designated services are generally effective for the succeeding 12 months. Any incremental audit or permitted non-audit services which are expected to exceed the relevant budgetary guideline must be pre-approved.

        The Corporate Controller monitors services provided by the independent auditors and overall compliance with the pre-approval policy. The Corporate Controller reports periodically to the Audit Committee about the status of outstanding engagements, including actual services provided and associated fees, and must promptly report any non-compliance with the pre-approval policy to the Chairperson of the Audit Committee.

        The complete policy is available on the Company's Web site at www.yum.com/governance/media/gov_auditpolicy.pdf and at Exhibit C.

ITEM 3: A PROPOSAL TO APPROVE THE COMPANY'S
EXECUTIVE INCENTIVE COMPENSATION PLAN
(Item 3 on the Proxy Card)

        Introduction.    The Board of Directors recommends that shareholders approve the Yum! Brands, Inc. Executive Incentive Compensation Plan (the "Incentive Plan") as amended by the first amendment (the "First Amendment") and the second amendment (the "Second Amendment") thereto. The Incentive Plan was previously approved by shareholders on May 20, 2004. The First and Second Amendments were adopted by the Board of Directors on March 27, 2009. The First Amendment provides for recovery of certain overpayments of compensation if the excess payment was based on a level of achievement that was overstated, and the overstatement was the result of misconduct. The First Amendment makes other technical changes, and is not contingent on shareholder approval. The Second Amendment, which raises the annual payment limit from $6,000,000 to $10,000,000 for a participant, is subject to shareholder approval. If the Incentive Plan, as amended by the First and Second Amendments, is approved by shareholders, incentive payments made under the Plan for 2010 through 2014 will qualify as "performance-based compensation" that is exempt from the $1 million deduction limit (as described below) imposed by Section 162(m) of the Internal Revenue Code ("Code"). A summary of the material provisions of the Incentive Plan, as amended, is set forth below and is qualified in its entirety by reference to the Incentive Plan, as amended by the First and Second Amendments, set forth in Exhibit A hereto. If the Incentive Plan as amended by the First and Second Amendments is not so approved, incentive payments under the Incentive Plan will not qualify as "performance-based compensation" and the per participant annual payment limitation will remain at $6,000,000.

        Purpose.    The purpose of the Incentive Plan is to promote the interests of the Company and its shareholders by (i) motivating executives, by means of performance-related incentives, to achieve financial goals; (ii) attracting and retaining executives of outstanding ability; (iii) strengthening the Company's capability to develop, maintain and direct a competent executive staff; (iv) providing annual incentive compensation opportunities which are competitive with those of other major corporations; and (v) enabling executives to participate in the growth and financial success of the Company.

        Eligibility and Grant of Awards.    Under the Incentive Plan, the Committee (defined below) may grant cash incentives ("Awards") to those employees of the Company or its subsidiaries designated by the Committee who are Executive Officers or who otherwise are members of senior management of the Company ("Eligible Employees"). The recipient of an Award (a "Participant") will become entitled to a cash payment if certain performance goals (described below) for the Performance Period, as established by the Committee, are satisfied. For the Award, the amount of the cash payment is to be based on the extent to which the performance goals are achieved. At the time an Award is granted to a Participant, the Committee shall establish, with respect to the Award, (i) a target amount, expressed as a percentage of the Participant's base salary for such Performance Period; (ii) the performance goal(s) for the Performance Period with respect to the Award; (iii) the maximum payments to be made with respect to various levels of achievement of the performance goal(s) for the Performance Period; and (iv) whether the Award is intended to satisfy the requirements for performance-based compensation (as described below).

        Performance-Based Compensation.    A federal income tax deduction will generally be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. However, amounts that constitute "performance-based compensation" are not counted toward the $1 million limit. The Committee may designate any Award under the Plan as intended to be "performance-based compensation." Any Awards so designated shall be conditioned on the achievement of one or more performance goals, as require by Section 162(m). The performance goals that the Committee may establish with respect to the grant of any Award will be based on any one or more of the following Company, subsidiary, line of business, operating unit, division or franchise system performance measures: cash flow, earnings per share, return on operating assets, return on equity, operating profit, net income, revenue growth, shareholder return, system sales, gross margin management, market share improvement, market value added, restaurant development, customer satisfaction or economic value added. To satisfy the requirements that apply to performance-based compensation, these goals must be approved by the Company's shareholders, and approval of the Incentive Plan, as amended by the First and Second Amendments, will also constitute approval of the foregoing goals.

        Payments.    A Participant's eligibility for payment with respect to an Award for a Performance Period shall be determined by the Committee. Prior to the payment with respect to any Award designated as intended to satisfy the requirements for performance-based compensation, the Committee will certify the attainment of the performance goal(s) and any other material terms. The Committee may adjust Awards for individual performance on the basis of such quantitative and qualitative performance measures and evaluations as it deems appropriate. The Committee may make such adjustments as it deems appropriate in the case of any Participant whose position with the Company has changed during the applicable Performance Period. The Committee shall have the discretion to adjust performance goals and the methodology used to measure the determination of the degree of attainment of such goals; provided, however, that, to the extent required by the requirements applicable to performance-based compensation, any Award designated as intended to satisfy the requirements for performance-based compensation may not be adjusted to increase the value of such Award. Except as otherwise provided by the Committee, the Committee shall retain the discretion to adjust such Awards in a manner that does not increase such Awards. In no event will a Participant become eligible for payment for an Award for any calendar year in excess of $10,000,000.

        Withholding Taxes.    The Company shall have the right to deduct from all payments under the Incentive Plan any taxes required to be withheld with respect to such payments.

        Change in Control.    In the event of a change in control of the Company, as defined in the Yum! Brands, Inc. Long Term Incentive Plan, the Performance Period will be deemed to have concluded on the date of the change of control and each Participant will receive a pro rata amount (based on the number of days in such Performance Period elapsed through the date of the change of control) equal to the greater of the Participant's target amount or the amount the Participant would have earned for the Performance Period assuming continued achievement of the relevant performance goals at the rate achieved as of the date of the change of control.

        Return of Overpayments.    The Incentive Plan provides that if an amount paid is based on attainment of a level of objective performance goals that was overstated as a result of misconduct, with the result that the payment was larger than it should have been, the Committee may require that the excess be repaid to the Company.

        Administration.    The Incentive Plan is administered by a committee (the "Committee") selected by the Board and consisting solely of two or more non-employee members of the Board. The Committee will have the authority and discretion to select from among the Eligible Employees those persons who shall receive Awards, to determine the time or times of payment with respect to the Awards, to establish the terms, conditions, performance goals, restrictions, and other provisions of such Awards, and to cancel or suspend Awards. The Committee will have the authority and discretion to interpret the Incentive Plan, to establish, amend, and rescind any rules and regulations relating to the Incentive Plan, to determine the terms and provisions of any Award made pursuant to the Incentive Plan, and to make all other determinations that may be necessary or advisable for the administration of the Incentive Plan. Any interpretation of the Incentive Plan by the Committee and any decision made by it under the Incentive Plan is final and binding on all persons. The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Until action to the contrary is taken by the Committee, the Committee's authority with respect to matters concerning Participants below the

Executive Officer level is delegated to the Chief Executive Officer or the Chief People Officer of the Company.

        Amendment or Termination.    The Board may, at any time, amend or terminate the Incentive Plan, provided that no amendment or termination may, in the absence of consent to the change by the affected Participant, adversely affect the rights of any Participant or beneficiary under any Award granted under the Incentive Plan prior to the date such amendment is adopted by the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
YUM! BRANDS, INC. EXECUTIVE INCENTIVE COMPENSATION PLAN AS AMENDED THROUGH THE SECOND AMENDMENT
INCLUDING THE PERFORMANCE GOALS FOR THE PLAN.

What vote is required to approve this proposal?

        Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

ITEM 4: SHAREHOLDER PROPOSAL RELATING TO SHAREHOLDER RIGHTS PLAN
(Item 4 on the Proxy Card)

What am I voting on?

        The Trowel Trades S&P 500 Index Fund has advised us that they intend to present the following shareholder proposal at the Annual Meeting. We will furnish the addresses and the share ownership of the proponent upon request.

        RESOLVED, That the shareholders of YUM! Brands, Inc. (hereinafter "the Company") request that our Directors submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item at the earliest next shareholder election.

SUPPORTING STATEMENT

        The Company's Board of Directors adopted a shareholder rights plan, commonly known as a "poison pill", without shareholder approval. This plan is an anti-takeover device that can adversely affect shareholder value by discouraging takeovers that could be beneficial to shareholders.

        Poison pills, according to the book "Power and Accountability" by Nell Minow and Robert Monks: "amount to major de facto shifts of voting rights away from shareholders to management on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders."

        Thus it is no surprise that the Shareholder Bill of Rights adopted by the Council of Institutional Investors, whose members represent nearly $3 trillion in benefit fund assets, calls for poison pills to be approved by shareholders before they take effect.

        At a minimum, the shareholders of our Company should have the right to vote on the necessity of adopting such a powerful anti-takeover weapon. Therefore, your support for this proposal is respectfully sought.

MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

What is the Company's position regarding this proposal?

        Adoption of this proposal would require the Board of Directors to submit any shareholder rights plan to a shareholder vote at the earliest next shareholder meeting.

        Contrary to the shareholder supporting statement to their proposal, the company currently has no shareholder rights plan (or poison pill) in place and, while the Board may in the future determine it is in the best interest of shareholders and the Company to put a shareholder rights plan in place, the Board of Directors has no plans to adopt one. In fact, the Board took affirmative steps to eliminate the Company's poison pill in 2007 prior to its scheduled expiration date. The Board is required at all times to act in the best interests of shareholders, including in any decision to adopt, maintain, amend or terminate a poison pill. The Board believes that shareholder rights plans can be a useful tool in some circumstances to protect the best interest of its shareholders. At other companies, potential purchasers have made offers in the face of such plans but the existence of the plans allows boards to protect strategies for realizing long-term value and to maximize the value of the shareholders' investment by encouraging potential purchasers to negotiate directly with the board. The Board, therefore, believes it is important to maintain flexibility to adopt plans with terms appropriate to a variety of circumstances.

Why does the Company oppose this proposal?

        The Board does not believe that requiring shareholder approval of a shareholder rights plan would enhance value for shareholders. Such a requirement would limit the Board's flexibility in responding to a takeover attempt which is not in the best interests of shareholders. In short, in the dynamic and highly variable circumstances in which the Board might need to consider an acquisition transaction, the proposals would impose limitations that could have consequences adverse to shareholders' interests. Accordingly, the Board recommends a vote against this proposal.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.

What vote is required to approve this proposal?

        Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

ITEM 5: SHAREHOLDER PROPOSAL
RELATING TO AN ADVISORY SHAREHOLDER VOTE TO RATIFY EXECUTIVE COMPENSATION
(Item 5 on the Proxy Card)

What am I voting on?

        Home Missioners of America has advised us that they intend to present the following shareholder proposal at the Annual Meeting. We will furnish the address and share ownership of the proponent upon request.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        RESOLVED, that shareholders of YUM! Brands request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers ("NEOs") set forth in the proxy statement's Summary Compensation Table (the "SCT") and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

        Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance. In 2008, shareholders filed close to 100 "Say on Pay" resolutions. Votes on these resolutions have averaged 43% in favor, including 41.7% at YUM! Brands, with ten votes over 50%, demonstrating strong shareholder support for this reform.

        An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management useful information about shareholder views on the company's senior executive compensation.

        In its 2008 proxy Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, "An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package."

        To date eight other companies have also agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data. TIAA-CREF, the country's largest pension fund, has successfully utilized the Advisory Vote twice.

        Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: "RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability."

        The Council of Institutional Investors endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-l margin. As presidential candidates, Senators Obama and McCain supported the Advisory Vote.

        We believe that existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the "directors' remuneration report," which discloses executive compensation. Such a vote isn't binding, but gives shareholders a clear voice that could help shape senior executive compensation.

        We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

        We urge our board to allow shareholders to express their opinion about senior executive compensation through an Advisory Vote.

MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

What is the Company's position regarding this proposal?

        This proposal seeks to solicit a non-binding vote from shareholders regarding the compensation provided to the executives named in the Company's Summary Compensation Table. For the reasons explained below, the Board of Directors does not believe the proposal is in the best interest of YUM or our shareholders.

Why does the Company oppose this proposal?

        The Board of Directors reached its decision to oppose this proposal after careful consideration of the Compensation Committee's in-depth study of the pros and cons of adopting the advisory vote, which was completed in early 2008, and after discussing this issue with a number of our largest shareholders. As further explained below, our primary reasons for opposing the proposal include:

  •
  We believe shareholders play an important role in corporate governance through the election of directors, but direct engagement and dialogue is more effective than a "yes" or "no" vote with respect to executive compensation;

  •
  We do not believe that reducing the complex decisions that go into designing and administering a successful compensation program to a "yes" or "no" vote is an effective or efficient way to obtain shareholder input;

  •
  We believe that YUM's executive pay program has driven strong company performance and shareholder returns, and it would not benefit YUM or our shareholders to alter this successful program; and

  •
  We believe that implementing an advisory vote at YUM while not implementing the same vote at YUM's competitors and peers would put YUM at a competitive disadvantage in attracting and retaining executive talent, thereby negatively affecting YUM's performance and our shareholders.

        Although our Articles of Incorporation grant exclusive authority to fix executive compensation to the Board of Directors, the Board believes that both transparency and shareholder input on the subject are important. In fact, in each of the past two years we have reached out to a number of our largest shareholders to understand their perspective on this issue. We will continue to closely monitor developments on this issue and discuss the advisory vote with our large shareholders and other shareholders who wish to engage us. While we believe that this direct engagement has further enhanced communication with our shareholders, YUM has always maintained an open door policy. We encourage shareholders to express their opinions on all matters of interest to them, including executive compensation, by contacting members of the Board, including members of the Compensation Committee, as described on page 10 regarding "How do shareholders communicate with the Board?" This direct engagement allows shareholders to clearly and specifically share their opinions on our executive compensation program directly with us. A simple "yes" or "no" vote on compensation does not provide that level of communication or understanding. This is especially true in the event of a "no" vote on compensation since the vote alone will not provide any insight into what specific items shareholders are voting against (or why they voted against it). We believe that our current process of direct engagement already allows an avenue for discussion of specific concerns regarding compensation. A retrospective advisory vote would not improve or significantly alter that process of direct engagement.

        Our Compensation Committee, which is comprised entirely of independent, non-employee directors, is responsible for designing and administering our executive compensation program. Decisions on how best to carry out these responsibilities are influenced by economic and industry conditions, current and future strategic goals, accounting requirements and tax laws, evolving governance trends, as well as the practices of our peers and competitors. Reducing a series of complicated decisions by independent directors who are intimately familiar with all relevant factors to a single, after-the-fact, "yes" or "no" advisory vote is not an effective or efficient method to obtain shareholder input.

        As further discussed in our "Compensation Discussion and Analysis," our Compensation Committee's goal is to use our compensation program to attract, reward and retain the talented leaders necessary to enable our Company to succeed in the highly competitive market for talent, while maximizing shareholder returns. Our management team, which has been attracted, rewarded and retained through our compensation program, has been a key driver in YUM's strong performance over both the short and long-term. For example, as shown in the table below, YUM's investor total return compares favorably against the S&P 500 Index, a group of nondurable consumer products companies that are used in setting benchmarks for our CEO's compensation (as further described on page 49), as well as a select group of global growth companies including Colgate-Palmolive Company, Kellogg Company, McDonald's Corporation, PepsiCo, Inc., Starbucks Corporation, The Coca-Cola Company and The Procter & Gamble Company, over one, five and ten years.

Investor Total Return(1) Comparison (as of 12/31/08)

	1 Year	5 Year	10 Year
YUM! Brands, Inc.	-16%	14%	10%

S&P 500 Index	-37%	-2%	-1%

Nondurable Consumer Products Group(2)	-28%	-3%	1%

Global Consumer Group(3)	-19%	5%	4%

(1)
Compound annual growth rate of stock price adjusted for stock splits and dividends. For the "Nondurable Consumer Products Group" and "Global Consumer Group," the total investor return was calculated by taking the average of the total investor returns for all of the individual companies included in the respective group.

(2)
Includes only the publicly-traded companies included in the nondurable consumer products group discussed on page 49. The group includes AutoNation, Inc., AutoZone, Inc., Avon Products, Inc., Blockbuster Inc., The Coca-Cola Company, Colgate-Palmolive Company, CVS Caremark Corporation, Darden Restaurants, Inc., The Gap, Inc., General Mills, Inc., J.C. Penney Company, Inc., Kellogg Company, Kimberly-Clark Corporation, Kohl's Corporation, Limited Brands, Lowe's Companies, Inc., Macy's, Inc., Marriott International, Inc., McDonald's Corporation, Office Depot, OfficeMax Incorporated, PepsiCo, Inc., Staples, Inc. and Walgreen Co.

(3)
Includes Colgate-Palmolive Company, Kellogg Company, McDonald's Corporation, PepsiCo, Inc., Starbucks Corporation, The Coca-Cola Company and The Procter & Gamble Company.

        In other words, we believe our compensation program has played an important role in driving strong shareholder returns. We do not believe it would benefit YUM or our shareholders to alter this successful program at this time. We will, however, always seek the ideas and input of our shareholders on this important matter.

        Above all, the Board, as fiduciaries for the shareholders, believes that an advisory vote on executive compensation is simply not in the best interests of YUM's shareholders. The Board is not aware of any competitor who has adopted the advisory vote, and we understand that similar proposals were defeated at the vast majority of companies where they were proposed last year. Implementing an advisory vote at YUM—but not at our competitors—could create the impression among our executives that their compensation opportunities could be limited or negatively affected, while those opportunities would not be so limited at our competitors. Thus, the advisory vote could put us at a competitive disadvantage in attracting and retaining executive talent, and that would ultimately harm our business and negatively affect our shareholders. Until a consensus has been formed on the advisory vote or federal legislation relating to the topic is enacted, implementation of this proposal is premature and potentially harmful as the advisory vote on executive compensation would not be applied uniformly.

        We also note that a similar proposal was submitted at our last two Annual Meetings. We opposed the proposal each year, and a significant majority of shareholders voted against the proposal both times.

        After careful consideration of the proposal, studying the pros and cons of the advisory vote and discussions with shareholders, the Board of Directors does not believe the proposal would be in the best interest of YUM or our shareholders.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.

What vote is required to approve this proposal?

        Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

ITEM 6: SHAREHOLDER PROPOSAL
RELATING TO FOOD SUPPLY CHAIN SECURITY AND SUSTAINABILITY
(Item 6 on the Proxy Card)

What am I voting on?

        The Sisters of Charity, the General Board of Pension and Health Benefits of United Methodist Church, the MMA Praxis Growth Index Fund and the Sisters of St. Francis of Philadelphia have advised us that they intend to present the following shareholder proposal at the Annual Meeting. We will furnish the addresses and the share ownership of the proponents upon request.

FOOD SUPPLY CHAIN
SECURITY and SUSTAINABILITY

WHEREAS:

        Nearly two-thirds of corporate executives worldwide surveyed by McKinsey & Company said "their companies face a rising level of risk to their ability to supply customers with goods and services cost effectively." Yet, the survey found

  [f]ew executives are confident that their companies can manage these risks successfully and businesses are making surprisingly little use of some well-known analytical tools and simple best practices that could help.

The McKinsey Quarterly 2007 Number 1, pages 10-12.

        The global food production system faces numerous challenges:

  •
  Severe droughts and increasing water scarcity in key agricultural regions linked to global warming;

  •
  Rising prices for oil and petroleum-based agricultural inputs; and

  •
  Competing use of food crops for bio-fuels.

        Several dramatic events have undermined consumer confidence by highlighting weaknesses in the food safety system:

  •
  Closure of Topps Meat Co., the largest U.S. manufacturer of frozen hamburger, following recall of 21.7 million pounds of hamburger contaminated with e-coli.

  •
  Nationwide recall of spinach from California, which produces 74% of the U.S. spinach crop, due to e-coli contamination.

  •
  Contamination of the long-grain rice supply in the southern United States with genetically engineered rice not approved for human consumption, leading Japan to ban imports of U.S. long grain rice and the EU to require testing of all U.S. rice shipments.

  •
  Sale of poisoned pet food, tainted seafood and other products from China containing toxic ingredients

        According to a Consumer Reports survey, 92% of Americans want to know the country of origin for their food. http://greenerchoices.org/products.efm?product=crfood&pcat=food

        Pesticide residues on imported fruits and vegetables, which account for about one-third of U.S. consumption of these products, are "major and growing" contributors to dietary risk. While U.S. farmers have adopted lower-risk use patterns, growers outside the U.S. continue using older, higher-risk pesticides. Impacts of the Food Quality Protection Act on Children's Exposures to Pesticides, pages 10-11 (2006). http://www.organiccenter.org/reportfiles/7452_ Landrigan _AAAS%20Paper.pdf

        The UN Food and Agriculture Organization (FAO) warned that increasing industrialization of pig and poultry production "could lead to a higher risk of disease transmission from animals to humans." The large quantities of animal waste contain many pathogens and the movement of the animals in international trade increases the likelihood pathogen transfers. The FAO cited the "recent emergence of contagious human diseases from animals" such as Nipah in 1999, SAKS in 2002 and the current epidemic of Highly Pathogenic Avian Influenza (HPAI). Industrial Livestock Production and Global Health Risks (June 2007). http://www.fao.org/ag/againfo/projects/en/pplpi/docarc/rep-hpa i_industrialisationrisks.pdf

        RESOLVED: Shareholders request that the Board of Directors report to shareholders by December, 2009 on measures taken to ensure the long-term sustainability and security of our company's product supply chain, including:

  •
  Strategies to significantly reduce waste, energy and water use throughout the supply chain;

  •
  Resource conservation programs and pollution prevention measures for the full product life-cycle;

  •
  Labeling products for country of origin and presence of genetically modified ingredients; and

  •
  Safety testing and systems to ensure identity preservation and traceability "from farm to fork."

MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

What is the Company's position regarding the sustainability proposal?

        YUM is fully committed to ensuring that all of our facilities and supply chains, whether in the U.S. or any other country, are operated legally, ethically and responsibly and in a manner that benefits the communities in which they are located. Our Worldwide Code of Conduct, summarized on our Web site, under the "Governance" section, guides our activities around the world. You can download a copy of our Worldwide Code of Conduct at www.yum.com/governance/conduct.asp. It commits us to act as an environmentally responsible corporate citizen, to provide a safe and healthy work environment, and to seek methods that are both socially responsible and economically sound.

        We are proud of our recent accomplishments in this area. For example, in 2006 we established a dedicated Corporate Social Responsibility role with the goal of reviewing and assessing our global impacts in social, environmental and economic areas and developing strategies and initiatives in response. We also issued our first global Corporate Responsibility report in 2008 addressing areas of achievement and opportunity relating to social, environmental and economic impacts. You can download a copy of our Corporate Responsibility report at www.yum.com/responsibility/pdf/yum08csrrpt.pdf. In 2006, YUM also formed an Environmental Leadership Council whose goal is to identify, design, test and deploy programs that drive measurable sustainability advances. Some of the aspects of our business that this committee is addressing include: building materials and design, energy conservation, energy procurement, waste, packaging and education. With respect to energy conservation, our U.S. company-owned restaurants have significantly reduced energy use since 2005, and are well on their way to achieving a stated goal of 12% reduction in energy use from 2007 levels by 2010. Our entire system of restaurants is also in the process of implementing equipment and behavior changes and retrofits that address environmental impact, including energy and water use, recycling of cardboard and paper products, recycling of spent grease from fryers, use of energy efficient equipment and better energy management systems.

        We recognize that our decentralized business model, with predominantly franchised restaurants in over 110 countries and territories as well as manufacturing and processing plants in even more countries, will require a customized approach to addressing supply chain opportunities in our international markets.

We seek to build a globally consistent and rigorous program that will reflect our rapid international growth, with a keen eye to emerging markets. We work collaboratively with our suppliers, business partners and local stakeholders to ensure that we adapt our business and social requirements to local markets.

        With respect to our suppliers, they are required to comply with the laws and regulations of the countries and localities in which they operate. To encourage compliance with all legal requirements and ethical business practices, YUM has established a supplier code of conduct summarized on our web site at www.yum.com/responsibility/supply_chain.asp. Suppliers are expected to conduct audits and inspections to ensure compliance with YUM's Supplier Code of Conduct and applicable laws and regulations. Failure to observe the Code of Conduct may subject the supplier to disciplinary action, which could include termination of the supplier relationship.

        With respect to safety testing, we require our suppliers to be able to trace products and ingredients within their supply chain. We currently conduct testing and evaluation of suppliers and their products and pride ourselves on our stringent qualification system. And since 2007, we have grown our active leadership role in helping to minimize the chances that our produce could be contaminated through:

  •
  field inspections of our produce suppliers that focus on water testing for E. coli;

  •
  pre-planting inspections to help ensure that only low-risk fields are used;

  •
  pre-harvest testing for E. coli and Salmonella pathogens of produce, including iceberg lettuce, cilantro, romaine lettuce, cabbage and tomatoes;

  •
  collaboration with the U.S. Centers for Disease Control and Prevention and the U.S. Food and Drug Administration to proactively share information on the issue;

  •
  training programs to certify supplier staff and third-party auditors on criteria for pre-planting and pre-harvesting risk assessments;

  •
  sponsorship of summits with key growers, suppliers and users to gain alignment on produce safety; and

  •
  multiple joint-produce safety meetings on testing and best practices with industry leaders, including other major quickservice restaurants, retailers and distributors.

With respect to labeling for the presence of genetically modified organisms (GMOs), we follow all government regulations wherever we operate. In North America, GMOs are generally accepted, whereas in Europe, consumers are more resistant to GMOs. Where resistance to GMOs exists, our subsidiary, Yum! Restaurants International, requires all of its suppliers to provide non-GMO ingredients. For example:

  •
  In the U.K., the Netherlands, Germany and Australia, we do not source from suppliers who use GMOs or growth hormones in chicken.

  •
  In China, we follow Chinese regulations regarding GMO ingredients and require statements from suppliers regarding their GMO content.

  •
  In South Africa, no GMOs or growth hormones are used by any of our suppliers.

        We do not believe that labeling the country of origin of our products is a necessary method of reducing risk.

Why does the Company oppose this proposal?

        We work hard to be a good corporate citizen and promote social, environmental and economic issues. We have been, and will continue to be, committed to upholding and abiding by all laws and regulations that govern our operations, wherever we operate. We are equally committed to ensuring that our suppliers abide by all laws and regulations and established industry practice that govern their business, wherever they operate, and we have developed the resources, through the purchasing cooperative of which we are a member in the U.S., to independently evaluate supplier conduct. If it is brought to our attention that any supplier of YUM is in repeated violation of any employment law or regulation governing their business, and corrective action is not taken, we would terminate our approval of this supplier. Moreover, we will continue our commitment to protecting the environment and enhancing the quality of life in the communities in which we operate.

        We believe that creating the report required by the proposal would not be productive because our own business interests require that our food chain be both safe and sustainable, and we have available the expertise to make those determinations internally. We are working to leverage these resources and improve in the areas discussed above. In addition, many of these issues were recently discussed and addressed in detail in our global Corporate Responsibility Report. In sum, the proposed sustainability report and review is unnecessary and would not result in any additional benefit to our shareholders or employees. The proposed report would be costly and time-intensive, and is duplicative of many of our existing initiatives, policies and efforts.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.

What vote is required to approve this proposal?

        Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

ITEM 7: SHAREHOLDER PROPOSAL RELATING TO HEALTHCARE REFORM PRINCIPLES
(Item 7 on the Proxy Card)

What am I voting on?

        The Nathan Cummings Foundation has advised us that they intend to present the following shareholder proposal at the Annual Meeting. We will furnish the address and share ownership of the proponent upon request.

        RESOLVED: shareholders urge the Board of Directors to adopt principles for comprehensive health care reform, such as those based upon principles reported by the Institute of Medicine:

  1.
  Health care coverage should be universal.

  2.
  Health care coverage should be continuous.

  3.
  Health care coverage should be affordable to individuals and families.

  4.
  The health insurance strategy should be affordable and sustainable for society.

  5.
  Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable.

Polls (NBC News/Wall Street Journal, USA Today/Gallup and The New York Times/CBS News) consistently show that access to affordable, comprehensive health care insurance is one of the most significant social policy issues in America.

        Many national organizations have made health care reform a priority. In 2007, representing "a stark departure from past practice," the American Cancer Society redirected its entire $15 million advertising budget "to the consequences of inadequate health coverage" in the United States (New York Times, 8/31/07).

        John Castellani, president of the Business Roundtable, which represents more than 150 of the country's largest companies, states that 52% of the Business Roundtable's members say health costs represent their biggest economic challenge. "The cost of health care has put a tremendous weight on the U.S. economy," according to Castellani, "The current situation is not sustainable in a global, competitive workplace." (BusinessWeek, July 3, 2007)

        The National Coalition on Health Care, whose members include 75 of the United States' largest publicly-held companies, institutional investors and labor unions, has created principles for health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

        Annual surcharges as high as $1,160 for the uninsured are added to the total cost of each employee's health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Consequently, we believe that the 45.7 million Americans without health insurance result in higher costs for Yum! Brands and other U.S. companies providing health insurance to their employees.

        In our view, increasing health care costs have focused growing public awareness and media coverage on the plight of active and retired workers struggling to pay for medical care. Increasing health care costs lead companies to shift costs to employees. This can reduce employee productivity, health and morale. We also believe rising health care costs borne by the company have an adverse affect on shareholder value.

Supporting Statement

        The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued its principles for reforming health insurance coverage in Insuring America's Health: Principles and

Recommendations (2004). We believe principles for health care reform, such as the IOM's, are essential if public confidence in our company's commitment to its employees' health care coverage is to be maintained. We ask shareholders to support this resolution.

MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

What is the Company's position regarding this proposal?

        Health care reform is an important, but complex, public policy issue that requires thoughtful discussion and public debate. We know this firsthand because we provide health care coverage to thousands of employees and their families. Their health and well-being is critically important to us. The Company also understands that employee health has a direct correlation to productivity and that providing health insurance enhances our ability to attract and retain employees. As a result, we are constantly looking for ways to improve the quality and cost-effectiveness of Company-sponsored health care coverage and to encourage healthy lifestyles for our employees.

Why does the Company oppose this proposal?

        Health care reform on a national scale, however, will require action by the U.S. Congress and the President, and input from both ordinary citizens and experts in health care and health insurance will be critical to that debate. While we acknowledge the importance of this issue, the Board does not believe that national health care reform should be addressed through the Company's annual meeting process. Nor does the Board believe that our adoption of the broad and vague principles of one organization will contribute constructively to the public dialogue, will provide better health care solutions for our employees or will benefit our shareholders.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.

What vote is required to approve this proposal?

        Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

ITEM 8: SHAREHOLDER PROPOSAL RELATING TO ANIMAL WELFARE
(Item 8 on the Proxy Card)

What am I voting on?

        People for the Ethical Treatment of Animals has advised us that they intend to present the following shareholder proposal at the Annual Meeting. We will furnish the address and share ownership of the proponent upon request.

2009 Yum! Brands Shareholder Proposal on Animal Welfare

        RESOLVED that shareholders encourage the Board to implement the March 2005 recommendations made by former members of KFC's animal welfare council.

Supporting Statement

        As the following examples illustrate, there is a clear gap between KFC's animal welfare claims and the way that birds killed for its restaurants are abused:

  •
  Years after KFC made assurances that its suppliers treat animals humanely, it was documented that workers at a KFC "Supplier of the Year" slaughterhouse were tearing live birds' heads off, spitting tobacco in their eyes, slamming them against walls, and spray-painting their faces. In 2007, birds at another "Supplier of the Year" slaughterhouse were found being impaled by broken equipment and scalded and crushed to death.

  •
  Every KFC supplier in the U.S. kills birds by dumping and shackling them while they are still alive, paralyzing them with an electrically charged water bath, slitting their throats while they're still conscious, and removing their feathers in tanks of scalding-hot water.

  •
  Birds suffer throughout this process; their wings and legs are broken, workers regularly abuse them, and many are scalded to death (the U.S. Department of Agriculture reported that 3.7 million birds were scalded to death in one year alone).

  •
  Five members of KFC's touted animal welfare council have resigned in frustration. One former member, Adele Douglass, told the Chicago Tribune that KFC "never had any meetings" and that she felt that she "was being used." Another, Dr. Ian Duncan, told the Guelph Mercury that he suspected that "upper management didn't really think that animal welfare was important."

PETA would end its campaign, which shareholders can learn more about at www.KentuckyFriedCruelty.com, if KFC adopted the March 11, 2005 recommendations made by its own former animal welfare advisors regarding the breeding, gathering, and slaughtering of birds:

  •
  Adopting these recommendations would harmonize KFC's claims with its actions and result in numerous economic benefits, including improved product quality and shelf life and reduced carcass contamination.

  •
  The longer that KFC refuses to eliminate the very worst abuses that its birds suffer, the more that its brand image will become associated with cruelty to animals. More than 13,000 protests have occurred at KFC restaurants worldwide since January 2003, and notable figures like Sir Paul McCartney, The Rev. Al Sharpton, Pamela Anderson, and His Holiness the Dalai Lama have publicly encouraged people to boycott KFC.

Accordingly, shareholders are encouraged to vote in favor of this proposal.

 MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

What is the Company's position regarding this proposal?

        YUM, as a major purchaser of food products, has the opportunity and responsibility to influence the way animals supplied to us are treated. We take that responsibility very seriously, and we are monitoring our suppliers on an ongoing basis to determine whether our suppliers are using humane procedures for caring for and handling animals they supply to us. As a consequence, it is our goal to deal only with suppliers who promise to maintain our standards and share our commitment to animal welfare.

        We have a track record of leadership in animal welfare. For example, we have developed the YUM! Brands Animal Welfare Guiding Principles and have expanded the KFC Animal Welfare Advisory Council to provide leadership in the animal welfare area and in our commitment to animal welfare.

        To help ensure that our suppliers meet our animal welfare objectives, we adopted the YUM! Brands Animal Welfare Guiding Principles and the KFC Poultry Welfare Guidelines (collectively the "Guiding Principles"). The Guiding Principles express our goal to deal with suppliers that are committed to the raising, transportation and slaughter of poultry in a manner that is free of cruelty, abuse and neglect.

        The Guiding Principles are applicable to all YUM poultry suppliers across the United States (these are the same suppliers that supply poultry to our competitors). We are also looking into how these principles can be applied internationally.

        As stated in the Guiding Principles, the Company, together with the KFC Animal Welfare Advisory Council, works with its suppliers to develop systems to monitor and assess the effectiveness of suppliers' poultry handling practices. The KFC Animal Welfare Advisory Council consists of experts in poultry physiology, poultry genetics, animal behavior and veterinarians. In 2008, the KFC Animal Welfare Advisory Council met to review and discuss the current status of Controlled Atmosphere Stunning technology, concluding that, while the method does offer some promise, it results in no net improvement in animal welfare. The KFC Animal Welfare Advisory Council has also considered the development of an alternative stun technology and contributed to defining the necessary steps to fully vet that technology's benefits and feasibility. The KFC Animal Welfare Advisory Committee requested a series of nine scientific reviews of broiler welfare audit points and policy by the experts of the American Association of Avian Pathologists to provide additional guidance. The results of those reviews have been incorporated to enhance and update our audit process. The Company also continues to work with the Professional Animal Auditor Certification Organization, Inc. ("PAACO") to improve certification training and guidelines and includes a Foundation PAACO certified auditor on staff. It should also be noted that we operate in over 100 countries and territories, and we comply with all national, state and local laws and regulations regarding the handling of poultry in those countries.

Why does the Company oppose the proposal?

        Our commitment, leadership and results are well established and recognized within the industry. We work hard to be a good corporate citizen and are strong advocates of good animal handling practices. Our policies are designed to help to achieve humane treatment of animals. We have been, and will continue to be, committed to upholding and abiding by the principles we have set. We monitor our suppliers for compliance and have expanded our monitoring efforts through plant and farm level audits. More information regarding our animal welfare program can be found on our Web site at www.yum.com/responsibility/animalwelfare.asp or www.kfc.com/about/animalwelfare.asp. We believe that the proposed animal welfare report and review is unnecessary and would not result in any additional benefit to our shareholders or employees. In fact, much of what is alleged in the supporting statement to the shareholder proposal is either inaccurate or significantly outdated.

        A similar proposal was submitted at our last Annual Meeting. We opposed the proposal last year, and shareholders overwhelmingly rejected the proposal.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.

What vote is required to approve this proposal?

        Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

STOCK OWNERSHIP INFORMATION

Who are our largest shareholders?

        This table shows ownership information for each YUM shareholder known by our management to be the owner of 5% or more of YUM common stock. This information is presented as of December 31, 2008, and is based on stock ownership reports on Schedule 13G filed by each of these shareholders with the SEC and provided to us.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Southeastern Asset Management, Inc	31,824,166	(1)	6.9%
6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119
Marsico Capital Management, LLC	23,906,626	(2)	5.2%
1200 17th Street, Suite 1600 Denver, Colorado 80202
State Street Bank and Trust Company	23,245,601	(3)	5.0%
State Street Financial Center One Lincoln Street Boston, MA 02111

(1)
The filing indicates sole voting power for 13,217,786 shares, shared voting power for 16,280,056 shares, no voting power for 2,326,324 shares, sole dispositive power for 15,518,110 shares, shared dispositive power for 16,280,056 shares and no dispositive power for 26,000 shares.

(2)
The filing indicates sole voting power for 19,924,162 shares, shared voting power for no shares, sole dispositive power for 23,906,626 shares, and shared dispositive power for no shares.

(3)
The filing indicates sole voting power for 17,914,953 shares, shared voting power for no shares, sole dispositive power for no shares and shared dispositive power for 23,245,601 shares.

How much YUM common stock is owned by our directors, director nominees and executive officers?

        This table shows the beneficial ownership of YUM common stock as of December 31, 2008 by

  •
  each of our nominees for election as directors,

  •
  each of the executive officers named in the Summary Compensation Table on page 59, and

  •
  all directors, director nominees and executive officers as a group.

        Unless we note otherwise, each of the following persons and their family members has sole voting and investment power with respect to the shares of common stock beneficially owned by him or her. None of the persons in this table hold in excess of one percent of the outstanding YUM common stock, except for Mr. Novak who beneficially owns approximately 1.4% Directors, director nominees and executive officers as a group beneficially own approximately 3.0%. Our internal stock ownership guidelines call for the Chairman to own 336,000 shares of YUM common stock or stock equivalents. Guidelines for our other named executive officers call for them to own 50,000 shares of YUM common stock or stock equivalents within five years following their appointment to their current position. Other executive officers are required to own 24,000 shares or share equivalents.

        The table shows the number of shares of common stock and common stock equivalents beneficially owned as of December 31, 2008. Included are shares that could have been acquired within 60 days of December 31, 2008 through the exercise of stock options, stock appreciation rights or distributions from the Company's deferred compensation plans, together with additional underlying stock units as described in footnote 4 to the table. Under SEC rules, beneficial ownership includes any shares as to which the individual has either sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

	Beneficial Ownership
Name	Number of Shares Beneficially Owned(1)		Options/SAR's Exercisable Within 60 Days(2)	Deferral Plans Stock Units(3)	Total Beneficial Ownership	Additional Underlying Stock Units(4)	Total
David C. Novak	82,372		5,328,541	1,171,302	6,582,215	966,933	7,549,148
David W. Dorman	28,869		10,797	0	39,666	5,255	44,921
Massimo Ferragamo	38,028		31,655	39,409	109,092	20,700	129,792
J. David Grissom	80,642	(5)	15,791	2,055	98,488	0	98,488
Bonnie G. Hill	0		15,497	10,100	25,597	10,350	35,947
Robert Holland, Jr.	51,725		31,655	12,168	95,548	6,088	101,636
Kenneth G. Langone	650,000	(6)	321	8,096	658,417	20,700	679,117
Jonathan Linen	14,438		10,797	0	25,235	18,087	43,322
Thomas C. Nelson	0		1,446	0	1,446	17,941	19,387
Thomas M. Ryan	19,755		19,735	1,712	41,202	32,203	73,405
Jackie Trujillo	24,357		26,743	4,145	55,245	42,694	97,939
Robert D. Walter	51,632		81	0	51,713	5,393	57,106
Richard T. Carucci	10,588	(7)	542,874	6,600	560,062	106,201	666,263
Jing-Shyh S. Su	185,404		1,210,942	0	1,396,346	104,954	1,501,300
Graham D. Allan	179,030	(8)	1,041,699	77,513	1,298,242	77,671	1,375,913
Greg Creed	4,874		155,995	0	160,869	66,172	227,041
All Directors, Director Nominees and Executive Officers as a Group (23 persons)	1,506,317		10,817,757	1,469,931	13,794,005	2,006,805	15,800,810

(1)
Shares owned outright. These amounts include the following shares held pursuant to YUM's 401(k) Plan which will be subject to the voting direction of each named person at the Annual Meeting:

•
Mr. Novak, 29,918 shares

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all directors, director nominees and executive officers as a group, 31,482 shares

(2)
The amounts shown include beneficial ownership of shares that may be acquired within 60 days pursuant to stock options and stock appreciation rights awarded under our employee or director incentive compensation plans. For stock options, we report shares equal to the number of options exercisable within 60 days. For SARs we report the shares that would be delivered upon exercise (which is equal to the number SARs multiplied by the difference between the fair market value of our common stock at year-end and the exercise price divided by the fair market value of the stock).

(3)
These amounts reflect units denominated as common stock equivalents held in deferred compensation accounts for each of the named persons under our Directors Deferred Compensation Plan or our Executive Income Deferral Program. Amounts payable under these plans to the named executive officers and other executive officers will be paid in shares of YUM common stock at termination of employment or within 60 days if the executive so elected or in the case of a non-employee director, when the non-employee director leaves the Board.

(4)
Amounts include units denominated as common stock equivalents held in deferred compensation accounts which become payable in shares of YUM common stock at a time (a) other than at termination of employment or (b) after March 1, 2009. For Mr. Novak, amounts also include restricted stock units awarded in 2008.

(5)
This amount includes 26,000 shares held in IRA accounts.

(6)
This amount includes 600,004 shares held in a margin account.

(7)
This amount includes 6,000 shares held in a trust.

(8)
179,026 of Mr. Allan's shares are pledged.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of the outstanding shares of YUM common stock to file with the SEC reports of their ownership and changes in their ownership of YUM common stock. Directors, executive officers and greater-than-ten percent shareholders are also required to furnish YUM with copies of all ownership reports they file with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to YUM and representations that no other reports were required, all of our directors and executive officers complied with all Section 16(a) filing requirements during fiscal 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        YUM delivered strong performance in a challenging consumer environment in 2008. Our 2008 results again exceeded our annual target of at least 10% EPS growth and represent our seventh straight year of at least 13% growth. In 2008 we also delivered strong results on the three key measures that drive long-term shareholder value. First, we delivered worldwide system same-store-sales growth of 3%, which marks our 8th straight year of worldwide system same-store-sales growth. Second, we opened a record 1,495 units internationally, remaining the leading developer of new units outside the U.S. Third, we reinforced our position as an industry leader in return on invested capital by increasing our return on invested capital to 20%.

        As in past years, the compensation of our executives reflects the Company's performance. We designed our executive compensation program to attract, reward and retain the talented leaders necessary to enable our Company to succeed in the highly competitive market for talent, while maximizing shareholder returns. We believe that our management team, which has been attracted, rewarded and retained through our compensation program, has been a key driver in YUM's strong performance over both the long and short term.

        In this Compensation Discussion & Analysis, we discuss our executive compensation program and how it worked in 2008. Among other topics, we address the following:

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  The philosophy underlying our executive compensation program (page 40)

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  The objectives of our executive compensation program (page 40)

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  An overview of the key elements of our executive compensation program (page 40)

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  The process the compensation committee uses to set and review executive compensation (page 41)

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  The alignment of our executive compensation with the Company's business and financial performance (page 41)

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  The allocation between fixed and variable compensation (page 41)

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  The role of our independent compensation consultant (page 41)

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  The role of comparative compensation data and how we select the companies that are used to generate the comparative data (page 42)

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  Team performance measures, which are used in the calculation of the annual bonus (page 45)

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  Individual performance measures, which are also used in the calculation of the annual bonus (page 47)

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  Our CEO's compensation (page 49)

  •
  Our stock ownership guidelines (page 54)

Our Named Executive Officers (NEOs) for 2008:

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  David C. Novak, Chairman, Chief Executive Officer and President

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  Richard T. Carucci, Chief Financial Officer

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  Jing-Shyh S. Su, President—China Division and Vice Chairman

  •
  Graham D. Allan, President—Yum Restaurants International Division

  •
  Greg Creed, President and Chief Concept Officer—Taco Bell Division U.S.

YUM's Compensation Philosophy

        YUM's compensation philosophy is reviewed annually by the Compensation Committee of the Board ("the Committee").

        Our philosophy is to:

  •
  reward performance and avoid entitlement

  •
  pay our restaurant general managers and executives like owners

  •
  design pay programs at all levels that align team and individual performance, customer satisfaction and shareholder return

  •
  emphasize long-term incentive compensation

  •
  require executives to personally invest in Company stock

Objectives of YUM's Compensation Program

        The objectives of our executive compensation program are to:

  •
  attract and retain highly qualified employees through competitive compensation and benefit programs

  •
  reward our employees for personal contributions that grow the business

  •
  maximize shareholder returns

Key Elements of Compensation

        The following table lists the key elements that generally comprise our 2008 executive compensation.

Element	Purpose	Form
Base Salary	Provide compensation for performance of primary roles and responsibilities	Cash
Performance-based annual incentive compensation	Provide incentive to drive company performance with payout based on achievement of YUM's short-term goals and other strategic objectives	Cash
Long-term incentive compensation
	Motivate our executives to help us achieve our long-range performance goals that will enhance our value and, as a result, enhance the price of our stock and our shareholders' returns on their investments	Stock Appreciation Rights/Stock Options
Retirement benefits	Provide tax-advantaged means to accumulate retirement benefits	Defined Benefit Plan, Defined Contribution Plan

        These elements have been in place since the Company's inception in 1997. We determine all elements of compensation annually at the same time, currently in January, to allow us to take into consideration all of the elements when decisions are made.

How Compensation Decisions Are Made

        In January of each year, the Committee reviews the performance and total compensation of our CEO and Senior Leadership Team, which is comprised of the executive officers reporting to the CEO. The total compensation review includes base salary, target bonus award opportunities, and target annual long-term incentive award values. The Committee then sets each executive's compensation target for the current year. Typically, this involves establishing their base salary and annual bonus opportunities and granting long-term incentive awards. The Committee's decisions impacting our CEO are reviewed and ratified by the Board.

        In making these compensation decisions, the Committee relies on the CEO's in-depth review of the performance of the Senior Leadership Team as well as competitive market information. Compensation decisions are ultimately made by the Committee using its judgment, focusing primarily on the executive officer's performance against his or her financial and strategic objectives, as well as YUM's overall performance. The Committee also considers a variety of qualitative factors, including the business environment in which the results were achieved.

Alignment between Compensation and Company Performance

        As noted above, a key objective of our compensation program is to maximize shareholder returns. Our incentive programs are designed to reinforce our pay-for-performance philosophy by aligning the payouts with the results of the Company's business and financial performance. These incentives, which constitute a significant portion of total compensation, consist of annual incentive compensation, which is short-term in nature, and stock option/stock appreciation rights, which have a longer-term focus. These pay elements are discussed in more detail below.

        There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Committee reviews information provided by management in the case of Senior Leadership Team members other than our CEO, and Hewitt Associates in the case of our CEO, to determine the appropriate level and mix of incentive compensation. Historically, and in fiscal 2008, the Committee granted a majority of total compensation to our executive officers in the form of short-term and long-term incentive compensation.

Allocation between Fixed and Variable Compensation

        For our NEOs (other than the CEO), in 2008 the Committee adopted guidelines for total compensation targeted at 30% fixed and 70% variable, in other words, at risk. Fixed compensation is comprised of base salary, while variable compensation is comprised of annual incentives and long-term incentive compensation.

Role of Independent Consultant

        The Compensation Committee's charter states that the Committee may retain outside compensation consultants, lawyers or other advisors. Since 2005, the Compensation Committee has retained an independent consultant, Hewitt Associates, Inc., to advise it on certain compensation matters. For 2008, the Compensation Committee told Hewitt that:

  •
  they were to act independently of management and at the direction of the Compensation Committee,

  •
  their ongoing engagement would be determined by the Compensation Committee,

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  they were to inform the Compensation Committee of relevant trends and regulatory developments,

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  they were to provide compensation comparisons based on information that is derived from comparable businesses of a similar size to us with respect to compensation of the chief executive officer at other companies and assist the Committee in its determination of the annual compensation package for our CEO,

  •
  they were to review management's compensation recommendations for the Senior Leadership Team for reasonableness, and

  •
  for 2009 pay actions, they were to provide compensation comparisons based on information that is derived from comparable businesses of a similar size to us with respect to compensation of the leadership teams (including the other NEOs) at other companies to assist management in its determination of the annual compensation package for our brand/division leadership teams.

        Hewitt does not provide any other services to us, although, we do purchase Hewitt survey data for benchmarking executive and manager compensation, as described below.

Role of Comparative Compensation Data

        One of the factors used by our Committee in setting executive compensation is an evaluation of how our compensation levels compare to compensation levels for similarly situated executives at companies considered to be our peers. To conduct these comparisons, on-line compensation data is obtained from two consulting firms, Towers Perrin and Hewitt Associates. This data is used as a frame of reference for establishing compensation targets for base salary, annual incentives and long-term incentives for the Senior Leadership Team below our CEO. This method is often referred to as "benchmarking."

        On-line benchmarking data from the consulting firms' surveys ("survey data") reflect compensation practices of general industry companies with annual revenues which are similar to ours for our executives with Company-wide responsibilities and general industry companies with annual revenues similar in size to the relevant brand or division, for our executives with single brand or division responsibilities. The Committee believes this approach appropriately reflects the labor market for our executives.

        The Committee uses a benchmark as a point of reference for measurement. Benchmarks, however, are not the determinative factor for our executives' compensation, and they do not supplant the analyses of the individual performance of the executive officers. Because the comparative compensation information is one of several factors used in the setting of executive compensation, the Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, the Committee may elect not to use the comparative compensation information at all in the course of making specific compensation decisions.

        For our named executive officers, other than our CEO, the Committee has set target percentiles for base salary, performance-based annual incentives and long-term incentives as discussed at page 43. The Committee does not set target percentiles with respect to target total compensation for our named executive officers other than our CEO (see page 50 for a discussion of Mr. Novak's target total compensation). With the exception of our CEO's compensation, we do not measure the percentile ranking of compensation actually earned since these amounts are designed, consistent with our pay-for-performance approach, to be a function of results.

        Our objective is to provide pay opportunities to our named executive officers consistent with our pay philosophy and, correspondingly, with the market compensation for comparable positions at the benchmark companies. This is an important distinction from actual pay. Accordingly, to the extent the amount of any actual or earned element of compensation, in the case of our named executive officers other than our CEO, and the amount of the actual or earned total compensation, in the case of our CEO, varies from its targeted compensation percentile, this will be a function of performance of the individual and/or the Company.

Comparative Compensation Data—Messrs. Carucci, Su, Allan and Creed

        Revenue size often correlates to some degree with the market value of compensation for senior executive positions. For companies with significant franchise operations measuring size is more complex. This is because there are added complexities and responsibilities for managing the relationships, arrangements, and overall scope of the enterprise that franchising introduces, in particular, managing product introductions, marketing, processes to drive sales growth and overall operations improvements across the entire franchise system. Accordingly, the Compensation Committee decided, based on input from Hewitt, to add 25% of franchisee and licensee sales to the Company's 2007 Company sales of $9.1 billion for purposes of determining the revenue scope for deriving the market value of various components of compensation. This means that the Company, when considering franchisee sales, is viewed as having revenues of approximately $15.2 billion. Specifically, this amount was determined by adding 2007 Company sales of $9.1 billion and 25% of franchisee and licensee sales (from which the Company derives revenues in the form of royalties) of approximately $24.4 billion. In the case of Mr. Su, the Committee determined, that due to the strategic importance of his individual contribution and the China Division's contribution to the Company, it was appropriate to select a Hewitt comparator group with significantly higher revenue.

        The survey data for each NEO's job was derived from Hewitt survey data and Towers Perrin survey data and is summarized for each of our NEOs below:

	Hewitt			Towers Perrin
	Annual Revenue Range	Number of companies	Median Revenues	Annual Revenue Range	Number of companies	Median Revenues
Carucci	$10-25 billion Corporate	55	$13.2 billion	$10-20 billion Corporate	64	$14 billion
Su	$5-10 billion Group	44	$7 billion	>$2 billion Group	113	$4.8 billion
Allan	$5-10 billion Group	44	$7 billion	>$2 billion Group	113	$4.8 billion
Creed	$2.5-5 billion Group	75	$3.5 billion	>$2 billion Group	113	$4.8 billion

Companies included in the Survey Data for Messrs. Carucci, Su, Allan and Creed

        In accordance with SEC rules, a list of the companies included in the survey data is attached at Appendices 1 through 4. Consistent with prior years, the Committee did not consider compensation data from any specific company in the survey data.

        When providing survey data for the job surveyed, the consulting firms draw data from some, but not all, of the companies in the list. This is because some companies in the group may not have a matching or similar job to the job being surveyed. The consulting firm data does not disclose the name of the companies that comprise the smaller group of companies for purposes of each job surveyed. Therefore, we disclose in Appendices 1 and 2 the names of all of the companies in the survey group and have disclosed in the table above the number of companies used and median revenues of those companies in the survey data for the job surveyed for each executive.

Targeting Compensation

        For the NEOs, other than Mr. Novak, we target the elements of our compensation program as follows:

  •
  Base salary—because NEOs are expected to make significant contributions in current and future positions and would be considered a critical loss if they left the Company, we target the 75th percentile for base salary

  •
  Performance-based annual incentive compensation—75th percentile to emphasize superior pay for superior performance

  •
  Long-term incentives—50th percentile

        For the CEO, the Committee targets 75th percentile salary and target total cash compensation as well as 75th percentile total compensation. These benchmark values are based on target annual incentives and the grant date fair value (i.e., Black-Scholes) of long-term incentives.

2008 Executive Compensation Decisions

Base Salary

        Base salary is designed to compensate our executive officers for their primary roles and responsibilities and to provide a stable level of annual compensation. Market data from the survey group was considered in determining base salary targets for named executive officers based on each executive officer's position and responsibility. An executive officer's actual salary relative to this competitive salary range varies based on the level of his or her responsibility, experience, individual performance and future potential. Specific salary increases take into account these factors and the current market for management talent. Our Compensation Committee reviews each executive officer's salary and performance annually. The Committee does not measure or review the percentile ranking of actual salary decisions.

        Messrs. Su's and Allan's 2008 salary increase placed their base salaries significantly above the 75th percentile. The Committee chose to pay these two executives at this level based on the Committee's subjective assessment of the current and sustained, long-term results they have produced for the Company and the importance of their leadership in running the China and International divisions, respectively. Mr. Creed's salary was set at the 75th percentile and Mr. Carucci's salary was set near the 75th percentile for 2008.

Performance-Based Annual Incentive Compensation

        Our performance-based annual incentive compensation program ("YUM Leaders' Bonus Program") is a cash-based, pay-for-performance plan that applies to over 1,200 above restaurant leaders in the Company. The principal purpose of our annual incentive compensation is to encourage and reward strong individual and team performance that drives shareholder value.

        Annual incentive payments are based on the achievement of certain Company-wide or business unit financial objectives, other corporate objectives, as well as the achievement of individual performance objectives. These objectives are established, reviewed and approved by the Compensation Committee during the compensation planning period to ensure that the goals are in concert with the unique strategic issues facing the Company. The Compensation Committee reviews the objectives with the Board of Directors.

        In 2008, incentive opportunities were designed to reward superior performance by providing for payments above target for superior performance, with no payment unless a threshold percentage of the goal was achieved. Each executive officer's annual incentive compensation depends on the degree to which the company achieves its business and financial goals and the degree to which each executive officer meets his or her individual goals. We believe this aligns our executive officers' interests with the Company's interests, and motivates our executive officers to meet their goals and ensure that the Company meets its financial, operational and strategic objectives.

        The formula for our annual incentive compensation is as follows:

Base Salary	×	Annual Target Bonus Percentage	×	Team Performance Factor	×	Individual Performance Factor	=	Bonus Payout Award

        The minimum team performance factor is 0% and the maximum is 200%. The minimum individual performance factor is 0% and the maximum is 150%. The combined impact of the team performance factor and individual performance factor produces a potential range for total annual bonus of 0 - 300% of the target award. Applying these ranges under the YUM! Leaders' Bonus Program to the named executive officer's 2008 salaries determined the threshold, target and maximum awards potential under the program for 2008, which are reported in dollars in the Grants of Plan-Based Awards table on page 63.

        A detailed description of how team and individual performance factors are determined and measured can be found below under the heading "Performance Factors."

        Annual Target Bonus Percentage.    The philosophy for our annual incentive compensation is to target the Annual Target Bonus Percentage at the 75th percentile of the companies in the survey data. In addition to the survey data, these targets were derived by the Compensation Committee's consideration of an executive's performance, tenure in position, the compensation of the executive's peers within the Company and the executives' expected contribution to the Company. The "Annual Target Bonus Percentage" for each named executive officer for 2008 was:

David C. Novak	Richard T. Carucci	Jing-Shyh S. Su	Graham D. Allan	Greg Creed
150%	90%	115%	115%	85%

        The Committee increased the 2008 target bonus percentage for Messrs. Carucci and Creed by 5 percentage points and Messrs. Su and Allan by 25 percentage points.

        The Committee noted the 2008 target bonus opportunities, when compared to the survey data, were significantly above the 75th percentile for Messrs. Su and Allan and below the 75th percentile for Messrs. Creed and Carucci. The Committee did not consider the actual percentile above or below the 75th percentile when making its final target bonus percentages decision. Rather, it considered the strong performance of Messrs. Su and Allan in continuing to lead their respective divisions of YUM and determined that an increase in the target bonus percentage was appropriate. In particular, the Committee determined that significant increases in target bonus percentage for Messrs. Su and Allan were warranted given their current and expected performance and strategic position of their divisions in the growth of the company. Mr. Carucci's and Mr. Creed's target bonus increases recognized their strong performance and kept pace with increases in comparative data.

        Performance Factors.    To determine the performance factors for each NEO, the Committee reviews actual performance against pre-established consolidated or relevant operating Company measures and targets ("Team Performance Factor") and individual performance measures and targets ("Individual Performance Factor").

        Team Performance Factor.    For 2008, the Compensation Committee determined each executive's Team Performance Measure and Team Performance Target, based on recommendations from management. Consistent with prior years, the Compensation Committee established the business team performance measures, targets and relative weights and reviewed actual performance against these measures and targets as set forth in the chart below for the NEOs. The targets were developed through the Company's annual financial planning process, in which we assessed historical performance, the future operating environment, and profit growth initiatives and built projections of anticipated results. These projections include profit growth to achieve our earnings per share growth target of 10%. Brand and division targets may be adjusted during the year when doing so is consistent with the objectives and intent at the time the targets were originally set. In 2008, brand and division operating profit growth targets were adjusted to reflect certain YUM approved investments and restaurant divestitures.

        We believe these measures and targets are key factors to drive individual and team performance, which will result in increased shareholder value over the long term. These measures are designed to align employee goals with the Company's individual brands' and divisions' current year objectives to grow earnings and sales, develop new restaurants and increase customer satisfaction. The measures also serve as effective motivation because they are easy to track and clearly understood by employees. When setting targets for each specific Team Performance Measure, the Company takes into account overall business goals and structures the target to motivate achievement of desired performance consistent with broader shareholder commitments such as earnings per share growth, ROIC and cash flow. The targets are the same that we disclose from time to time to our investors and may be slightly above or below disclosed guidance when determined by our Compensation Committee to be appropriate. A leverage formula for each Team Performance Measure magnifies the potential impact that performance above or below the target will have on the calculation of annual incentive compensation. This leverage increases the financial incentive for employees to exceed their targets and reduces payouts when the Team Performance Measure is not reached.

        Division operating profit growth is based on actual year over year growth and is adjusted to exclude the impact of any foreign currency translation. For Messrs. Novak and Carucci the operating profit growth goal was the weighted average profit growth of our U.S. Brands, the China Division and the International Division. (For 2008, the Committee, in Mr. Novak's and Carucci's case, began using weighted average of operating profit Team Performance Measure in place of earnings per share because it provided a better measure of executive performance in light of our strategy to refranchise restaurants.) In the case of system sales growth, we include the results of all restaurants, including Company-owned, franchised and licensed restaurants and it is based on year over year growth and adjusted to exclude the impact of any foreign currency translation. Development is measured based on system net builds for Messrs. Novak and Carucci, system gross new builds for the China Division, system net new builds for the International Division and the impact of development on system sales for the Taco Bell U.S. brand. In the case of customer satisfaction, the performance target represents the percentage of total system stores that must achieve a 100% customer satisfaction score. For Messrs. Novak and Carucci, the customer satisfaction goal was the weighted average score of our U.S. Brands, the China Division and the International Division.

        During 2008, the Committee undertook an in-depth review of the process for setting the targets and leverage formula for each specific Team Performance Measure. As a result of this review, the Committee determined that the process for setting targets and the leverage formula was rigorous and consistent with the Company's process for building projections of anticipated results and, therefore, did not require modification. The Committee and the Company did adjust, for future years, the leverage formula for below target performance resulting in higher threshold performance for profit, sales and development. This change reinforces our pay for performance philosophy and provides an appropriate level of downside risk.

        The team performance targets, actual team performance, team performance weights and team performance factor for each measure are set forth below for the NEOs.

2008 Annual Incentive Compensation Team Performance (TP) Factor Calculation

NEO	TP Measures	TP Target	TP Actual	TP based on leverage formula	TP Weight	TP Factor After Applying Weights

Novak and Carucci	Worldwide Profit Growth (Before Tax)	Weighted Average of Divisions Performance		90	50%	45
	System Sales Growth	5.2%	6.6%	197	20%	39
	System Net New Restaurant Builds	680	884	200	20%	40
	System Customer Satisfaction	Weighted Average of Divisions Performance		139	10%	14

	Total Weighted TP Factor					138

Su	Division Operating Profit Growth	18.0%	14.0%	60	50%	30
	System Sales Growth	19.0%	20.5%	134	20%	27
	System Gross New Builds	450	571	200	20%	40
	System Customer Satisfaction	68.0%	71.4%	150	10%	15

	Total Weighted TP Factor					112
	75% Division/25% Yum TP Factor					119
	Chairman's Incentive—Additional Points					10
	Final TP Factor					129
	Chairman's Incentive of 10 additional percentage bonus points was awarded to the China Division for their leadership of the system in achieving breakthrough results
Allan	Division Operating Profit Growth	8.0%	8.0%	100	50%	50
	System Sales Growth	5.0%	8.2%	200	20%	40
	System Net Builds	430	573	200	20%	40
	System Customer Satisfaction	38.0%	43.2%	200	10%	20

	Total Weighted TP Factor					150
	75% Division/25% Yum TP Factor					147

Creed	Brand Operating Profit Growth	5.0%	7.6%	126	50%	63
	System Same Store Sales Growth	2.0%	8.5%	200	20%	40
	Development Contribution to System Sales	2.6%	1.9%	36	20%	7
	System Customer Satisfaction	85.0%	83.5%	82	10%	8

	Total Weighted TP Factor					118
	75% Division/25% Yum TP Factor					123

        Individual Performance Factor.    Each NEOs Individual Performance Factor is determined by the Committee based upon their subjective determination of the NEOs individual performance for the year, including consideration of specific objective individual performance goals set at the beginning of the year. As described above, our Chairman, CEO and President, Mr. Novak, provides the Compensation Committee with his evaluation of each of the other named executive officers' performance and recommends an Individual Performance Factor to the Committee.

        For Mr. Carucci, the Compensation Committee determined that his overall individual performance for 2008 was above target based upon strong earnings per share growth, system sales growth and net new restaurants. In addition, the Committee considered that, while the U.S. business missed its profit targets, under Mr. Carucci's leadership the Company refranchised 700 units in a difficult macro environment, the stock outperformed the S&P 500 for 2008 and the Company restructured its U .S. above store workforce. Based on this performance, the Committee approved a 135 Individual Performance Factor for Mr. Carucci.

        For Mr. Su, the Compensation Committee determined that his overall individual performance for 2008 was significantly above target based upon the China Division significantly surpassing its system sales growth and development plans, as well as Mr. Su's strong leadership in managing the China business through commodity inflation and the impact of the slowing macro economic environment, managing vendor relationships to increase poultry capacity to meet increased demand and the introduction of successful new products. Based on this performance, the Committee approved a 140 Individual Performance Factor for Mr. Su.

        For Mr. Allan, the Compensation Committee determined that his overall individual performance for 2008 was significantly above target based upon the International Division meeting profit plan, and exceeding system sales growth, development targets and customer service measures, as well as Mr. Allan's strong leadership in developing marketing calendars, tests of new products in key markets and work completed on launch of Taco Bell internationally. Based on this performance, the committee approved a 150 Individual Performance Factor for Mr. Allan.

        For Mr. Creed, the Compensation Committee determined that his overall individual performance for 2008 was significantly above target based upon Taco Bell US exceeding its profit plan and system sales growth measure, as well as Mr. Creed's strong leadership in implementing the Why Pay More strategy, improved transaction growth, implementation of new products and pipeline development. Based on this performance, the Committee approved a 140 Individual Performance Factor for Mr. Creed.

Application of Annual Incentive Program Formula to Named Executive Officers

        Based on the Committee's determinations as described above, the following table sets forth the annual incentive formula and the calculation of annual incentive for each NEO.

Formula:	Base Salary	×	Annual Bonus Target %	×	Team Performance Factor	×	Individual Performance Factor	=	Bonus Award
					Minimum—0%		Minimum—0%		Minimum—0%
					Maximum—200%		Maximum—150%		Maximum—300%
Novak	$1,400,000	×	150%	×	138%	×	140%	=	$4,057,200
Carucci	$675,000	×	90%	×	138%	×	135%	=	$1,131,773
Allan	$775,000	×	115%	×	147%	×	150%	=	$1,965,206
Su	$775,000	×	115%	×	129%	×	140%	=	$1,609,598
Creed	$620,000	×	85%	×	123%	×	140%	=	$907,494
Note: Messrs. Allan, Su and Creed's team performance factor is based on 75% of their Division team performance factor and 25% of the consolidated team performance factor.

Long-term Incentive Compensation

        The principal purpose of our long-term incentive compensation program ("LTI Plan") is to motivate our executives to help us achieve our long-range performance goals that will enhance our value and, as a result, enhance the price of our stock and our shareholders' returns on their investments. The long-term incentive philosophy is to target the 50th percentile of the companies in the survey data for executives (other than our CEO) who are achieving their ownership guidelines.

        Under our long-term incentive ("LTI") Plan, our executive officers are awarded long-term incentives in the form of non-qualified stock options or stock settled stock appreciation rights ("SARs"). The type of award granted is based upon the executives' local tax jurisdiction. Each year the Committee reviews the mix of long-term incentives to determine if it is appropriate to continue using 100% stock options and SARs as the long-term incentive vehicle. The Committee has chosen to use stock options and SARs because they emphasize YUM's focus on long-term growth, they reward employees only if the stock price goes up and they align Restaurant General Managers and senior management on the same equity incentive program. Long-term incentive award ranges are established based upon the survey data. In general, our stock options and SARs have ten-year terms and vest 25% per year over four years.

        For each named executive officer other than Mr. Novak, the 2008 Stock Option/SARs grant was awarded based on the individual's achievement of his stock ownership guidelines and the Compensation Committee's subjective assessment of each executive's performance and consideration of the survey data. The Committee based its assessment on factors considered with respect to the evaluation of Messrs. Carucci's, Su's, Allan's, and Creed's individual and team performance as noted at pages 45-48 as well as their expected contributions in future years. The Committee did not assign a weight to any particular item.

        Based on this assessment for 2008, Messrs. Carucci and Creed received a stock appreciation rights grant and Mr. Su received a stock option grant at the 50th percentile of the survey data. Mr. Allan received a stock appreciation rights grant above the 50th percentile of the survey data. Each SAR and Stock Option was granted at the closing market price of the underlying YUM common stock on the date of grant. As with other elements of compensation, the Committee does not measure or review the percentile ranking of actual long-term incentive compensation.

        Mr. Novak's long-term incentive compensation is discussed on page 50.

        From time to time and in addition to the regular annual grant, Chairman's Award stock option or SAR grants are made to selected employees in recognition of superlative performance and extraordinary impact on business results. In the case of employees below the Senior Leadership Team Level, these awards are made at the discretion of the CEO. Awards to executives on the Senior Leadership Team must be approved by the Compensation Committee. These SARs or stock options may vest in their entirety after four or five years or 25% per year over four years. In 2008, in addition to their regular grants, Mr. Su received a Chairman's Award grant of stock options with a fair value of $2.9 million and Mr. Carucci received a Chairman's Award grant of stock appreciation rights with a fair value of $1.5 million. Mr. Su's award was based on the Committee's subjective assessment of the continued strong performance of the China Division in 2007 and his position as a senior leader in the Company. Mr. Carucci's award was based on the consistently superior financial performance of the Company in the areas of total shareholder return, return on net assets, EPS growth and operating income growth under his leadership.

How we Compensate our Chief Executive Officer

Comparative Compensation Data—Mr. Novak

        In reviewing and setting 2008 compensation for Mr. Novak, the Committee used data from Hewitt Associates for a select group of nondurable consumer products companies as this group represented the best market reference point, noting that the median annual revenues for the group was $15.2 billion compared to the Company revenues of $15.2 billion (as adjusted to consider franchisee sales as described on page 43). Hewitt Associates provided a comprehensive review for the Compensation Committee using data from this peer group. The companies comprising this nondurable consumer products group are:

Albertsons Inc.	Darden Restaurants, Inc.	Lowe's Companies, Inc.
Anheuser-Busch Companies, Inc.	Dollar General Corporation	Marriott International, Inc.
AutoNation, Inc.	Federated Department	Mars, Incorporated
AutoZone, Inc.	The Gap, Inc.	McDonald's Corporation
Avon Products, Inc.	General Mills, Inc.	Meijer, Inc.
Blockbuster Inc.	J.C. Penney Company, Inc.	Office Depot
CDW Corporation	Kellogg Company	OfficeMax Incorporated
The Coca-Cola Company	Kimberly-Clark Corporation	PepsiCo, Inc.
Colgate-Palmolive Company	Kohl's Corporation	Staples, Inc.
CVS Corporation	Limited Brands	Walgreen Co.

Mr. Novak's Compensation

        Each year, our Board, under the leadership of the Compensation Committee Chairperson, conducts an evaluation of the performance of our CEO, David Novak. This evaluation includes a review of his:

  •
  leadership pertaining to business execution and the achievement of business results

  •
  leadership in the development and implementation of Company strategies

  •
  development of diversity and management talent

        In setting compensation for 2008, the Committee considered the historical performance of the Company since its inception, noting that Mr. Novak had been President for each of those years, CEO since 2000 and Chairman since 2001. The Committee noted that for the prior nine, five and one year periods, the Company had on average performed very strongly versus the nondurable consumer products peer group in terms of total shareholder return (top quartile), return on net assets (top quartile), earnings per share growth (top 50%) and operating income growth (top 50%). Based on this sustained strong performance, the Committee determined that Mr. Novak's target total compensation for 2008 should be set near or at the 75th percentile as compared to the compensation of chief executives in the peer group.

        Based on this analysis, the Committee approved the following compensation for 2008:

Salary	$1,400,000
Target Bonus Percentage	150%
Grant Date Economic Value of 2008 LTI Award:
Stock Appreciation Rights	$4,160,000
RSUs—Deferral of Bonus	$1,580,964
RSUs—Retention Award	$7,000,000

        After the adjustments described below, the Committee noted that the total target compensation for Mr. Novak was at the 72nd percentile of the CEO peer group.

        The Compensation Committee approved a 2008 salary increase for Mr. Novak of 6% effective January 29, 2008, adjusting his base salary to $1,400,000. The Committee also approved a ten percentage point increase in his target bonus percentage. The Compensation Committee approved these salary and target bonus percentage increases based on its desire to compensate him near the 75th percentile for total compensation and their subjective assessment of Mr. Novak's demonstrated strong and effective performance in 2007. The Committee structured this compensation in line with Yum's pay for performance philosophy of rewarding performance by increasing his target bonus percentage and making more of the additional compensation at risk.

        In January 2008, the Committee approved the grant date value of the long-term incentive award having a value of $5.74 million. This award was comprised of SARs with a value of $4.16 million, and restricted stock units under the deferral plan with a value of $1.58 million. This award reflected the Compensation Committee's subjective determination that, based on his strong performance in 2007 and the sustained performance of the Company (without assigning any weight to any particular item), he should receive a long-term incentive award consistent with their desire to compensate Mr. Novak at the 75th percentile for total compensation. In making this determination, the Committee noted that Mr. Novak elected to defer 100% of his 2007 annual incentive payment, which was otherwise payable in the first quarter of 2008. As a result of this deferral, Mr. Novak received a matching contribution of phantom shares (referred to as RSUs) equal in value to 33% of the number of RSUs he received upon deferral of his bonus. The portion of the deferral attributable to the matching contribution, $1.58 million, was considered by the Compensation Committee in the assessment of Mr. Novak's long-term incentive compensation versus the market and in the determination of his SARs award for 2008. Specifically (as noted above), the Committee determined that the value of Mr. Novak's total long-term incentive award should be $5.74 million. After taking into consideration the matching contributions attributable to the deferral of his 2007 annual incentive payment, this resulted in awarding a SARs award with a value of $4.16 million ($5.74 million less $1.58 million).

        At the conclusion of 2008, the Committee determined Mr. Novak earned an annual incentive award payment for 2008 performance of $4,057,200. For 2008, the Compensation Committee established

Mr. Novak's Team Performance Factor measures and targets as set forth on page 45. The Compensation Committee determined that the Company's actual performance against these criteria and goals produced a Team Performance Factor of 138. Refer to page 46 for information on how this Team Performance Factor was determined.

        For purposes of determining Mr. Novak's Individual Performance Factor, the Compensation Committee considered the following pre-established individual criteria:

  •
  Earnings Per Share Growth

  •
  Return on Invested Capital

  •
  Development of Permanent Sales Layers

  •
  International Restaurant Development

  •
  Restaurant Operations and Marketing Improvements

  •
  Same Store Sales Growth

  •
  U.S. Profit Growth

  •
  Customer Satisfaction

  •
  Diversity and Talent Management

        The Compensation Committee determined that Mr. Novak attained or exceeded all goals within each of these criteria, except for overall U.S profit growth. In addition, the Compensation Committee noted that that the Company's EPS growth exceeded its target of 10% for seven straight years, that the Company's total shareholder return ranked in the top quartile of its peer group for 2 of the last 3 years, and that the new sales layers at the Pizza Hut and Taco Bell brands had performed well. The Committee also noted that development targets were exceeded in the China and International Divisions and that the Company continued to drive the culture and develop leaders. Based on this individual performance, the Committee awarded Mr. Novak an Individual Performance Factor of 140.

        After determination of the Team Performance Factor and Individual Performance Factor, Mr. Novak's annual incentive was calculated as shown on page 48.

        The Committee noted that over the last ten years Mr. Novak has accumulated approximately 2 million RSUs solely through the voluntary deferral of his annual incentives totaling approximately $24 million and that these RSUs had an aggregate value in excess of $60 million as of the end of 2008. These RSUs are payable only in YUM common stock and are not payable until after Mr. Novak leaves the Company. Through the deferral program, Mr. Novak's ownership of these RSUs aligns his compensation with achievement of YUM's long-term financial and strategic objectives and the creation of shareholder value. Mr. Novak's deferral of his annual incentives, which will not be distributed until after he retires, drives long-term decision making, further aligning his interests with those of the shareholders.

        During 2004, the Compensation Committee approved an employment agreement for Mr. Novak that expired on October 31, 2007. In January of 2008, the Committee approved a retention award based on Mr. Novak's strong leadership over the preceding ten years, the Company's performance during that time period, and to help ensure his continued leadership over at least the following four years. The retention award was a grant of 187,398 restricted stock units. The award vests after four years and has an economic value of $7 million. The award will be paid to Mr. Novak in shares of YUM common stock six months following his retirement provided that he does not leave the Company before the award vests. Since this award was intended as an incentive to retain Mr. Novak for at least four more years and as special recognition for the Company's superior performance under his leadership, it was not considered by the Committee in determining Mr. Novak's 2008 compensation.

        While the Compensation Committee did not specifically discuss why Mr. Novak's compensation exceeds that of other named executive officers, it does review every year, as part of its process for setting compensation described beginning on page 41, data from consultants which substantiates on a comparative basis this difference in target compensation. This comparative market data analyzed over several years supports the differences in salary, long term incentive and annual incentive payment.

Other Benefits

Deferral of Annual Incentive into LTI

        In keeping with the Company's emphasis on executive stock ownership, executives have the opportunity to defer all or a portion of their annual incentive compensation and acquire phantom shares (referred to as restricted stock units or "RSUs") of YUM common stock under the Company's Executive Income Deferral ("EID") Program. Executives deferring their annual incentive receive an additional number of RSUs ("matching RSUs") equal to 33% of the RSUs received at the time of deferral. All RSUs received will be forfeited if the participating executive voluntarily leaves the Company within two years following the deferral. Under the EID Program, once an employee reaches age 55 with 10 years of service, the forfeiture provisions are less onerous: (1) the employee is not subject to a two year risk of forfeiture with respect to any annual incentive deferred and (2) the portion of the deferral attributable to the matching RSUs vests ratably over one year. In 2008, Messrs. Novak and Su attained age 55 with 10 years of service, and their deferrals became subject to these forfeiture rules. This and other features of the EID Program are described in more detail beginning at page 71.

        The number of RSUs that each named executive officer received by deferring his 2008 annual incentive is set forth on page 63 under the Grants of Plan-Based Awards table. The value of these RSUs (including the matching RSUs portion) is also included in footnote 4 under the Summary Compensation Table on page 59. The value of 2008 annual incentive deferred into the Company's EID Program is not included in the Nonqualified Deferred Compensation Table on page 73. This is because that table reports deferred compensation as of December 31, 2008 and the 2008 annual incentive is not awarded (and therefore deferred) until January 2009.

        Beginning with the 2009 bonus deferrals, the two year risk of forfeiture guidelines will apply to all executives regardless of age and years of service. Additionally, the CEO, CFO and Brand/Division Presidents will no longer be eligible to receive the 33% match in Yum stock on their bonus deferrals. For these executives, the Committee approved a Performance Share Plan that will payout shares of Company stock based on the 3 year compound annual growth rate of the Company's earnings per share.

Retirement Benefits

        We offer competitive retirement benefits through the YUM! Brands Retirement Plan and the YUM! Brands, Inc. Pension Equalization Plan for employees at all levels who meet the eligibility requirements. These are broad-based plans designed to provide a retirement benefit based on years of service with the Company and average annual earnings. The annual benefit payable under these plans to U.S.-based employees hired prior to October 1, 2001 is discussed following the Pension Benefits Table on page 67. This benefit is designed to provide income replacement of approximately 40% of salary and annual incentive compensation (less the company's contribution to social security on behalf of the employee) for employees with 20 years of service who retire after age 62.

        The annual accrual for each NEO is set forth on page 59, under the Summary Compensation Table, and the actual projected benefit at termination is set forth on page 67, under the Pension Benefits Table.

Medical, Dental, Life Insurance and Disability Coverage

        We also provide other benefits such as medical, dental, life insurance and disability coverage to each named executive officer through benefits plans, which are also provided to all eligible U.S.-based salaried employees. Eligible employees, including the named executive officers, can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their employee benefits package. Except for the imputed value of life insurance premiums, the value of these benefits is not included in the Summary Compensation Table since they are made available on a Company-wide basis to all U.S. based salaried employees.

Perquisites

        We provide perquisites to our executives as described below. The value of these perquisites are included in the Summary Compensation Table in the column headed "All Other Compensation", and they are described in greater detail in the All Other Compensation Table. Perquisites have been provided since the Company's inception and the Committee has chosen to continue them each year. Some perquisites are provided to ensure the safety of the executive. In the case of foreign assignment, tax equalization is provided to equalize different tax rates between the executive's home country and work country.

        For Senior Leadership Team members below the CEO, we pay for a country club membership and provide up to $7,500 perquisite allowance annually. If the executive does not elect a country club membership, the perquisite allowance is increased to $11,500 annually. We also provide an annual car allowance of $27,500 and an annual physical examination.

        Our CEO does not receive these perquisites or allowances. However, Mr. Novak is required to use the Company aircraft for personal as well as business travel pursuant to the Company's executive security program established by the Board of Directors. The Board's security program also covers Mrs. Novak. In this regard, the Board of Directors noted that from time to time, Mr. Novak has been physically assaulted while traveling and he and his family have received letters and calls at his home from people around the globe with various special interests, establishing both an invasion of privacy and implicit or explicit threats. The Board has considered this enough of a concern to require security for Mr. Novak, including the use of the corporate aircraft for personal travel. Other executives may use corporate aircraft for personal use with the prior approval of Mr. Novak. (In 2008, the other NEOs did not use corporate aircraft for personal use.) In addition, depending on seat availability, family members of executive officers may travel on the Company aircraft to accompany executives who are traveling on business. There is no incremental cost to the Company for these trips. The incremental cost of the personal use by Mr. Novak is reported on page 62. We do not gross up for taxes on the personal use of the company aircraft. We also pay for the cost of the transmission of home security information from Mr. Novak's home to our security department and that incremental cost is reflected in the "Other" column of the All Other Compensation Table.

        In the case of Mr. Su, he receives several perquisites related to his overseas assignment. These perquisites were part of his original compensation package and the Compensation Committee has elected to continue to provide them. The amount of these perquisites is reported on page 62. Mr. Su's agreement provides that the following will be provided: annual foreign service premium; local social club dues; car; housing, commodities, and utilities allowances; tax preparation services, tax equalization to the United States for salary and bonus; and tax equalization to Hong Kong (up to a maximum of $5 million) with respect to income attributable to certain stock option and SAR exercises and to distributions of deferred income. When Mr. Su retires from the Company, he will be required to reimburse the Company for the tax reimbursements for certain stock option and SARs exercises, if any, made within six months of his retirement.

Review of Total Compensation

        We intend to continue our strategy of compensating our executives through programs that emphasize performance-based compensation. To that end, executive compensation through annual incentives and stock appreciation rights/stock option grants is tied directly to our performance and is structured to ensure that there is an appropriate balance between our financial performance and shareholder return. The Compensation Committee reviewed each element of compensation and believes that the compensation was reasonable in its totality. In addition, the Committee believes that various elements of this program effectively achieve the objective of aligning compensation with performance measures that are directly related to the Company's financial goals and creation of shareholder value without encouraging executives to take unnecessary and excessive risks.

        Before finalizing compensation actions with regard to our CEO, the Compensation Committee took into consideration all elements of compensation accruing to Mr. Novak in 2008. These elements included salary, annual incentive award, and long-term incentive awards. Total compensation for each of the named executive officers was reviewed by the Compensation Committee for 2008. Before finalizing compensation for 2008, the Compensation Committee considered each named executive officer's salary, annual incentive award, stock appreciation rights awards, value of outstanding equity awards (vested and unvested), lump sum value of pension at retirement and gains realized from exercising stock options. The Compensation Committee will continue to review total compensation at least once a year.

YUM's Executive Stock Ownership Guidelines

        The Committee has established stock ownership guidelines for our top 600 employees. Our Chief Executive Officer is required to own 336,000 shares of YUM stock or stock equivalents (approximately seven times his base salary). Senior Leadership Team members (other than Mr. Novak) are expected to attain their ownership targets, equivalent in value to two to three times their current annual base salary depending upon their positions, within five years from the time the established targets become applicable. Each named executive officer's ownership requirement was increased from 24,000 to 50,000 shares for 2008. If an executive does not meet his or her ownership guideline, he or she is not eligible for a grant under the LTI Plan. In 2008, all Senior Leadership Team members and all other employees subject to guidelines met or exceeded their ownership guidelines.

	Ownership Guidelines	Shares and RSUs Owned by NEO(1)	Value of Shares/RSUs Owned as Multiple of Salary(2)
Novak	336,000	2,030,190	43
Carucci	50,000	123,389	5
Allan	50,000	334,214	13
Su	50,000	290,358	11
Creed	50,000	71,046	3
(1)
Calculated as of December 31, 2008 and represents shares owned outright by the NEO and RSUs acquired under the Company's executive income deferral program.

(2)
Assumes Yum stock price of $30.00.

YUM's Stock Option and Stock Appreciation Rights Granting Practices

        Historically, we have always awarded non-qualified stock option and stock appreciation rights grants annually at the Compensation Committee's January meeting. This meeting date is set by the Board of Directors more than 6 months prior to the actual meeting. Beginning with the 2009 grant, the Committee set the annual grant date as the 2nd business day after the Q4 earnings release. We do not backdate options or grant options retroactively. In addition, we do not time such grants in coordination with our possession or release of material, non-public or other information.

        We make grants at the same time other elements of annual compensation are determined so that we can consider all elements of compensation in making the grants. Pursuant to the terms of our LTI Plan, the exercise price is set as the closing price on the date of grant. We make these grants to NEOs at the same time they are granted to the other approximately 700 above restaurant leaders of our Company who are eligible for stock option and stock appreciation rights grants.

        Management recommends the awards to be made pursuant to our LTI Plan to the Compensation Committee. While the Compensation Committee gives significant weight to management recommendations concerning grants to Senior Leadership Team members (other than the CEO), the Compensation Committee makes the determination whether and to whom to issue grants and determines the amount of the grant. The Board of Directors has delegated to Mr. Novak and Anne Byerlein, our Chief People Officer, the ability to make grants to employees who are not Senior Leadership Team members and whose grant is less than approximately 33,000 options or appreciation rights annually. In the case of these grants, the Committee sets all the terms of each award, except the actual number of stock appreciation rights or options, which are determined by Mr. Novak and Ms. Byerlein pursuant to guidelines approved by the Compensation Committee in January of each year.

        Grants may also be made on other dates that the Board of Directors meets. These grants generally are Chairman's Awards, which are made in recognition of superlative performance and extraordinary impact on business results. Over the last 4 years, we have averaged 12 Chairman's Award grants per year outside of the January time frame, and in most cases these grants have been awarded to employees below the Senior Leadership Team level. In 2008, we made 12 Chairman's Award grants.

Payments upon Termination of Employment

        The Company does not have agreements concerning payments upon termination of employment except in the case of a change in control of the Company. The terms of these change of control agreements are described beginning on page 73. The Committee believes these are appropriate agreements for retaining executives to preserve shareholder value in case of a threatened change in control. The Committee does not review these agreements or other aspects of the Company's change in control program every year.

        The Company's change in control agreements, in general, pay, in case of an executive's termination of employment for other than cause within two years of the change in control, a benefit of two times salary and bonus and provide for a tax gross-up in case of any excise tax. In addition, unvested stock options and stock appreciation rights vest upon a change of control (as fully described under "Change in Control" beginning on page 75). Other benefits (i.e., bonus, severance payments and outplacement) generally require a change in control, followed by a termination of an executive's employment. In adopting the so-called "single" trigger treatment for equity awards, the Company is guided by:

  •
  keeping employees relatively whole for a reasonable period but avoiding creating a "windfall"

  •
  ensuring that ongoing employees are treated the same as terminated employees with respect to outstanding equity awards

  •
  providing employees with the same opportunities as shareholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the deal

    •
    the Company that made the original equity grant may no longer exist after a change in control and employees should not be required to have the fate of their outstanding equity tied to the new company's future success

  •
  supporting the compelling business need to retain key employees during uncertain times

  •
  providing a powerful retention device during change in control discussions, especially for more senior executives whose equity awards represents a significant portion of their total pay package

  •
  a double trigger on equity awards provides no certainty of what will happen when the transaction closes

        As shown under "Change in Control" beginning on page 75, the Company will provide tax gross-ups for the named executive officers for any excise taxes due under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive's personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company and Compensation Committee continue to believe that Section 4999 tax gross-up payments are appropriate for the Company's most senior executives.

        The Company does provide for pension and life insurance benefits in case of retirement as described beginning at page 74 and the continued ability to exercise options in case of retirement. Vesting of RSUs under the EID program accelerates once an employee reaches age 55 with 10 years of service. The Committee does not specifically consider the change in control benefits or any of these other benefits in determining each named executive officers other compensation elements, although the Committee is aware of these items of compensation when making annual compensation decisions. With respect to consideration of how these benefits fit into the overall compensation policy, the change of control benefits are reviewed from time to time by the Committee for competitiveness. When last reviewed by the Committee in 2006, its independent consultant indicated that these benefits generally fall below the average for companies of our size and, therefore, fall within (and arguably under) the competitive norm. As noted above, the Committee believes the benefits provided in case of a change in control are appropriate and are consistent with the policy of attracting and retaining highly qualified employees.

        In analyzing the reasonableness of these change in control benefits, the Committee chose not to consider wealth accumulation of the executives (although this information was provided to the Committee) in determining whether these benefits should be provided. This is because, if properly designed, the Committee believes a change in control program protects shareholder interests by enhancing employee focus during rumored or actual change in control activity through:

  •
  incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending

  •
  assurance of severance and benefits for terminated employees

  •
  access to equity components of total compensation after a change in control

Future Severance Agreement Policy

        As recommended by shareholders in 2007, the Committee approved a new policy in 2007 to limit future severance agreements with our executives. The Committee adopted a policy under which the Company will seek shareholder approval for future severance payments to a named executive officer if such payments would exceed 2.99 times the sum of (a) the named executive officer's annual base salary as in effect immediately prior to termination of employment; and (b) the highest annual bonus awarded to the named executive officer by the Company in any of the Company's three full fiscal years immediately preceding the fiscal year in which termination of employment occurs or, if higher, the executive's target bonus. Certain types of payments are excluded from this policy, such as amounts payable under arrangements that apply to classes of employees other than the named executive officers or that predate the implementation of the policy, as well as any payment that the Committee determines is a reasonable settlement of a claim that could be made by the named executive officer.

Recoupment Policy

        In 2009, the Compensation Committee adopted a Compensation Recovery Policy for stock awards and annual incentives awarded after 2008. Pursuant to this policy, executive officers (including the NEOs) may be required to return compensation paid based on financial results that were later restated. This policy applies only if the executive officers engaged in knowing misconduct that contributed to the need for a material restatement, or contributed to the use of inaccurate metrics in the calculation of incentive compensation. Under this policy, when the Board determines in its sole discretion that recovery of compensation was appropriate, the Company could require repayment of all or a portion of any bonus, incentive payment, equity-based award or other compensation, to the fullest extent permitted by law.

Deductibility of Executive Compensation

        This provision of Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation in excess of one million dollars paid to certain executive officers. However, performance-based compensation is excluded from the limit so long as it meets certain requirements. The Compensation Committee believes that the annual incentive awards and stock option and stock appreciation rights grants satisfy the requirements for exemption under the Internal Revenue Code Section 162(m). Payments made under these plans qualify as performance-based compensation.

        For 2008, the annual salary paid to Mr. Novak exceeded one million dollars. The Compensation Committee sets Mr. Novak's salary as described above under the heading "Compensation of Our Chief Executive Officer." The other named executive officers were in each case paid salaries of less than one million dollars. The 2008 annual incentives were all paid pursuant to our annual incentive program and will, therefore, be deductible. In this regard, the Compensation Committee exercises "negative discretion" in setting payouts under the annual incentive plan. By setting a high amount which can then be reduced at the Committee's discretion, our annual incentive plan meets the requirements of Section 162(m) of the Internal Revenue Code. In 2008, the Compensation Committee, after certifying that EPS had exceeded the 10% growth target which would permit a maximum payout, exercised its negative discretion to reduce the payout to the CEO from $6.0 million to $4.06 million. As discussed beginning at page 50, this reduction was not a negative reflection on the CEO's performance as he, in fact, performed significantly above expectations (for example, EPS growth was 14%). While the Compensation Committee does utilize "negative discretion" from a tax perspective, the Committee administers the plan, in particular with the setting of objective performance criteria as discussed beginning at page 45, as if the annual incentive plan was a non-discretionary plan. For example, if a performance measure is not attained at a certain level, no bonus will be paid.

        To the extent any of the named executive officers defer their annual incentives into phantom shares of YUM common stock and receive a matching contribution, the annual incentives are no longer qualified under Section 162(m). However, we expect incentives will be deductible when paid because they will be paid only at a time when they will otherwise represent deductible compensation, such as payments made when the executive is no longer a named executive officer. Due to the Company's focus on performance-based compensation plans and the deferral of compensation by certain executive officers, we expect to continue to qualify most compensation paid to the named executive officers as tax deductible.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors reports that it has reviewed and discussed with management the section of this proxy statement headed "Compensation Discussion and Analysis," and, on the basis of that review and discussion, recommended that section be included in our Annual Report on Form 10-K and in this proxy statement.

THE COMPENSATION COMMITTEE
Thomas M. Ryan, Chair
David W. Dorman
Massimo Ferragamo
Bonnie G. Hill
Robert D. Walter*

*
Joined Committee in January 2009

        The following tables provide information on compensation and stock based awards paid, earned or awarded for 2008, 2007 and 2006 by YUM to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers as of the end of our 2008 fiscal year in accordance with the rules of the SEC.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)

David C. Novak	2008	1,393,846	—	3,070,690	4,345,579	4,057,200	5,255,931	239,709	18,362,955
Chairman, Chief	2007	1,312,308	—	3,354,572	4,257,692	4,742,892	1,647,578	203,939	15,518,981
Executive Officer and President	2006	1,215,000	—	3,355,718	4,082,240	—	2,069,631	169,310	10,891,899

Richard T. Carucci	2008	669,231	—	815,188	1,248,447	497,980	1,131,924	36,963	4,399,733
Chief Financial	2007	590,385	—	561,093	835,113	379,134	251,902	71,580	2,689,207
Officer	2006	471,154	—	194,141	649,520	359,100	342,312	43,102	2,059,329

Jing-Shyh S. Su	2008	769,231	—	546,260	1,684,052	1,609,598	1,107,629	1,434,625	7,151,395
Vice Chairman,	2007	686,539	—	708,292	1,154,856	1,719,900	1,486,408	1,408,513	7,164,508
President, China Division	2006	523,077	—	1,163,137	1,044,288	—	493,258	378,475	3,602,235

Graham D. Allan	2008	769,231	—	1,142,754	1,740,703	—	502,319	207,063	4,362,070
President, Yum!	2007	688,462	—	102,625	1,765,926	1,615,950	188,483	52,661	4,414,107
Restaurants International	2006	542,308	—	193,271	1,004,983	897,600	182,588	47,389	2,868,139

Greg Creed	2008	612,692	—	866,057	1,317,940	—	3,203	361,012	3,160,904
President and	2007	525,000	—	556,046	1,230,086	—	—	267,824	2,578,956
Chief Concept Officer, Taco Bell U.S.	2006	425,096	—	415,282	482,242	—	4,604	126,855	1,454,079

(1)
Amounts shown are not reduced to reflect named executive officers' elections, if any, to defer receipt of salary into the Executive Income Deferral ("EID") Program or into the Company's 401(k) Plan. The annualized rates of base salary in effect as of December 31, 2008 for the NEOs were as follows:

David C. Novak	1,400,000
Richard T. Carucci	675,000
Jing-Shyh S. Su	775,000
Graham D. Allan	775,000
Greg Creed	620,000
(2)
Amounts in this column represent the dollar amount recognized for the applicable fiscal years for financial statement reporting purposes in accordance with FAS 123R for the fair value of restricted stock units ("RSUs") granted under the EID Program with respect to annual incentives deferred into the EID and subject to a risk of forfeiture at the time of deferral in 2008, 2007 and 2006 as well as prior fiscal years, rather than amounts paid or realized by each NEO. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. RSUs granted under the EID Program are granted, as described in more detail beginning on page 71, when an executive elects to defer all or a portion of his/her annual incentive award under the EID Program and invests that deferral in RSUs. The actual 2008 annual incentive award amounts are described in footnotes to column (f).

  The amounts in this column reflect the financial statement expense of awards with respect to 2003-2008 and are based on the average of the highest and lowest per share price of Company stock on the NYSE on the grant date (except for 2007 and 2008 where we used the closing price on the grant date). Units are settled by delivery of shares at the time the executive elects to receive payout.

  Under the terms of the EID Program, an employee who is age 55 with 10 years of service is fully vested in the amount of the deferral attributable to the actual incentive award. Upon attainment of this threshold, the matching contributions attributable to the deferral is subject to forfeiture on a pro rata basis for the year following the deferral. Messrs. Novak and Su had attained this threshold at the time of their 2007 and 2008 annual incentive awards and thus only the matching contribtions attributable to their 2007 and 2008 annual incentive awards that were recognized for financial statement reporting purposes in 2007 and 2008 are included in this column. The remainder of their deferrals attributable to the 2007 and 2008 annual incentive awards (that is the amount not subject to forfeiture) are reported in column (f).

  In Mr. Novak's case, for 2008 this also represents the dollar amount recognized in accordance with FAS 123R for the 2008 fiscal year with respect to a RSU grant under our Long Term Incentive Plan. The grant vests after four years and Mr. Novak may not sell the shares until 6 months following his retirement from the Company. The expense of this award is recognized over the vesting period.

  Information with respect to the RSUs granted to the named executive officers in 2008 is disclosed in the Grants of Plan-Based Awards Table on page 63 of this proxy statement and the accompanying notes. Information with respect to RSUs reflected in this column that were granted in years before 2008 is disclosed in the Outstanding Equity Awards at Fiscal Year-End table on pages 65 and 66 of this proxy statement and the accompanying notes.

(3)
Amounts in this column represent the dollar amount recognized for the applicable fiscal years for financial statement reporting purposes in accordance with FAS 123R for the fair value of stock appreciation rights ("SARs") or stock options granted to each NEO in 2008, 2007 and 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. These grants were made under the 1999 Long-Term Incentive Plan. See the Grants of Plan-Based Awards Table for information on SARs and options granted in 2008. Information with respect to SARs and options reflected in this column that were granted in years before 2008 is disclosed in the Outstanding Equity Awards at Fiscal Year-End table on pages 65 and 66 of this proxy statement and the accompanying notes. For a discussion of the assumptions and methodologies used to value the awards reported in Column (d) and Column (e), please see the discussion of stock awards and option awards contained in Part II, Item 8, "Financial Statements and Supplementary Data" of the Annual Report in Notes to Consolidated Financial Statements at Note 16, "Stock Options and Stock Appreciation Rights."

(4)
Except as provided below and in footnote (2) above, amounts in column (f) reflect the annual incentive awards earned for the 2008, 2007 and 2006 fiscal year performance periods, which were awarded by our Compensation Committee in January 2009, January 2008 and January 2007, respectively, under the YUM! Leaders' Bonus Program, which is described further beginning on page 44 under the heading "Performance-Based Annual Incentive Compensation". Under the Company's EID Program (which is described in more detail beginning on page 71), executives are permitted to defer their annual incentive award and invest that deferral into stock units, RSUs or other investment alternatives offered under the program. Under the EID Program, an executive who elects to defer his/her annual incentive award into RSUs will receive additional RSUs equal to 33% of the RSUs acquired with the deferral of the annual incentive award ("matching contribution"). Pursuant to SEC rules, annual incentives deferred into RSUs under the EID and subject to a risk of forfeiture are reported in column (d). If the deferral or a portion of the deferral is not subject to a risk of forfeiture, it is reported in column (f).

  For 2008 and 2007, Messrs. Novak and Su deferred 100% of their annual incentives into RSUs, and since each attained age 55 with 10 years of service, therefore, as explained in footnote (2), they were fully vested in the deferral of their 2007 and 2008 annual incentive at the time of their deferral and their annual incentives are reported in column (f). For 2006, Messrs. Novak and Su each elected to defer 100% of their annual incentive into RSUs, resulting in nothing to report in column (f).

  For 2008 and 2007, Mr. Carucci elected to defer 56% and 70%, respectively, of his annual incentive into RSUs subject to a risk of forfeiture. For 2006, Mr. Carucci elected to defer 50% of his annual incentive into RSUs subject to a risk of forfeiture.

  For 2008, Mr. Allan deferred 100% of his annual incentive into RSUs. For 2007 and 2006, Mr. Allan did not defer his annual incentives into RSUs; therefore, the entire amount of these annual incentives are reported in column (f).

  For 2008, 2007 and 2006, Mr. Creed elected to defer 100% of his annual incentive into RSUs, resulting in nothing to report in column (f).

  Below is the 2008, 2007 and 2006 annual incentive awards for each named executive officer as approved by our Compensation Committee. Also reported below is the amount of 2008, 2007 and 2006 annual incentive elected to be deferred by the executive and the amount of matching contribution in the case of deferrals of the 2008, 2007 and 2006 annual incentive awards into RSUs.

Name	2008 Annual Incentive Award	Amount of 2008 Annual Incentive Elected to be Deferred into the Discount Stock Fund*	Matching Contribution*

Novak	4,057,200	4,057,200	1,352,400
Carucci	1,131,773	633,793	211,264
Su	1,609,598	1,609,598	536,533
Allan	1,965,206	1,965,206	655,069
Creed	907,494	907,494	302,498

  *
  Amounts in these columns were deferred in January 2009 when the 2008 annual incentive was approved by the Compensation Committee. This means they will not be reported in the Nonqualified Deferred Compensation table at page 73 because the deferrals occurred after 2008. These amounts will be reported in the Nonqualified Deferred Compensation tables in next year's proxy.

Name	2007 Annual Incentive Award	Amount of 2007 Annual Incentive Elected to be Deferred into the Discount Stock Fund	Matching Contribution

Novak	4,742,892	4,742,892	1,580,964
Carucci	1,263,780	884,646	294,882
Su	1,719,900	1,719,900	573,300
Allan	1,615,950	—	—
Creed	396,060	396,060	132,020

Name	2006 Annual Incentive Award	Amount of 2006 Annual Incentive Elected to be Deferred into the Discount Stock Fund	Matching Contribution

Novak	3,347,680	3,347,680	1,115,893
Carucci	718,200	359,100	119,700
Su	963,900	963,900	321,300
Allan	897,600	—	—
Creed	679,587	679,587	226,529

(5)
Amounts in column (g) reflect the aggregate increase in actuarial present value of age 62 accrued benefits under all actuarial pension plans during the 2008 fiscal year (using interest rate and mortality assumptions consistent with those used in the Company's financial statements). See the Pension Benefits Table at page 67 for a detailed discussion of the Company's pension benefits. The Company does not pay "above market" interest on non-qualified deferred compensation; therefore, this column reflects pension accruals only. For Mr. Creed in 2007, the actuarial present value of his accrued benefit decreased $237; however, under SEC rules, the change is to be reflected as a "0."

(6)
Amounts in this column are explained in the All Other Compensation Table and footnotes to that table, which follows.

ALL OTHER COMPENSATION TABLE

        The following table contains a breakdown of the compensation and benefits included under All Other Compensation in the Summary Compensation Table above for 2008.

Name (a)	Perquisites(1) (b)	Tax Reimbursements(2) (c)	Insurance premiums(3) (d)	Other(4) (e)	Total (f)

Novak	208,104	—	18,030	13,575	239,709
Carucci	27,500	—	4,463	5,000	36,963
Su	277,799	1,119,187	9,904	27,735	1,434,625
Allan	27,500	165,250	5,306	9,007	207,063
Creed	195,887	147,403	3,987	13,735	361,012

(1)
Amounts in this column include for Mr. Novak: incremental cost for the personal use of Company aircraft ($208,104—we calculate the incremental cost to the Company of any personal use of Company aircraft based on the cost of fuel, trip-related maintenance, crew travel, on board catering, landing and license fees, "dead head" costs of flying planes to and from locations for personal use, and contract labor); for Messrs. Carucci and Allan: Company car allowance ($27,500); for Mr. Su: expatriate spendables/housing allowance ($228,391); and Company car allowance ($49,408), which includes depreciation, the cost of fuel, repair and maintenance, insurance and taxes; for Mr. Creed: Company annual contribution to his Australian defined contribution plan ($168,387); and Company car allowance ($27,500).

(2)
Amounts in this column reflect payments to the executive of tax reimbursements related to tax preparation assistance, relocation expenses, country club dues and, taxable pension contributions. For Mr. Su, as explained at page 53, this amount represents the Company provided tax reimbursement for China income taxes incurred on deferred income distributions which exceed the marginal Hong Kong tax rate.

(3)
These amounts reflect the income each executive was deemed to receive from IRS tables related to Company provided life insurance in excess of $50,000. The Company provides every salaried employee with life insurance coverage up to one times the employee's salary plus target bonus.

(4)
This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits and the perquisites and other personal benefits shown in column (b) for the named executive. These other benefits include: home security expense, perquisite allowance, relocation expenses, annual payment for foreign service, club dues, tax preparation assistance, Company provided parking and annual physical.

GRANTS OF PLAN-BASED AWARDS

        The following table provides information on stock appreciation rights and restricted stock units granted for 2008 to each of the Company's named executive officers. The amount of these awards that were expensed is shown in the Summary Compensation Table at page 59.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
					All Other Stock Awards: Number of Shares of Stock or Units (#)(2) (f)
						All Other Option/SAR Awards: Number of Securities Underlying Options (#)(3) (g)
							Exercise or Base Price of Option/SAR Awards ($/Sh)(4) (h)	Grant Date Fair Value of Stock and Options Awards(5) (i)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)

Novak	1/24/2008	0	2,100,000	6,300,000
	1/24/2008					428,339	37.30	4,711,772
	1/24/2008				187,398		37.30	6,989,945
	2/5/2009				180,982			5,300,965

Carucci	1/24/2008	0	607,500	1,822,500
	1/24/2008					240,941	37.30	2,650,375
	2/5/2009				28,851			845,057

Su	1/24/2008	0	891,250	2,673,750
	1/24/2008					374,797	37.30	4,122,804
	2/5/2009				73,272			2,146,131

Allan	1/24/2008	0	891,250	2,673,750
	1/24/2008					160,628	37.30	1,766,924
	2/5/2009				89,460			2,620,275

Creed	1/24/2008	0	527,000	1,581,000
	1/24/2008					107,085	37.30	1,177,946
	2/5/2009				41,311			1,209,992

(1)
Amounts in columns (c), (d) and (e) provide the minimum amount, target amount and maximum amounts payable as annual incentive compensation under the YUM! Leaders' Bonus Program based on the Company's performance and on each executive's individual performance during 2008. The actual amount of annual incentive compensation awarded for 2008 is shown in the footnotes to column (f) of the Summary Compensation Table on page 60. The performance measurements, performance targets, and target bonus percentage are described in the Compensation Discussion and Analysis beginning on page 44 under the discussion of annual incentive compensation.

(2)
Amounts in this column reflect the number of RSUs each executive received with respect to the executive's deferral of his 2008 annual incentive under the Company's EID Program which is described in more detail beginning on page 71. The grant dates for RSUs in 2009 reflect the date of the annual incentive award made on February 5, 2009, as approved, by the Compensation Committee at its January 23, 2009 meeting. The per-RSU FAS 123R value was $29.29 on February 5. There can be no assurance that the value of the common stock received upon settlement of the RSU will equal the FAS 123R values.

In addition, in January of 2008, the Compensation Committee approved a retention award of 187,398 RSUs to Mr. Novak based on his strong leadership and the Company's performance. The award vests after 4 years and had a grant date economic value of $7 million. The award will be paid to Mr. Novak in shares of YUM Common stock six months following his retirement provided he does not leave the Company before the award vests.

(3)
Amounts in this column reflect the number of 2008 stock appreciation rights ("SARs") and stock options granted to executives during the Company's 2008 fiscal year. For each executive, the grants were made January 24, 2008. SARs/stock options become exercisable in equal installments on the first, second, third and fourth anniversaries of the grant date. (Except, however, 267,712 stock option awards and 133,856 SARs, granted to Mr. Su, and Mr. Carucci, respectively, become exercisable on the fifth anniversary of the grant date.) The terms of each SAR/stock option grant provides that, if specified corporate control changes occur, all outstanding awards become exercisable immediately. SARs allow the grantee to receive the number of shares of YUM common stock that is equal in value to the appreciation in YUM common stock with respect to the number of SARs granted from the date of grant to the date of exercise.

Participants who have attained age 55 with 10 years of service who terminate employment may exercise SARs/stock options that were vested on their date of termination through the expiration date of the stock appreciation right (generally, the tenth anniversary following the SARs/stock options grant date). Vested SARs/grant options of grantees who die may also be exercised by the grantee's beneficiary through the expiration date of the vested SARs/stock options and the grantees unvested SARs/stock options expire on the grantees' death. If a grantee's employment is terminated due to gross misconduct, the entire award is forfeited. For other employment terminations, all SARs/stock options expire upon termination of employment.

There can be no assurance that the SARs/stock options will ever be exercised (in which case no value will be realized by the executive) or that the value upon exercise will equal the FAS 123R value.

(4)
The exercise price of all SARs/stock options granted in 2008 equals the closing price of YUM common stock on the grant date, January 24, 2008.

(5)
Amounts in this column reflect the full grant date fair value under FAS 123R of the RSUs shown in column (f) and the SARs/stock options shown in column (g). These amounts reflect the amounts to be recognized by the Company as accounting expense and do not correspond to the actual value that will be recognized by the named executives. The full grant date fair value is the amount that the Company is expensing in its financial statements over the award's vesting schedule. For RSUs, fair value is equal to the closing price of the Company's common stock on the date of grant. For SARs/stock options, fair value was calculated using the Black-Scholes value on the grant date of $11.00. For additional information regarding valuation assumptions of SARs/stock options, see the discussion of stock awards and option awards contained in Part II, Item 8, "Financial Statements and Supplementary Data" of the Annual Report in Notes to Consolidated Financial Statements at Note 16, "Stock Options and Stock Appreciation Rights."

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table shows the number of shares covered by exercisable and unexercisable stock options, SARs and unvested RSUs held by the Company's named executive officers on December 31, 2008.

	Option Awards(1)					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#)(2) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)

Novak	309,964	—		$5.70	1/25/2011
	1,239,856	—		$8.62	1/25/2011
	1,012,960	—		$8.39	1/25/2011
	802,696	—		$12.20	12/31/2011
	824,574	—		$12.16	1/23/2013
	585,934	—		$17.23	1/27/2014
	341,454	113,818	(i)	$22.53	1/28/2015
	258,989	258,989	(ii)	$24.47	1/26/2016
	122,740	368,220	(iii)	$29.61	1/19/2017
	—	428,339	(v)	$37.30	1/24/2018
						193,936	6,108,986

Carucci	95,308	—		$7.57	1/27/2010
	131,092	—		$8.39	1/25/2011
	61,808	—		$12.20	12/31/2011
	70,090	—		$12.16	1/23/2013
	29,020	—		$17.23	1/27/2014
	54,200	—		$17.23	1/27/2014
	58,536	19,512	(i)	$22.53	1/28/2015
	62,158	62,158	(ii)	$24.47	1/26/2016
	29,075	87,227	(iii)	$29.61	1/19/2017
	—	107,085	(v)	$37.30	1/24/2018
	—	133,856	(vi)	$37.30	1/24/2018
						47,830	1,506,682

Su	144,780	—		$11.74	1/21/2009
	224,564	—		$7.57	1/27/2010
	143,008	—		$8.39	1/25/2011
	96,324	—		$12.20	12/31/2011
	75,316	—		$13.28	1/24/2012
	72,178	—		$13.86	9/30/2012
	98,950	—		$12.16	1/23/2013
	58,040	—		$17.23	1/27/2014
	117,188	—		$17.23	1/27/2014
	97,558	32,520	(i)	$22.53	1/28/2015
	62,158	62,158	(ii)	$24.47	1/26/2016
	33,229	99,689	(iii)	$29.61	1/19/2017
	—	107,085	(v)	$37.30	1/24/2018
	—	267,712	(vi)	$37.30	1/24/2018
						1,282	40,392

	Option Awards(1)					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#)(2) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)

Allan	89,420	—		$11.74	1/21/2009
	198,144	—		$7.57	1/27/2010
	125,132	—		$8.39	1/25/2011
	84,284	—		$12.20	12/31/2011
	75,316	—		$13.28	1/24/2012
	86,582	—		$12.16	1/23/2013
	76,322	—		$13.10	5/15/2013
	58,040	—		$17.23	1/27/2014
	117,188	—		$17.23	1/27/2014
	81,300	27,100	(i)	$22.53	1/28/2015
	62,158	62,158	(ii)	$24.47	1/26/2016
	24,922	74,766	(iii)	$29.61	1/19/2017
	—	332,292	(iv)	$29.61	1/19/2017
	—	160,628	(v)	$37.30	1/24/2018
						—	—

Creed	39,541	—		$12.16	1/23/2013
	46,876	—		$17.23	1/27/2014
	40,650	13,550	(i)	$22.53	1/28/2015
	41,439	41,439	(ii)	$24.47	1/26/2016
	17,861	53,583	(iii)	$29.61	1/19/2017
	—	332,292	(iv)	$29.61	1/19/2017
	—	107,085	(v)	$37.30	1/24/2018
						44,771	1,410,337

(1)
Except as provided below, all options and SARs listed above vest at a rate of 25% per year over the first four years of the ten-year option term. In the case of Mr. Novak, options expiring in 2011 with option exercise prices of $5.70 and $8.62 were granted in 1996 and 1997 with an approximately 14 year term and vested in 2006. They are now fully vested. With respect to other named executive officers, grants with expiration dates in 2009 and 2010 as well as grants expiring on September 30, 2012 for Mr. Su, May 15, 2013 for Mr. Allan and the first grant listed as expiring on January 27, 2014 for Messrs. Carucci, Su and Allan were granted with 100% vesting after four years.

The actual vesting dates for unexercisable award grants are as follows:

(i)
All unexercisable shares vested on January 28, 2009.

(ii)
One-half of the unexercisable shares will vest on each of January 26, 2009 and 2010.

(iii)
One-third of the unexercisable shares will vest on each of January 19, 2009, 2010 and 2011.

(iv)
All unexercisable shares will vest on January 19, 2012.

(v)
One-fourth of the unexercisable shares will vest on each of January 24, 2009, 2010, 2011 and 2012.

(vi)
All unexercisable shares will vest on January 24, 2013.

(2)
Amounts in this column represent RSUs that have not vested. Beginning on page 71 is a discussion of how these restricted units are awarded and their terms.

OPTION EXERCISES AND STOCK VESTED

        The table below shows the number of shares of YUM common stock acquired during 2008 upon exercise of stock options and vesting of stock awards in the form of RSUs, each before payment of applicable withholding taxes and broker commissions.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#)(1) (d)	Value realized on Vesting ($) (e)

Novak	—	—	165,396	5,735,718
Carucci	109,616	3,387,273	6,839	243,810
Su	—	—	60,268	2,090,007
Allan	84,404	2,345,798	31,036	1,106,433
Creed	23,411	601,232	28,460	1,014,599

(1)
These amounts represent RSUs that became vested in 2008. These shares will be distributed in accordance with the deferral election made by the named executive officer under the EID Program. See page 71 for a discussion of the EID Program.

PENSION BENEFITS

        The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the YUM! Brands Retirement Plan ("Retirement Plan") and the YUM! Brands, Inc. Pension Equalization Plan ("Pension Equalization Plan") or the YUM! Brands International Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)		Present Value of Accumulated Benefit(4) ($) (d)	Payments During Last Fiscal Year ($) (e)

Novak	Retirement Plan(1)	22		701,145	—
	Pension Equalization Plan(2)	22		13,820,312	—

Carucci	Retirement Plan(1)	24		430,022	—
	Pension Equalization Plan(2)	24		2,234,001	—

Su	International Retirement Plan(3)	19		4,679,537	—

Allan	Retirement Plan(1)	5	*	158,962	—
	Pension Equalization Plan(2)	5	*	930,916	—

Creed	Retirement Plan(1)	2	*	53,793	—
	Pension Equalization Plan(2)	2	*	0	—

*
Under these plans, Messrs. Allan and Creed only receive credited service for their eligible U.S. based service. Mr. Allan was based outside the U.S. for 11 years. Mr. Creed was based outside the U.S. for 7 years. During that time neither accrued a benefit under any retirement plan based upon final compensation or years of service like these plans. In addition, under the terms of Mr. Creed's assignment in the U.S., he is covered under an Australian defined contribution plan related to his service in Australia prior to his transfer to the U.S. to which the Company continues to make annual contributions. While the Company makes contributions to the Australian plan, Mr. Creed will not accrue a benefit, except, however, he did accrue a benefit for two years, 2002 and 2003, under a transition provision of the Retirement Plan. The benefit Mr. Creed earned under the Pension Equalization Plan for those was offset by the Company's 2002 and 2003 contributions to the Australian Plan.

(1)   YUM! Brands Retirement Plan

        The Retirement Plan and the YUM! Brands Inc. Pension Equalization Plan (discussed below) provide an integrated program of retirement benefits for salaried employees that were hired by the Company prior to October 1, 2001. Both plans apply the same formulas (except as noted below), and together they replace the same level of pre-retirement pensionable earnings for all similarly situated participants. The Retirement Plan is a tax qualified plan, and it is designed to provide the maximum possible portion of this integrated benefit on a tax qualified and funded basis.

Benefit Formula

        Benefits under the Retirement Plan are based on a participant's Final Average Earnings (subject to the limits under Internal Revenue Code Section 401(a)(17)) and service under the plan. Upon termination of employment, a participant's Normal Retirement Benefit from the plan is equal to

  A.
  3% of Final Average Earnings times Projected Service up to 10 years of service, plus

  B.
  1% of Final Average Earnings times Projected Service in excess of 10 years of service, minus

  C.
  .43% of Final Average Earnings up to Social Security covered compensation multiplied by Projected Service up to 35 years of service the result of which is multiplied by a fraction the numerator of which is actual service as of date of termination and the denominator of which is the participant's Projected Service. Projected Service is the service that the participant would have earned if he had remained employed with the Company until his Normal Retirement Age (generally age 65).

        If a participant leaves employment after becoming eligible for Early or Normal Retirement, benefits are calculated using the formula above except that actual service attained at the participant's retirement date is used in place of Projected Service.

Final Average Earnings

        A participant's Final Average Earnings is determined based on his highest 5 consecutive years of pensionable earnings. Pensionable earnings is the sum of the participant's base pay and annual incentive compensation from the Company, including amounts under the YUM! Leaders' Bonus Program. In general base pay includes salary, vacation pay, sick pay, short term disability payments and commission payments. Extraordinary bonuses and lump sum payments made in connection with a participant's termination of employment are not included.

Vesting

        A participant receives a year of vesting service for each year of employment with the Company. A participant is 0% vested until he has been credited with at least 5 years of vesting service. Upon attaining 5 years of vesting service, a participant becomes 100% vested. All the named executive officers are vested.

Normal Retirement Eligibility

        A participant is eligible for Normal Retirement following the later of age 65 or 5 years of vesting service.

Early Retirement Eligibility and Reductions

        A participant is eligible for Early Retirement following the later of age 55 or 10 years of vesting service. A participant who has met the requirements for Early Retirement and who elects to begin receiving payments from the plan prior to age 62 will receive a reduction of 1/12 of 4% for each month benefits begin before age 62. Benefits are unreduced at age 62.

        The table below shows when each of the named executive officers will be eligible or became eligible for Early Retirement and the estimated lump sum value of the benefit each participant would receive from the YUM plans (both qualified and non-qualified) if he retired from the Company at that time and received a lump sum payment (except however, in the case of Messrs. Novak and Su, who are already Early Retirement eligible, the estimated lump sum is calculated as if they retired on December 31, 2008).

Name	Earliest Retirement Date	Estimated Lump Sum from the Qualified Plan(1)	Estimated Lump Sum from the Non-Qualified Plan(2)	Total Estimated Lump Sum

Novak	November 1, 2007	938,096	18,690,385	19,628,481
Carucci	July 1, 2012	755,289	3,581,626	4,336,915
Su	May 1, 2007	—	6,170,212	6,170,212
Allan	May 1, 2010	381,252	2,185,530	2,566,782
Creed	August 1, 2012	115,501	104,643	220,144

(1)
The YUM! Brands Retirement Plan

(2)
Mr. Su's benefit is paid solely from the YUM! Brands International Retirement Plan. All other non-qualified benefits are paid from the YUM! Brands Inc. Pension Equalization Plan.

        The estimated lump sum values in the table above are calculated assuming no increase in the participant's Final Average Earnings. The lump sums are estimated using the mortality table and interest assumption as used for purposes of financial accounting. Actual lump sums may be higher or lower depending on the mortality table and interest rate in effect at the time of distribution and the participant's Final Average Earnings at his date of retirement.

Termination of Employment Prior to Retirement

        If a participant terminates employment, either voluntarily or involuntarily, prior to meeting eligibility for Early or Normal Retirement, benefits will be actuarially reduced from age 65 to his early commencement date using the mortality rates in the YUM! Brands Retirement Plan and an interest rate equal to 7% (e.g., this results in a 62.97% reduction at age 55). In addition, the participant may NOT elect to receive his benefit in the form of a lump sum.

Lump Sum Availability

        Lump sum payments are available to participants who meet the requirements for Early or Normal Retirement. Participants who leave the Company prior to meeting the requirements for Early or Normal Retirement must take their benefits in the form of a monthly annuity and no lump sum is available. When a lump sum is paid from the plan, it is calculated based on actuarial assumptions for lump sums required by Internal Revenue Code Section 417(e)(3) (currently this is the annual 30-year Treasury rate for the 2nd month preceding the date of distribution and the gender blended 1994 Group Annuity Reserving Table as set forth in Revenue Ruling 2001-62).

(2)   YUM! Brands Inc. Pension Equalization Plan

        The YUM! Brands Inc. Pension Equalization Plan is an unfunded, non-qualified plan that complements the YUM! Brands Retirement Plan by providing benefits that federal tax law bars providing under the Retirement Plan. Benefits are generally determined and payable under the same terms and conditions as the Retirement Plan (except as noted below) without regard to federal tax limitations on amounts of includible compensation and maximum benefits. Benefits paid are reduced by the value of benefits payable under the Retirement Plan.

        Participants who earned at least $75,000 during calendar year 1989 are eligible to receive benefits calculated under the Retirement Plan's pre-1989 formula, if this calculation results in a larger benefit from the YUM! Brands Inc. Pension Equalization Plan. Messrs. Novak, Carucci, Allan and Creed qualify for benefits under this formula. This formula is similar to the formula described above under the Retirement Plan except that part C of the formula is calculated as follows:

  C.
  1 2/3% of an estimated primary Social Security amount multiplied by Projected Service up to 30 years

        Retirement distributions are always paid in the form of a lump sum. In the case of a participant whose benefits are payable based on the pre-1989 formula, the lump sum value is calculated as the actuarial equivalent to the participant's 50% Joint and Survivor Annuity with no reduction for survivor coverage. In all other cases, lump sums are calculated as the actuarial equivalent of the participant's life only annuity. Participants who terminate employment prior to meeting eligibility for Early or Normal Retirement must take their benefits from this plan in the form of a monthly annuity.

(3)   YUM! Brands International Retirement Plan

        The YUM! Brands International Retirement Plan (the "YIRP") is an unfunded, non-qualified defined benefit plan that covers certain international employees who are designated by the Company as third country nationals. Mr. Su is eligible for benefits under this Plan. The YIRP provides a retirement benefit similar to the Retirement Plan except that part C of the formula is calculated as the sum of:

  a)
  Company financed State benefits or Social Security benefits if paid periodically

  b)
  The actuarial equivalent of all State paid or mandated lump sum benefits financed by the Company

  c)
  Any other Company financed benefits that are attributable to periods of pensionable service and that are derived from a plan maintained or contributed to by the Company or one or more of the group of corporations that is controlled by the Company.

        Benefits are payable under the same terms and conditions as the Retirement Plan without regard to Internal Revenue Service limitations on amounts of includible compensation and maximum benefits.

(4)   Present Value of Accumulated Benefits

        For all plans, the Present Value of Accumulated Benefits (determined as of December 31, 2008) is calculated assuming that each participant is eligible to receive an unreduced benefit payable in the form of a single lump sum at age 62. Also, since none of the participants have actually attained eligibility for Early or Normal Retirement (except for Messrs. Novak and Su), benefits are based on the formula applicable to non-retirement eligible participants as discussed above. This is consistent with the methodologies used in financial accounting calculations. In addition, the economic assumptions for the lump sum interest rate, post retirement mortality, and discount rate are also consistent with those used in financial accounting calculations.

 NONQUALIFIED DEFERRED COMPENSATION

        Amounts reflected in the Nonqualified Deferred Compensation table below are provided for under the Company's Executive Income Deferral ("EID") Program, an unfunded, unsecured deferred compensation plan. For each calendar year, participants are permitted under this program to defer up to 85% of their base pay and/or 100% of their annual incentive award.

        Deferred Program Investments.    Amounts deferred under the EID Program may be invested in the following phantom investment alternatives, which are (12 month investment returns are shown in parenthesis):

  •
  YUM! Stock Fund (-15.91%),

  •
  YUM! Discount Stock Fund (-15.91%),

  •
  S&P 500 Index Fund (-36.97%),

  •
  Bond Market Index Fund (5.36%) and

  •
  Stable Value Fund (3.67%).

        All of the phantom investment alternatives offered under the EID Program are designed to match the performance of actual investments, that is, they provide market rate returns and do not provide for preferential earnings. The S&P 500 index fund, bond market index fund and stable value fund are designed to track the investment return of like-named funds offered under the Company's 401(k) Plan. The YUM! Stock Fund and YUM! Discount Stock Fund track the investment return of the Company's common stock. Participants may transfer funds between the investment alternatives on a quarterly basis except (1) funds invested in the YUM! Stock Fund or YUM! Discount Stock Fund may not be transferred once invested in these funds and (2) a participant may only elect to invest into the Discount Stock Fund at the time the annual incentive deferral election is made. In the case of the Discount Stock Fund, participants who defer their annual incentive into this fund, acquire additional phantom shares (called restricted stock units ("RSUs")) equal to 33% of the RSUs received with respect to the deferral of their annual incentive into the Discount Stock Fund (the additional RSUs are referred to as "matching contributions"). The RSUs attributable to the matching contributions are allocated on the same day the RSUs attributable to the annual incentive are allocated, which is the same day we make our annual stock appreciation right grants. Amounts attributable to the matching contribution under the YUM! Discount Stock Fund are reflected in column (c) below as contributions by the Company (and represent amounts actually credited to the named executive's account during 2008).

        RSUs attributable to annual incentive deferrals into the Discount Stock Fund and matching contributions vest on the second anniversary of the grant (or a change of control of the Company, if earlier) and are payable as shares of YUM common stock pursuant to the participant's deferral election. Unvested RSUs held in a participant's Discount Stock Fund account are forfeited if the participant voluntarily terminates employment with the Company within two years of the deferral date. If a participant terminates employment involuntarily, the portion of the account attributable to the matching contributions is forfeited and the participant will receive an amount equal to the amount of the original amount deferred. If a participant dies or becomes disabled during the restricted period, the participant fully vests in the RSUs. Dividend equivalents are accrued during the restricted period but are only paid if the RSUs vest. RSUs held by a participant who has attained age 65 with five years of service vest immediately. In the case of a participant who has attained age 55 with 10 years of service, RSUs attributable to the bonus deferrals into the Discount Stock Fund vest immediately and RSUs attributable to the matching contribution vest pro rata during the period beginning on the date of grant and ending on the first anniversary of the grant and are fully vested on the first anniversary. For each named executive, the number of RSUs awarded and their value attributable to deferred 2008 annual incentives are set forth at columns (f) and (j) of the Grants of Plan-Based Awards table on page 63 and are discussed in further detail at footnotes 2 and 4 of the Summary Compensation Table beginning on pages 59 and 60.

        Distributions.    When participants elect to defer amounts into the EID Program, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year—whether or not employment has then ended—or at a time that begins at or after the executive's retirement or separation or termination of employment.

        Distributions can be made in a lump sum or up to 20 annual installments. Initial deferrals are subject to a minimum two year deferral. In general, with respect to amounts deferred after 2005 or not fully vested as of January 1, 2005, participants may change their distribution schedule, provided the new elections satisfy the requirements of Section 409A of the Internal Revenue Code. In general, Section 409A requires that:

  •
  Distribution schedules cannot be accelerated (other than for a hardship)

  •
  To delay a previously scheduled distribution,

  •
  A participant must make an election at least one year before the distribution otherwise would be made, and

  •
  The new distribution cannot begin earlier than five years after it would have begun without the election to re-defer.

        With respect to amounts deferred prior to 2005, to delay a distribution the new distribution cannot begin until two years after it would have begun without the election to re-defer.

        Investments in the YUM! Stock Fund and YUM! Discount Stock Fund are only distributed in shares of Company stock.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
(a)	(b)	(c)	(d)	(e)	(f)

Novak	4,742,892	1,580,964	(11,441,052)	124,155	64,915,011
Carucci	1,263,780	294,882	(1,100,283)	16,043	5,928,835
Su	1,719,900	573,300	(597,360)	995,133	3,400,916
Allan	—	—	(970,249)	171,761	5,104,620
Creed	396,060	132,020	(389,201)	262,296	2,174,738

(1)
Amounts in this column reflect amounts that were also reported as compensation in our Summary Compensation Table filed last year or would have been reported as compensation in our Summary Compensation Table last year if the executive were a named executive officer.

(2)
Amounts in this column reflect the Company's contribution to the EID Program which is discussed beginning on page 71. The amounts represent the value of the matching contributions on RSUs awarded to executives and credited to their deferral account under the program in 2008 as a result of their election to defer their 2007 annual incentive award into RSUs.

(3)
Amounts in this column reflect earnings during the last fiscal year on deferred amounts. All earnings are based on the investment alternatives offered under the EID Program described in the narrative above this table. Since these earnings are market based returns, they are not reported in the Summary Compensation Table.

(4)
All amounts shown were distributed in accordance with the executive's deferral election, except in the case of the following amounts distributed to pay payroll taxes due upon vesting of RSUs under the EID Program during the year:

Novak	$68,703
Carucci	$6,986
Allan	$16,399
Creed	$15,039
(5)
Amounts reflected in this column are the year-end balances for each executive under the EID Program. As required under SEC rules, below is the portion of the year-end balance for each executive which has previously been reported as compensation to the executive in the Company's Summary Compensation Table for 2008 and prior years or would have been reported as compensation if the executive had been a named executive officer in those previous years.

Novak	$30,821,265
Carucci	$4,638,520
Su	$4,215,900
Allan	$2,463,695
Creed	$1,958,565

        The difference between these amounts and the amount of the year-end balance for each executive represents the total aggregate earnings accumulated under the program with respect to that compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive's employment had terminated on December 31, 2008, given the named executive's compensation and service levels as of such date and, if applicable, based on the Company's closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Company's 401(k) Plan, retiree medical benefits, disability benefits and accrued vacation pay.

        Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company's stock price and the executive's age.

        Stock Options and SAR Awards.    If one or more named executive officers terminated employment for any reason other than retirement, death, disability or following a change in control as of December 31, 2008, they could exercise the stock options and SARs that were exercisable on that date as shown at the Outstanding Equity Awards at Fiscal Year-End table on page 65, otherwise all options and SARs, pursuant to their terms, would have been forfeited and cancelled after that date. If the named executive had retired, died or become disabled as of December 31, 2008, exercisable stock options and SARs would remain exercisable through the term of the award. Except in the case of a change in control, described below, no stock options or SARs become exercisable on an accelerated basis. Benefits a named executive officer may receive on a change of control are discussed below.

        Deferred Compensation.    As described in more detail beginning at page 71, the named executives participate in the EID Program, which permits the deferral of salary and annual incentive compensation. The last column of the Nonqualified Deferred Compensation Table on page 73 reports each named executive's aggregate balance at December 31, 2008. The named executives are entitled to receive their vested amount under the EID Program in case of voluntary termination of employment. In the case of involuntary termination of employment, they are entitled to receive their vested benefit and the amount of the unvested benefit that corresponds to their deferral. In the case of death, disability or retirement after age 65, they or their beneficiaries are entitled to their entire account balance as shown in the last column of the Nonqualified Deferred Compensation table on page 73. The amounts they would have been entitled to in case of a voluntary or involuntary termination as of December 31, 2008 are as follows:

	Voluntary Termination ($)	Involuntary Termination ($)
Novak	64,797,153	64,797,153
Carucci	4,381,451	5,560,979
Su	3,357,375	3,357,375
Allan	5,104,620	5,104,620
Creed	715,459	1,243,539

        Payouts to the executive under the EID Program would occur in accordance with the executive's elections. In the case of amounts deferred after 2002, such payments deferred until termination of employment or retirement will not begin prior to six months following the executive's termination of employment. Executives may receive their benefit in a lump sum payment or in installment payments for up to 20 years. Each of the named executive officers has elected to receive payments in a lump sum.

        Pension Benefits.    The Pension Benefits Table on page 67 describes the general terms of each pension plan in which the named executives participate, the years of credited service and the present value of the annuity payable to each named executive assuming termination of employment as of December 31, 2008. The table on page 69 provides the present value of the lump sum benefit payable to each named executive when they attain eligibility for Early Retirement (i.e., age 55 with 10 years of service) under the plans.

        Life Insurance Benefits.    For a description of the supplemental life insurance plans that provide coverage to the named executives, see the All Other Compensation Table on page 62. If the named executives had died on December 31, 2008, the survivors of Messrs. Novak, Carucci, Su, Allan and Creed would have received Company paid life insurance of $3,500,000, $1,283,000, $1,667,000, $1,667,000 and

$1,147,000, respectively, under this arrangement. Executives and all other salaried employees can purchase additional life insurance benefits up to a maximum combined company paid and additional life insurance of $3.5 million. This additional benefit is not paid or subsidized by the Company and, therefore, is not shown here.

        Change in Control.    Change in control severance agreements are in effect between YUM and certain key executives (including Messrs. Novak, Carucci, Su, Allan and Creed). These agreements are general obligations of YUM, and provide, generally, that if, within two years subsequent to a change in control of YUM, the employment of the executive is terminated (other than for cause, or for other limited reasons specified in the change in control severance agreements) or the executive terminates employment for Good Reason (defined in the change in control severance agreements to include a diminution of duties and responsibilities or benefits), the executive will be entitled to receive the following:

  •
  a proportionate annual incentive assuming achievement of target performance goals under the bonus plan or, if higher, assuming continued achievement of actual Company performance until date of termination,

  •
  a severance payment equal to two times the sum of the executive's base salary and the target bonus or, if higher, the actual bonus for the year preceding the change in control of the Company,

  •
  outplacement services for up to one year following termination, and

  •
  a "tax gross-up payment" which, in the event an executive becomes entitled to receive a severance payment and other severance benefits and such severance payment and benefits are subject to an excise tax, ensures the executive will be in the same after-tax position as if no excise tax had been imposed. (Except, however, where the severance payment to the executive will generate an excise tax but the total severance payment does not exceed by more than 10% the threshold for which the excise tax becomes payable, then no gross-up payment will be made and the executive's severance payment will be reduced to the threshold to ensure no excise tax is payable.)

        In addition, to the payments described above under the agreements, upon a change of control:

  •
  All stock options and SARs held by the executive will automatically vest and become exercisable.

  •
  All RSUs under the Company's EID Program will vest.

        The change in control severance agreements have a three-year term and are automatically renewable each January 1 for another three-year term. An executive whose employment is not terminated within two years of a change of control will not be entitled to receive any severance payments under the change in control severance agreements.

        Generally, pursuant to the agreements, a change of control is deemed to occur:

  (i)
  if any person acquires 20% or more of the Company's voting securities (other than securities acquired directly from the Company or its affiliates);

  (ii)
  if a majority of the Directors as of the date of the agreement are replaced other than in specific circumstances; or

  (iii)
  upon the consummation of a merger of the Company or any subsidiary of the Company other than (a) a merger where the Company's Directors immediately before the change in control constitute a majority of the directors of the resulting organization, or (b) a merger effected to implement a recapitalization of the Company in which no person is or becomes the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company's then-outstanding securities.

        If a change of control had occurred as of December 31, 2008, the following payments, or other benefits would have been made.

	Novak $	Carucci $	Su $	Allan $	Creed $
Annual Incentive	4,057,200	1,131,773	1,609,598	1,965,206	907,494
Severance Payment	12,285,784	3,877,560	4,989,800	4,781,900	2,294,000
Outplacement	25,000	25,000	25,000	25,000	25,000
Excise Tax and Gross-Up	—	1,524,746	—	—	—
Accelerated Vesting of Stock Options and SARs	3,537,577	776,853	917,087	1,449,398	1,142,164
Accelerated Vesting of RSU's	6,114,403	1,542,893	42,097	—	1,451,841
Forfeiture due to Modified Cap	—	—	—	(255,153)	—
Total	26,019,964	8,878,825	7,583,582	7,966,351	5,820,499

DIRECTOR COMPENSATION

        As described more fully below, this table summarizes compensation paid to each non-employee director during 2008.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($)(1)(2) (d)	All Other Compensation ($)(3) (e)	Total ($) (f)
Dorman, Dave	—	135,000	30,854	2,000	167,854
Ferragamo, Massimo	—	135,000	30,854	—	165,854
Grissom, David	75,000	75,000	30,854	10,000	190,854
Hill, Bonnie	67,500	67,500	30,854	10,250	176,104
Holland, Bob	—	135,000	30,854	10,000	175,854
Langone, Ken	—	135,000	30,854	10,000	175,854
Linen, Jonathan	—	135,000	30,854	10,000	175,854
Nelson, Thomas	—	135,000	30,854	—	165,854
Ryan, Thomas	—	140,000	30,854	—	170,854
Trujillo, Jackie	—	135,000	30,854	10,000	175,854
Walter, Robert(4)	—	227,500	48,769	10,000	286,269

(1)
Amounts in this column represent the compensation costs for financial accounting purposes for the year under FAS 123R for annual SARs granted in fiscal 2008. These amounts do not reflect amounts paid to or realized by the director for fiscal 2008. See the discussion of stock awards and option awards contained in Part II, Item 8, "Financial Statements and Supplementary Data" of the Annual Report in Notes to Consolidated Financial Statements at Note 16, "Stock Options and Stock Appreciation Rights."

(2)
At December 31, 2008, the aggregate number of options and SARs awards outstanding for non-management directors was: Mr. Dorman 10,476 options, 11,927 SARs; Mr. Ferragamo 31,334 options, 11,927 SARs; Mr. Grissom 15,470 options, 11,927 SARs; Ms. Hill 15,176 options, 11,927 SARs; Mr. Holland 31,334 options, 11,927 SARs; Mr. Langone 0 options, 11,927 SARs; Mr. Linen 10,476 options, 11,927 SARs; Mr. Nelson 0 options, 17,107 SARs; Mr. Ryan 19,414 options, 11,927 SARs; Ms. Trujillo 26,422 options, 11,927 SARs; Mr. Walter 0 options, 5,494 SARs. Mr. Novak's and Mr. Su's outstanding awards are set forth on page 65.

(3)
Represents amount of matching charitable contributions made on behalf of the director under the Company's matching gift program and/or the amount charitable contribution made in the director's name.

(4)
Mr. Walter was elected to the Board in May 2008. The stock retainer and SAR award for 2008 shown above represent his pro rata stock retainer of $67,500 and SAR award of $17,915 for his service from May to November. In addition, he received a $25,000 stock award which is awarded to all new directors upon joining the Board, but is not paid until they leave the Board. In November 2008, he received the regular stock retainer of $135,000 and SAR award of $30,854 in consideration of his service on the Board for 2009.

        The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. Board member compensation was scheduled for review in 2008; however, the Compensation Committee and the full Board determined that Board compensation increases would not be considered.

        Employee Directors.    Employee directors do not receive additional compensation for serving on the Board of Directors.

        Non-Employee Directors Annual Compensation.    Each director who is not an employee of YUM receives an annual stock grant retainer with a fair market value of $135,000 and an annual grant of vested SARs to buy $125,000 worth of YUM common stock at a price equal to its fair market value on the date of grant. Directors may elect to receive up to one-half of their stock retainer in cash. Directors may also defer payment of their retainers pursuant to the Directors Deferred Compensation Plan. Deferrals are invested in phantom Company stock and paid out in shares of Company stock. Deferrals may not be made for less than two years. In recognition of the added duties of these chairs, the Chairperson of the Audit Committee (Mr. Grissom in 2008) receives an additional $15,000 stock retainer annually and the Chairperson of the Compensation Committee (Mr. Ryan in 2008) receives an additional $5,000 stock retainer annually.

        Initial Stock Grant upon Joining Board.    Non-employee directors also receive a one-time stock grant with a fair market value of $25,000 on the date of grant upon joining the Board, distribution of which is deferred until termination from the Board.

        Stock Ownership Requirements.    Similar to executive officers, directors are subject to share ownership requirements. The directors' requirements provide that directors will not sell any of the Company's common stock received as compensation for service on the Board until the director has ceased being a member of the Board for one year.

        Matching Gifts.    To further YUM's support for charities, non-employee directors are able to participate in the YUM! Brands, Inc. Matching Gifts Program on the same terms as YUM's employees. Under this program, the YUM! Brands Foundation will match up to $10,000 a year in contributions by the director to a charitable institution approved by the YUM! Brands Foundation. At its discretion, the Foundation may match director contributions exceeding $10,000. In 2008, the Foundation matched $10,250 of Ms. Hill's contributions.

        Insurance.    We also pay the premiums on directors' and officers' liability and business travel accident insurance policies. The annual cost of this coverage is approximately $2.5 million. This is not included in the tables above as it is not considered compensation to the directors.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes, as of December 31, 2008, the equity compensation plans under which we may issue shares of stock to our directors, officers and employees under the 1999 Long Term Incentive Plan ("1999 Plan"), the 1997 Long Term Incentive Plan (the "1997 Plan"), SharePower Plan and Restaurant General Manager Stock Option Plan ("RGM Plan").

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	34,420,478	(1)	$20.35	(2)	23,202,071	(3)
Equity compensation plans not approved by security holders(4)	2,661,531		$22.50	(2)	7,096,643
Total	37,082,009	(1)	$20.55	(2)	30,298,714	(3)

(1)
Includes 6,487,980 shares issuable in respect of RSUs, performance units and deferred units.

(2)
Weighted average exercise price of outstanding options and SARs only.

(3)
Includes 11,809,582 shares available for issuance of awards of stock units, restricted stock, restricted stock units and performance share unit awards under the 1999 Plan.

(4)
Awards are made under the RGM Plan.

What are the key features of the 1999 Plan?

        The 1999 Plan provides for the issuance of up to 70,600,000 shares of stock as non-qualified stock options, incentive stock options, SARs, restricted stock, restricted stock units, performance shares or performance units. Only our employees and directors are eligible to receive awards under the 1999 Plan. The purpose of the 1999 Plan is to motivate participants to achieve long range goals, attract and retain eligible employees, provide incentives competitive with other similar companies and align the interest of employees and directors with those of our shareholders. The 1999 Plan is administered by the Compensation Committee of the Board of Directors. The exercise price of a stock option grant or SAR under the 1999 Plan may not be less than the average market price of our stock on the date of grant for years prior to 2008 or the closing price of our stock on the date of the grant beginning in 2008, and no options or SARs may have a term of more than ten years. The options and SARs that are currently outstanding under the 1999 Plan generally vest over a one to four year period and expire ten years from the date of the grant. The 1999 Plan was approved by the shareholders in May 1999, and they approved the plan as amended in 2003 and again in 2008.

What are the key features of the 1997 Plan?

        The 1997 Plan provides for the issuance of up to 45,000,000 shares of stock. Effective January 1, 2002, only restricted shares could be issued under this plan. This plan is utilized with respect to payouts on shares from our deferral plans and was originally approved by PepsiCo, Inc. as the sole shareholder of the Company in 1997, prior to the spin-off of the Company from PepsiCo, Inc. on October 6, 1997.

What are the key features of the SharePower Plan?

        The SharePower Plan provides for the issuance of up to 28,000,000 shares of stock. The SharePower Plan allows us to award non-qualified stock options, stock appreciation rights ('SARs'), restricted stock and restricted stock units. Employees, other than executive officers, are eligible to receive awards under the SharePower Plan. The SharePower Plan is administered by the Compensation Committee of the Board of Directors. The exercise price of a stock or SAR option grant under the SharePower Plan may not be less than the closing price of our stock on the date of the grant and no option or SAR may have a term of more than ten years. The options that are currently outstanding under the SharePower Plan generally vest over a one to four year period beginning on the date of grant. The SharePower Plan was originally approved by PepsiCo, Inc. as the sole shareholder of the Company in 1997, prior to the spin-off of the Company from PepsiCo, Inc. on October 6, 1997.

What are the key features of the RGM Plan?

        The RGM Plan provides for the issuance of up to 30,000,000 shares of common stock at a price equal to or greater than the closing price of our stock on the date of grant. The RGM Plan allows us to award non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units. Employees, other than executive officers, are eligible to receive awards under the RGM Plan. The purpose of the RGM Plan is (i) to give restaurant general managers ('RGMs') the opportunity to become owners of stock, (ii) to align the interests of RGMs with those of YUM's other shareholders, (iii) to emphasize that the RGM is YUM's #1 leader, and (iv) to reward the performance of RGMs. In addition, the Plan provides incentives to Area Coaches, Franchise Business Leaders and other supervisory field operation positions that support RGMs and have profit and loss responsibilities within a defined region or area. While all non-executive officer employees are eligible to receive awards under the RGM plan, all awards granted have been to RGMs or their direct supervisors in the field. Grants to RGMs generally have four year vesting and expire after ten years. The RGM Plan is administered by the Compensation Committee of the Board of Directors, and the Compensation Committee has delegated its responsibilities to the Chief People Officer of the Company. The Board of Directors approved the RGM Plan on January 20, 1998.

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

        The members of the Audit Committee are J. David Grissom, Chair, Robert Holland, Jr., Kenneth G. Langone, Jonathan S. Linen and Thomas C. Nelson.

        The Board of Directors has determined that each member of the Committee is "independent" within the meaning of the applicable rules of both the NYSE and the SEC. The Board of Directors has also determined that each member of the Committee is financially literate, as defined under the rules of the NYSE. All Committee members likely have accounting or related financial management expertise as such qualifications are defined under the rules of the NYSE. The Board determined that J. David Grissom has such accounting or related financial management expertise. In addition, the Board determined that J. David Grissom is an "audit committee financial expert" within the meaning of the rules of the SEC.

What document governs the activities of the Audit Committee?

        The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee's responsibilities are set forth in this charter, which was amended and restated effective March 27, 2009 The charter is reviewed by management at least annually, and any recommended changes are presented to the Audit Committee for review and approval. The charter is available on our Web site at www.yum.com/investors/governance.

What are the responsibilities of the Audit Committee?

        The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements, the adequacy of the Company's system of internal controls and procedures and disclosure controls and procedures, the Company's risk management, the Company's compliance with legal and regulatory requirements, the independent auditors' qualifications and independence and the performance of the Company's internal audit function and independent auditors. The Committee has sole authority over the selection of the Company's independent auditors and manages the Company's relationship with its independent auditors (who report directly to the Committee). The Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Committee, from the Company for such advice and assistance.

        The Committee met 9 times during 2008. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee's meetings generally include private sessions with the Company's independent auditors and with the Company's internal auditors, in each case without the presence of the Company's management, as well as executive sessions consisting of only Committee members. The Committee also meets with senior management from time to time. In addition to the scheduled meetings, senior management confers with the Committee or its Chair from time to time, as senior management deems advisable or appropriate, in connection with issues or concerns that arise throughout the year.

        Management is responsible for the Company's financial reporting process, including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the U.S. The Company's independent auditors are responsible for auditing those financial statements in accordance with professional standards and expressing an opinion as to their material conformity with U.S. generally accepted accounting principles and for auditing the effectiveness of the Company's internal control over financial reporting. The Committee's responsibility is to monitor and review the Company's financial reporting process and discuss management's report on the Company's internal control over financial reporting. It is not the Committee's duty or responsibility to conduct audits or accounting reviews or procedures. The Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the U.S. and on the opinion of the independent auditors included in their report on the Company's financial statements. The Committee has also relied, without independent verification, on management's representation that the Company's internal control over financial reporting is effective and on the opinion of the independent auditors included in their report on the Company's internal control over financial reporting.

What matters have members of the Audit Committee discussed with management and the independent auditors?

        As part of its oversight of the Company's financial statements, the Committee reviews and discusses with both management and the Company's independent auditors all annual and quarterly financial statements prior to their issuance. During 2008, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the U.S., and reviewed significant accounting and disclosure issues with the Committee. These reviews include discussions with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality (not merely the acceptability) of the Company's accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and disclosures related to critical accounting practices. The Committee has also discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter received from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Committee concerning independence. The Committee also considered whether non-audit services provided by the independent auditors are compatible with the independent auditors' independence. The Committee also received regular updates, and written summaries as required by the PCAOB rules (for tax services), on the amount of fees and scope of audit, audit-related and tax services provided.

        In addition, the Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company's internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company's internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Committee also reviews and discusses legal and compliance matters with management, and, as necessary or advisable, the Company's independent auditors.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2008?

        Based on the Committee's discussions with management and the independent auditors and the Committee's review of the representations of management and the report of the independent auditors to the Board of Directors, and subject to the limitations on the Committee's role and responsibilities referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that it include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2008 for filing with the SEC.

Who prepared this report?

        This report has been furnished by the members of the Audit Committee:

J. David Grissom, Chairperson	Robert Holland, Jr.
Kenneth G. Langone	Jonathan S. Linen
Thomas C. Nelson

 ADDITIONAL INFORMATION

Who pays the expenses incurred in connection with the solicitation of proxies?

        Expenses in connection with the solicitation of proxies will be paid by us. Proxies are being solicited principally by mail, by telephone and through the Internet. We have retained Georgeson Inc. to act as a proxy solicitor for a fee estimated to be $10,000, plus reimbursement of out-of-pocket expenses. In addition, our directors, officers and regular employees, without additional compensation, may solicit proxies personally, by e-mail, telephone, fax or special letter. We will reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of our shares.

How may I elect to receive shareholder materials electronically and discontinue my receipt of paper copies?

        YUM shareholders with shares registered directly in their name who received shareholder materials in the mail may elect to receive future annual reports and proxy statements from us and to vote their shares through the Internet instead of receiving copies through the mail. We are offering this service to provide shareholders with added convenience and to reduce Annual Report printing and mailing costs.

        To take advantage of this option, shareholders must subscribe to one of the various commercial services that offer access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the shareholder.

        To elect this option, go to www.amstock.com, click on Shareholder Account Access, log-in and locate the option to Receive Company Mailing via e-mail. Shareholders who elect this option will be notified by mail how to access the proxy materials and how to vote their shares on the Internet or by phone.

        If you consent to receive future proxy materials electronically, your consent will remain in effect unless it is withdrawn by writing our Transfer Agent, American Stock Transfer and Trust Company, 59 Maiden Lane, New York, NY 10038 or by logging onto our Transfer Agent's Web site at www.amstock.com and following the applicable instructions. Also, while this consent is in effect, if you decide you would like to receive a hard copy of the proxy materials, you may call, write or e-mail American Stock Transfer and Trust Company.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

        The Company has adopted a procedure called "householding" which has been approved by the SEC. The Company and some brokers household proxy materials, delivering a single Notice and, if applicable, this proxy statement and Annual Report, to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders or they participate in electronic delivery of proxy materials. Shareholders who participate in householding will continue to access and receive separate proxy cards. This process will help reduce our printing and postage fees, as well as save natural resources. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to YUM! Brands, Inc., Investor Relations, 1441 Gardiner Lane, Louisville, KY 40213 or by calling Investor Relations at 1 (888) 439-4986 or by sending an e-mail to yum.investor@yum.com.

May I propose actions for consideration at next year's Annual Meeting of Shareholders or nominate individuals to serve as directors?

        Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and proxy card for presentation at our 2010 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at YUM! Brands, Inc., 1441 Gardiner Lane, Louisville,

Kentucky 40213 by December 8, 2009. The proposal should be sent to the attention of Corporate Secretary.

        Under our By-laws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to our Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2010 Annual Meeting no later than 90 days in advance of the 2010 Annual Meeting if it is being held within 30 days before or after the anniversary of the date (May 21, 2009) of this year's Meeting. For any other meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

        Our Annual Meeting of Shareholders is generally held on the third Thursday of May. Assuming that our 2010 Annual Meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by February 22, 2010.

        The nomination must contain the following information about the nominee:

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  name;

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  age;

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  business and residence addresses;

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  principal occupation or employment;

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  the number of shares of common stock beneficially owned by the nominee;

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  a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder;

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  a representation that such shareholder intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;

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  the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a director; and

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  a signed consent of the nominee to serve as a director of the Company, if elected.

        Notice of a proposed item of business must include:

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  a brief description of the substance of, and the reasons for conducting, such business at the Annual Meeting;

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  the shareholder's name and address as they appear on our records;

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  the number of shares of common stock beneficially owned by the shareholder (with supporting documentation where appropriate);

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  any material interest of the shareholder in such business;

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  a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business; and

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  a representation that such shareholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

        The Board is not aware of any matters that are expected to come before the 2009 Annual Meeting other than those referred to in this proxy statement. If any other matter should come before the Annual Meeting, the individuals named on the form of proxy intend to vote the proxies in accordance with their best judgment.

        The chairman of the Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

        Bylaw Provisions.    You may contact YUM's Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Exhibit A

YUM! BRANDS, INC.
EXECUTIVE INCENTIVE COMPENSATION PLAN

SECTION 1
GENERAL

        1.1.    Purpose.    The purpose of the Yum! Brands, Inc. Executive Incentive Plan (the "Plan") is to promote the interests of Yum! Brands, Inc. (the "Company" or "Yum") and its shareholders by (i) motivating executives, by means of performance-related incentives, to achieve financial goals; (ii) attracting and retaining executives of outstanding ability; (iii) strengthening the Company's capability to develop, maintain and direct a competent executive staff; (iv) providing annual incentive compensation opportunities which are competitive with those of other major corporations; and (v) enabling executives to participate in the growth and financial success of the Company.

        1.2.    Participation.    Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Employees, those persons who will be granted one or more Awards under the Plan, and thereby become "Participants" in the Plan.

        1.3.    Definitions.    Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 7 of the Plan).

SECTION 2
AWARDS

        2.1.    Grant of Awards.

        (a)   For any Performance Period, the Committee shall determine and designate those Eligible Employees (if any) who shall be granted Awards for the period, and shall establish, with respect to each Award, (i) a Target Amount, expressed as a percentage of the recipient's base salary for such Performance Period; (ii) the performance goal(s) for the Performance Period with respect to the Award; (iii) the payments to be earned with respect to various levels of achievement of the performance goal(s) for the Performance Period; and (iv) whether the Award is intended to satisfy the requirements for Performance-Based Compensation. For any Performance Period for which Awards are granted, the Committee shall create the Award Schedule, and the determinations required for Awards intended to be Performance-Compensation shall be made at the time necessary to comply with such requirements. The grant of an Award to any Eligible Employee for any Performance Period shall not bestow upon such Eligible Employee the right to receive an Award for any other Performance Period.

        (b)   The performance goal(s) to be established with respect to the grant of any Awards shall be based upon on any one or more of the following measures: cash flow, earnings per share, return on operating assets, return on equity, operating profit, net income, revenue growth, Company or system sales, shareholder return, gross margin management, market share improvement, market value added, restaurant development, customer satisfaction or economic value added. Such goals may be particular to a line of business, Subsidiary, or other unit or may be based on the Company or franchise system generally.

        2.2.    Determination of Award Amount.    Payment with respect to Awards for each Participant for a Performance Period shall be determined in accordance with the Award Schedule established by the Committee, subject to the following:

          (a)   Prior to the payment with respect to any Award designated as intended to satisfy the requirements for Performance-Based Compensation, the Committee shall certify the attainment of the performance goal(s) and any other material terms.

          (b)   In the sole discretion of the Committee, the Award for each Participant may be limited to the Participant's Target Amount multiplied by the percent attainment (determined in accordance with the applicable Award Schedule), subject to the following:

              (i)  Subject to Section 3 and the provisions of this subsection 2.2, the Committee may adjust such Award for individual performance on the basis of such quantitative and qualitative performance measures and evaluations as it deems appropriate. The Committee may make such adjustments as it deems appropriate in the case of any Participant whose position with the Company has changed during the applicable Performance Period.

             (ii)  The Committee shall have the discretion to adjust performance goals and the methodology used to measure the determination of the degree of attainment of such goals; provided, however, that, to the extent required by the requirements applicable to Performance-Based Compensation, any Award designated as intended to satisfy the requirements for Performance-Based Compensation may not be adjusted under this paragraph (b) or otherwise in a manner that increases the value of such Award. Except as otherwise provided by the Committee, the Committee shall retain the discretion to adjust such Awards in a manner that does not increase such Awards.

          (c)   Notwithstanding any other provision of the Plan, in no event will a Participant become eligible for payment for an Award for any calendar year in excess of $10,000,000.

          (d)   No segregation of any moneys or the creation of any trust or the making of any special deposit shall be required in connection with any Awards made or to be made under the Plan.

        2.3.    Payment of Awards.    Subject to Sections 2.5 and 3, the amount earned with respect to any Award shall be paid in cash at such time as is determined by the Committee; provided, however, that unless otherwise provided by the Committee, such payment shall be made no later than the fifteenth day of the third month of the calendar year following the calendar year in which the applicable Performance Period ends. If a Participant to whom an Award has been made dies prior to the payment of the Award, such payment shall be delivered to the Participant's legal representative or to such other person or persons as shall be determined by the Committee. The Company shall have the right to deduct from all amounts payable under the Plan any taxes required by law to be withheld with respect thereto; provided, however, that to the extent provided by the Committee, any payment under the Plan may be deferred and to the extent deferred, may be credited with an interest or earnings factor as determined by the Committee.

        2.4.    Return of Overpayments.    If the amount paid with respect to an Award granted after December 31, 2008 is based on the attainment of a level of objective performance goals that is later determined to have been inaccurate, such inaccuracy was caused by misconduct by an employee of the Company or a Subsidiary, and as a result the amount paid with respect to the Award is greater than it should have been, then:

          (1)   The Participant (regardless of whether then employed) whose misconduct caused the inaccuracy will be required to repay the excess.

          (2)   The Committee administering the Plan may require an active or former Participant (regardless of whether then employed) to repay the excess previously received by that Participant if the Committee concludes that the repayment is necessary to prevent the Participant from unfairly benefiting from the inaccuracy. However, repayment under this paragraph (2) shall apply to an active or former Participant only if the Committee reasonably determines that, prior to the time the amount was paid (or, if payment of the amount is electively deferred by the Participant, at the time the amount would have been paid in the absence of the deferral), such Participant knew or should have known that the amount was greater than it should have been by reason of the inaccuracy. Further, the amount to be repaid by the Participant may not be greater than the excess of (i) the amount paid to the Participant over (ii) the amount that would have been paid to a Participant in the absence of the inaccuracy, provided that, in determining the amount under this clause (ii), the Committee may take into account only the inaccuracy of which the Participant knew or should have known, and which the Participant knew or should have known was caused by misconduct.

Instead of (or in addition to) requiring repayment, the Committee may adjust a Participant's future compensation and the Company and/or Subsidiary shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company and/or Subsidiary. For this purpose, the term "misconduct" means fraudulent or illegal conduct or omission that is knowing or intentional. However, the foregoing provisions of this subsection 2.4 shall not apply to any reductions in Awards made after a Change in Control (as defined in the Yum! Brands, Inc. Long Term Incentive Plan) to the extent that Awards were granted before a Change in Control.

        2.5    Termination of Employment.    Except to the extent otherwise provided by the Committee, if a Participant's Date of Termination with respect to any Award occurs prior to the last day of the Performance Period for the Award, then, except in the case of death, disability or normal retirement (determined in accordance with the qualified retirement plans of the Company) or except as provided in Section 3, the Participant shall forfeit the Award. Except to the extent otherwise provided by the Committee, if a Participant's Date of Termination due to the death or disability occurs prior to the last day of the Performance Period for the Award, then the amount earned with respect to any such Award for the applicable Performance Period shall be determined by the Committee in its sole discretion and shall be paid in cash as soon as administratively possible following such Date of Termination; provided, however, that such payment shall be made no later than the fifteenth day of the third month of the calendar year following the calendar year in which the Date of Termination occurs. Except to the extent otherwise provided by the Committee, if a Participant's Date of Termination due to the retirement of the Participant occurs prior to the last day of the Performance Period for the Award, then the amount earned with respect to any such Award for the applicable Performance Period shall be determined in accordance with Section 2.2 and paid out at the time specified in Section 2.3.

SECTION 3
CHANGE IN CONTROL
BENEFITS ON CHANGE IN CONTROL.

        Except to the extent otherwise provided by the Committee, within ten (10) business days following the occurrence of a Change in Control (as defined in the Yum! Brands, Inc. Long Term Incentive Plan), each individual who has been granted an Award pursuant to the Plan shall be paid an amount equal to (I) to the greater of (A) the Participant's target award for the period in which the Change in Control occurs and (B) the award the Participant would have earned for such period, assuming continued achievement of the relevant performance goals at the rate achieved as of the date of the Change in Control, multiplied by (II) a fraction the numerator of which is the number of days in the Performance Period which have elapsed as of the Change in Control, and the denominator of which is the number of days in the Performance Period. Any former Participant in the Plan who was granted an Award pursuant to the Plan for the period in which the Change in Control occurs and whose employment with the Company was involuntarily terminated (other than for cause) during a Potential Change in Control (as defined in the Yum! Brands, Inc. Long Term Incentive Plan) and within one year preceding the occurrence of a Change in Control shall likewise be paid the amount of such annual incentive award as if Yum had fully achieved the applicable performance target(s) for the Performance Period in which the Change in Control occurs paid within ten (10) business days following the occurrence of the applicable Change in Control.

SECTION 4
MISCELLANEOUS

        4.1.    Transferability.    Any payment to which a Participant may be entitled under the Plan shall be free from the control or interference of any creditor of such Participant and shall not be subject to attachment or susceptible of anticipation or alienation. The interest of a Participant shall not be transferable except by will or the laws of descent and distribution.

        4.2.    No Right To Participate; Employment.    Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any Eligible Employee any right to be designated as a Participant under the Plan. Further, nothing contained in the Plan, nor any action by the Committee or any other person hereunder, shall be deemed to confer upon any Eligible Employee any right of continued employment with the Company or any Subsidiary or Affiliate or to limit or diminish in any way the right of the Company or any Subsidiary or Affiliate to terminate his or her employment at any time with or without cause.

        4.3.    Nonexclusivity of the Plan.    This Plan is not intended to and shall not preclude the Board from adopting, continuing, amending or terminating such additional compensation arrangements as it deems desirable for Participants under this Plan, including, without limitation, any thrift, savings, investment, stock purchase, stock option, profit sharing, pension, retirement, insurance or other incentive plan.

SECTION 5
COMMITTEE

        5.1.    Administration.    The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with this subsection 5.1. The Committee shall be selected by the Board, and shall consist solely of two or more non-employee members of the Board.

        5.2.    Powers of Committee.    The Committee's administration of the Plan shall be subject to the following:

          (a)   Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Employees those persons who shall receive Awards, to determine the time or times of payment with respect to the Awards, to establish the terms, conditions, performance goals, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 6) to cancel or suspend Awards.

          (b)   The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

          (c)   Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

          (d)   In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

        5.3.    Delegation by Committee.    Except to the extent prohibited by applicable law and except as may otherwise be required for Awards intended to be Performance-Based Compensation, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Until action to the contrary is taken by the Board or Committee, the Committee's authority with respect to matters concerning Participants below the Partners Council or Executive Officer level is delegated to the Chief Executive Officer and the Chief People Officer of the Company.

        5.4.    Information to be Furnished to Committee.    The Company, the Subsidiaries, and the Affiliates shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company, the Subsidiaries, and the Affiliates as to an employee's or Participant's employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 6
AMENDMENT AND TERMINATION

        The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board.

SECTION 7
DEFINED TERMS

        In addition to the other definitions contained herein, the following definitions shall apply for purposes of the Plan:

          (a)   "Affiliate" means any corporation or other entity which is not a Subsidiary but as to which the Company possesses a direct or indirect ownership interest and has power to exercise management control.

          (b)   "Award" with respect to a Performance Period means a right to receive cash payments that are contingent on the achievement of performance goals determined in accordance with Section 2.

          (c)   "Award Schedule" means the schedule created by the Committee for any Performance Period that sets forth the performance goals and the amounts (or the formula for determining the amounts) of any payments earned pursuant to the Awards granted for that period.

          (d)   "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act of 1934, as amended from time to time, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-G.

          (e)   "Board" means the Board of Directors of the Company.

          (f)    A Participant's "Date of Termination" with respect to any Award shall be the first day occurring on or after the Grant Date for the Award on which the Participant is not employed by the Company, any Subsidiary, or any Affiliate, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or an Affiliate, between a Subsidiary and an Affiliate, or between two Subsidiaries or Affiliates; and further provided that the Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company, a Subsidiary, or an Affiliate approved by the Participant's employer. If, as a result of a sale or other transaction, the Participant's employer ceases to be a Subsidiary or Affiliate (and the Participant's employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary or Affiliate, then the occurrence of such transaction shall be treated as the Participant's Date of Termination caused by the Participant being discharged by the employer.

          (g)   "Eligible Employee" means any member of the Partners Council or other member of senior management of the Company.

          (h)   "Grant Date" with respect to any Award for any Participant means the date on which the Award is granted to the Participant in accordance with subsection 2.1.

          (i)    "Participant" means an Eligible Employee who is selected by the Committee to receive one or more Awards under the Plan.

          (j)    "Performance-Based Compensation" means amounts satisfying the applicable requirements imposed by section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, with respect to that term.

          (k)   "Performance Period" with respect to any Award means the period over which achievement of performance goals is to be measured, as established by the Committee at or prior to the Grant Date of the Award.

          (l)    "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act of 1934, as amended, as modified and used in Section 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          (m)  "Subsidiary" means any corporation partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

          (n)   "Target Amount" means the percentage of a Participant's base salary for a Performance Period as established by the Committee pursuant to subsection 2.1.

Exhibit B

YUM! Brands, Inc.

Charter of the Audit Committee of the Board of Directors

(As Amended and Restated Effective as of March 27, 2009)

I.      Name

        There will be a committee of the Board of Directors (the "Board") of YUM! Brands, Inc. (the "Company") to be known as the Audit Committee (the "Committee").

II.    Committee Purpose

        The Committee is appointed by the Board to assist the Board in its oversight of: (A) the integrity of the financial statements of the Company, (B) the Company's compliance with legal and regulatory requirements, (C) the Company's system of internal controls and procedures and disclosure controls and procedures, (D) the independent auditors' qualifications and independence, and (E) the performance of the Company's internal audit function and independent auditors. The Committee shall have responsibility and authority with respect to the matters set forth in this charter for the Company and its subsidiaries.

III.   Committee Membership

  1.
  The Committee shall have at least three (3) members at all times, each of whom shall satisfy the applicable independence, experience and financial expertise/literacy requirements of the New York Stock Exchange ("NYSE") and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder.

  2.
  The Board shall appoint the members of the Committee annually, and shall designate the Chairman of the Committee. Each member of the Committee shall serve until the earlier to occur of the date he or she is replaced by the Board, resigns from the Committee or resigns from the Board. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to such new member(s) satisfying the applicable independence, experience and financial expertise/literacy requirements referred to above. Except as expressly provided in this charter or the by-laws of the Company or the Corporate Governance Guidelines of the Company, or as otherwise provided by law or the rules of the NYSE, the Committee shall fix its own rules of procedure.

  3.
  No Director may serve as a member of the Committee if he or she serves on the audit committee of more than three public companies unless the Board determines that such simultaneous service would not impair his or her ability to effectively serve on the Committee, and discloses this determination in the Company's annual proxy statement. No member of the Committee may receive any compensation from the Company other than Director's fees, which may be received in cash, stock options or other in-kind consideration.

IV.    Meetings of Committee

  1.
  The Committee shall meet at least four (4) times each fiscal year, and at such other times as are necessary to perform the functions described in this charter. The Committee shall maintain minutes or other records of its meetings and activities, and shall make regular reports to the Board.

  2.
  The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

V.     Committee Authority and Responsibilities

  1.
  The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee and assist in carrying out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities. The Company shall provide for payment for such services and investigations, as determined by the Committee.

  2.
  The Committee shall meet periodically by itself, with management, with the internal auditors and with the independent auditors in separate executive sessions in furtherance of its purposes.

  3.
  The Committee shall, with the assistance of management, the independent auditors and legal counsel, as the Committee deems appropriate, review and evaluate, at least annually, this charter and the Committee's performance, and report and make appropriate recommendations to the Board with respect thereto.

  4.
  The Committee shall prepare the report required by the rules of the Securities and Exchange Commission ("SEC") to be included in the Company's annual proxy statement. The Committee shall ensure inclusion of its then current charter in its annual proxy statement at least once every three years in accordance with regulations of the SEC.

  5.
  In performing its functions, the Committee shall undertake those additional tasks and responsibilities that, in its judgment, would most effectively contribute to and implement the purposes of the Committee. The following functions will be periodically performed by the Committee in carrying out its oversight responsibility:

  A.
  Review and discuss with management and the independent auditors, as applicable,

  (i)
  critical accounting policies and practices and major issues regarding accounting principles and financial statement presentations, including any significant changes or choices in the Company's application of accounting principles;

  (ii)
  management's process for assessing the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, including any significant deficiencies or material weaknesses identified and any special audit steps adopted in light of material control deficiencies;

  (iii)
  management's report on its assessment of the effectiveness of internal controls over financial reporting as of the end of each fiscal year and the independent auditors' report on the effectiveness of internal control over financial reporting;

  (iv)
  any changes in internal control over financial reporting that have materially affected or are reasonably likely to materially affect the Company's internal control over financial reporting that are required to be disclosed;

  (v)
  analyses prepared by management or the independent auditors setting forth significant financial reporting issues, estimates and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative accounting treatments of financial information within accounting principles generally accepted in the United States of America ("GAAP");

  (vi)
  any management letter provided by the independent auditors and the Company's response to that letter;

      (vii)
      other material written communications between the independent auditors and management,

      (viii)
      any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the independent auditors' activities or on access to requested information and management's response thereto; and

      (ix)
      the effect of evolving regulatory and accounting issues, as well as off-balance sheet arrangements, on the financial statements of the Company.

    B.
    Discuss generally with management earnings press releases, as well as the types of financial information and earnings guidance provided to analysts and rating agencies.

    C.
    Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

    D.
    Review at least annually the exceptions noted in the reports to the Audit Committee by the internal and independent auditors, and the progress made in responding to the exceptions.

    E.
    Discuss with management and the independent auditors any accounting adjustments that were noted or proposed by the independent auditors but were passed as immaterial or otherwise.

    F.
    Review with management and the General Counsel the Company's system for assessing whether the Company's financial statements, reports and other financial information required to be disseminated to the public and filed with governmental organizations satisfy the requirements of the SEC and NYSE.

    G.
    Establish policies for the Company's hiring of employees or former employees of the independent auditors who were engaged on the Company's account.

    H.
    Review related party transactions and potential conflict of interest situations where appropriate.

    I.
    Review the Company's accounting and financial management succession planning.

    J.
    Ensure that the Company maintains an internal audit function.

    K.
    Discuss with the independent auditors the internal audit department and its audit plan, responsibilities, budget and staffing.

    L.
    Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

    M.
    Review disclosures made by the Company's principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company's evaluation of the effectiveness of the design and operation of disclosure controls and procedures.

  6.
  The Committee shall review and consider other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Committee may, in its discretion, determine to be advisable.

VI.   Oversight of Independent Auditors

  1.
  The Committee shall have the sole authority to appoint or replace the independent auditors, and shall approve in advance all audit and non-audit engagement fees and terms with the independent auditors. The Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a specified member or members of the Committee. In its capacity as a committee of the Board, the Committee shall be directly responsible for the oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or audit related work, and the independent auditors shall report directly to the Committee.

  2.
  The Committee shall not approve the engagement of the independent auditors to render non-audit services prohibited by law or rules and regulations promulgated by the SEC. The Committee shall consider whether the provision of non-audit services is compatible with maintaining the independent auditors' independence, including, but not limited to, the nature and scope of the specific non-audit services to be performed and whether the audit process would require the independent auditors to review any advice rendered by the independent auditors in connection with the provision of non-audit services.

  3.
  The following functions will be periodically performed by the Committee in carrying out its oversight responsibility with respect to the independent auditors:

  A.
  Review the scope, plan and procedures to be used on the annual audit, as recommended by the independent auditors.

  B.
  Prior to filing the Company's Form 10-K, review and discuss with the independent auditors and management the Company's annual audited financial statements, the disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

  C.
  Prior to filing the Company's Form 10-Q, review and discuss with the independent auditors and management the Company's quarterly financial statements, the disclosures made under "Management's Discussion and Analysis of Financial Condition and Results of Operations" or similar disclosures, and any matters described in the quarterly review letter from the independent auditors, including the results of the independent auditors' reviews of the quarterly financial statements.

  D.
  Obtain and review a report from the independent auditors at least annually regarding (i) the independent auditors' internal quality-control procedures, (ii) any material issues raised by the most recent quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and (iii) any steps taken to deal with any such issues.

  E.
  Evaluate the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner of the independent auditors and taking into account the opinions of management and the Company's internal auditors.

  F.
  Receive from the independent auditors at least annually a written report delineating all relationships between the independent auditors and the Company which may impact the objectivity and independence of the independent auditors. The report shall include a description of all services provided by the independent auditors and the related fees. The Committee shall discuss with the independent auditors any disclosed relationship or services that may impact the objectivity and independence of the independent auditors, and recommend that the Board take action to satisfy itself of the independence of the independent auditors.

    G.
    Ensure that the lead audit partner of the independent auditors, the audit partner responsible for reviewing the audit and any other partners of the independent auditors who perform audit services for the Company are rotated at least every five years to the extent required by the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, and further consider rotation of the independent audit firm.

    H.
    Review any reports of the independent auditors mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the independent auditors any information with respect to illegal acts in accordance with Section 10A.

VII.  Compliance with Laws, Regulations and Policies

        The Committee will assist the Board in the oversight of the Company's compliance with policies and procedures addressing legal and ethical concerns. The following functions are some of the common recurring activities of the Committee in carrying out this oversight responsibility:

  1.
  Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Worldwide Code of Conduct and Policy on Conflict of Interest.

  2.
  Obtain reports from management, the Company's Vice President, Audit, and General Counsel as to whether the Company and its subsidiaries and affiliated entities are in conformity with applicable legal requirements and the Company's Worldwide Code of Conduct and Policy on Conflict of Interest. Review annual compliance solicitation regarding these policies with the Vice President, Audit.

  3.
  Review with the Company's General Counsel legal or regulatory matters that may have a material impact on the Company's financial statements, compliance programs and policies and any material reports or inquiries relating to financial, accounting or other matters received from regulators or governmental agencies.

  4.
  Review with the Company's Vice President, Audit, on an annual basis, the Company's officers' travel and entertainment spending and use of the corporate aircraft to ensure expenditures and usage are appropriate and accounted for properly.

  5.
  Periodically review the rules promulgated by the SEC and NYSE relating to the qualifications, activities, responsibilities and duties of audit committees and shall take, or recommend that the Board take, appropriate action to comply with such rules.

VIII.   Oversight of Internal Auditors

        The Committee shall:

  1.
  Review the internal audit function of the Company, including the independence, competence, staffing adequacy and authority of the function, the ability of the function to raise issues to the appropriate level of authority, the reporting relationships among the internal auditor, financial management and the Committee and the internal audit reporting obligations.

  2.
  Review the proposed internal audit plans for the coming year, the coordination of such plans with the independent auditors and the progress against such plans.

  3.
  Review on an annual basis a summary of significant comments and management's responses thereon from completed internal audits.

  4.
  Review the appointment, performance and replacement of the Vice President, Audit (or anyone of equivalent title and responsibility).

IX.   Definition of Committee's Roles

        The Committee's principal responsibility is one of oversight. The Company's management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing and/or reviewing those financial statements. While the Committee has the powers and responsibilities set forth in this charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate, and present fairly the financial position, the results of operations and the cash flows of the Company, in compliance with GAAP. This is the responsibility of management and/or the independent auditors. In carrying out these oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work. Nor is it the responsibility of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company's Worldwide Code of Conduct.

Exhibit C

YUM BRANDS, INC.
AUDIT COMMITTEE PRE-APPROVAL POLICY
(as revised March 2008)

        This Policy sets forth the Audit Committee's procedures and conditions for pre-approving: (1) audit and non-audit services performed by a public accounting firm that acts as the registered public accounting firm (the "Auditor") responsible for auditing the consolidated financial statements of YUM Brands, Inc. (the "Company"), or (2) audit services performed by any other public accounting firm for the Company or its subsidiaries.

I.    STATEMENT OF PRINCIPLES

        The Audit Committee will engage the Auditor for the audit of the Company's consolidated financial statements. Additionally, the Audit Committee may engage other public accounting firms for audit services provided to the Company's subsidiaries and affiliates. Prior to the engagement of the Auditor for any audit or permissible non-audit service or the engagement of any other public accounting firm for audit services the engagement must be either: (a) specifically approved by the Audit Committee; or (b) pre-approved pursuant to the pre-approval policies and procedures set forth herein.

        The appendices to this Policy describe the services and fees that have been pre-approved by the Audit Committee. The term of any pre-approval is the latter of 12 months from the date of pre-approval or, for audit services, completion of the engagement, unless the Audit Committee specifically provides for a different period.

        The Audit Committee will periodically revise the list of pre-approved services and fees reflected on the appendices hereto. Additionally, the Audit Committee may amend this Policy from time to time.

II.    DELEGATION OF AUTHORITY

        The Audit Committee may delegate pre-approval authority to one or more if its independent members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the Committee's responsibilities for pre-approving audit and non-audit services.

III.    AUDIT SERVICES

        The Audit Committee must specifically pre-approve the terms (including fees) and scope of the annual audit and associated quarterly reviews by the Auditor of the Company's consolidated financial statements. Audit Committee pre-approval is required for any necessary changes in these terms resulting from changes in audit scope, Company structure or other matters.

        In addition to the annual audit and associated quarterly reviews by the Auditor of the Company's consolidated financial statements specifically approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services performed by the Auditor or any other public accounting firm. The Audit Committee has pre-approved the audit services listed in Appendix A. All other audit services not pre-approved through their inclusion in Appendix A must be specifically pre-approved by the Audit Committee or its delegate in accordance with this Policy.

IV.    AUDIT-RELATED SERVICES

        Audit-related services are assurance and related services performed by the Auditor that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements. The Audit Committee may pre-approve those audit-related services that it believes would not impair the independence of the Auditor, and has pre-approved the audit-related services listed in Appendix B. All other audit-related services not pre-approved through their inclusion in Appendix B must be specifically pre-approved by the Audit Committee or its delegate in accordance with this Policy.

V.    TAX SERVICES

        The Audit Committee believes that the Auditor can provide certain tax services to the Company such as tax compliance/return preparation and consulation, tax planning and tax government examination assistance without impairing the Auditor's independence. However, the Auditor cannot provide any non-audit service to the Company related to marketing, planning or opining in favor of the tax treatment of a transaction that is a confidential transaction or that is an aggressive tax position transaction (both as defined by the Public Company Accounting Oversight Board's rules). The Audit Committee has pre-approved the tax services listed in Appendix C. All tax services not pre-approved through their inclusion in Appendix C must be specifically pre-approved by the Audit Committee or its delegate in accordance with this Policy.

VI.    ALL OTHER SERVICES

        The Audit Committee may pre-approve those permissible non-audit services classified as "All Other Services" that it believes would not impair the independence of the Auditor. The Audit Committee has pre-approved the other services listed in Appendix D. All other services not listed in Appendix D must be specifically pre-approved by the Audit Committee or its delegate in accordance with this Policy.

VII.    PROHIBITED SERVICES

        A list of the non-audit services prohibited by the Securities and Exchange Commission to be performed by the Auditor is attached to this Policy as Exhibit 1. Such exhibit may be amended from time to time to add any other service prohibited by applicable law, regulation, rule or accounting or auditing standard.

VIII.    DE MINIMUS PRE-APPROVAL EXCEPTION

        Pre-approval is not required for non-audit services that (a) do not aggregate to more than 5 percent of total revenues paid by the Company to the Auditor in the fiscal year in which the services are provided, (b) were not recognized as non-audit services at the time of the engagement and (c) are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee (or the member of the Audit Committee to whom pre-approval authority has been delegated as authorized pursuant to Section II of this Policy).

IX.    PRE-APPROVED FEE LEVELS

        Pre-approved fee levels for all services to be provided in accordance with this Policy will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. Each year the Company will provide the Audit Committee with a report of the known or anticipated audit, audit-related, tax and other non-audit services together with an estimate of the fees for such services. The Audit Committee will review the fees and scope of such services so as to avoid any question as to the compatibility of such services with the Auditor's independence. Any changes to the estimate of services to be provided and fees attributable to such services will be discussed, and if necessary, revised.

X.    SUPPORTING DETAIL

        With respect to each proposed pre-approved service, the Audit Committee will be provided with detail of the specific services to be provided such that the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the Auditor's independence. With regard to tax services performed by the Auditor, a written description of the arrangement, including the fee arrangement, will be discussed with the Audit Committee, along with the potential effects of the services on the Auditor's independence.

XI.    PROCEDURES

        Requests or applications to provide services that require specific approval of the Audit Committee will be submitted to the Audit Committee by both the Auditor and the Controller or other designated representative of the Company. The Audit Committee (or the member of the Audit Committee to whom pre-approval authority has been delegated pursuant to Section II of this Policy) will approve or disapprove the request or may request additional information from the Auditor and management prior to rendering its decision.

This Policy was last amended by the Audit Committee
of YUM Brands, Inc. on March 14, 2008

Appendix 1
Hewitt Associates Data—Companies with Revenues Of $10 to $20 Billion
3M
Abbott Laboratories
Amazon.com
American Electric Power
American Standard Companies Inc.
AMR Corporation
Anheuser-Busch Companies, Inc.
ARAMARK Corporation
Arrow Electronics, Inc.
Bristol-Myers Squibb Company
CHS Inc.
Colgate-Palmolive Company
ConAgra Foods, Inc.
Constellation Energy
Cox Enterprises, Inc.
Cummins, Inc.
Deere & Company
Delta Air Lines, Inc.
Duke Energy Corporation
Eastman Kodak Company
Eaton Corporation
Edison International
Eli Lilly and Company
Emerson Electric Co.
Entergy Corporation
General Dynamics Corporation
General Mills, Inc.
Illinois Tool Works Inc.
Ingersoll-Rand Company
International Paper Company
J. C. Penney Company, Inc.
Kellogg Company
Kimberly-Clark Corporation
Kinder Morgan Inc.
Kohl's Corporation
Marriott International, Inc.
Mars, Incorporated
Masco Corporation
McDonald's Corporation
Medtronic, Inc.
Merck & Co., Inc.
Northwest Airlines, Inc.
Occidental Petroleum Corporation
PACCAR Inc
PG&E Corporation
PPG Industries, Inc.
Qwest Communications
Raytheon Company
Reliant Energy, Inc.
Sara Lee Corporation
Schering-Plough Corporation
Sempra Energy
Solectron Corporation
Southern Company
Staples, Inc.
Textron Inc.
The Coca-Cola Company
The Goodyear Tire & Rubber Company
The Williams Companies, Inc.
Time Warner Cable
Toys R Us
TRW Automotive
TXU Corp.
UAL Corporation
Union Pacific Railroad Co.
Viacom Inc.
Visteon Corporation
Weyerhaeuser Company
Wyeth
Xerox Corporation
Yum! Brands, Inc.

Appendix 2
Hewitt Associates Data—Companies Reporting Group Revenues of $5 to $10 Billion
Air Products and Chemicals, Inc.
ALLTEL Corporation
Alticor Inc.
Ameren Corporation
Asbury Automotive Group
AutoZone, Inc.
Avaya Inc.
Avery Dennison Corporation
Avis Budget Group
Baker Hughes Incorporated
Ball Corporation
The Black & Decker Corporation
Blockbuster Inc.
Boise Cascade LLC
Campbell Soup Company
CDW Corporation
CenterPoint Energy
CMS Energy Corporation
Constellation Brands, Inc.
Cooper Industries, Inc.
Covidien
Dana Corporation
Darden Restaurants, Inc.
Dollar General Corporation
Dover Corporation
DTE Energy Company
Eastman Chemical Company
Federal-Mogul Corporation
Fortune Brands, Inc.
Goodrich Corporation
H. J. Heinz Company
Hallmark Cards, Inc.
Harley-Davidson Motor Company Inc.
Hilton Hotels Corporation
Hormel Foods Corporation
Hy-Vee, Inc.
International Truck and Engine Corporation
ITT Corporation
Kohler Company
Land O Lakes
Longs Drug Stores, Inc.
Mattel, Inc.
MeadWestvaco Corporation
Molson Coors Brewing Company
NCR Corporation
NiSource Inc.
Nordstrom
OfficeMax Incorporated
Owens Corning
Owens-Illinois, Inc.
The Pantry, Inc.
Pitney Bowes, Inc.
Praxair, Inc.
Quest Diagnostics Incorporated
Realogy Corporation
Reynolds American Inc.
Rockwell Automation
Rohm and Haas Company
Ross Stores, Inc.
S.C. Johnson Consumer Products
The Sherwin-Williams Company
Starwood Hotels & Resorts Worldwide, Inc.
Stryker Corporation
Temple-Inland Inc.
Tenet Healthcare Corporation
Tennessee Valley Authority
The Thomson Corporation
Tribune Company
Unisys Corporation
USG Corporation
W.W. Grainger, Inc.
Yum! Brands, Inc.

Appendix 3
Hewitt Associates Data—Companies Reporting Group Revenues of $2.5 to $5.0 Billion
3M
Abbott Laboratories
AEI Services LLC
Air Products and Chemicals, Inc.
Alcoa Inc.
Alcon Laboratories, Inc.
Allegheny Energy, Inc.
Ameren Corporation
American Electric Power
American Standard Companies Inc.
Anheuser-Busch Companies, Inc.
ARAMARK Corporation
AT&T Inc.
Avaya Inc.
Avery Dennison Corporation
Avis Budget Group
BAE Systems Land & Armaments
Baker Hughes Incorporated
Ball Corporation
Boise Cascade LLC
Cameron Drilling and Production Systems
Canon U.S.A., Inc.
Cargill, Incorporated
Caterpillar Inc.
Colgate-Palmolive Company
ConAgra Foods, Inc.
Constellation Brands, Inc.
Constellation Energy
Corporate Express, Inc.
Deere & Co
Ecolab Inc.
Edison International
Eli Lilly and Company
Emerson Electric Co.
Federal-Mogul Corporation
FedEx Corporation
FMC Technologies
Ford Motor Company
Fortune Brands, Inc.
General Dynamics Corporation
H. J. Heinz Company
Hallmark Cards, Inc.
Harris Teeter, Inc.
Hilton Hotels Corporation
Honeywell International Inc.
Hormel Foods Corporation
Illinois Tool Works Inc.
Ingersoll-Rand Company
ITT Corporation
Johns Manville
Kellogg Company
Kimberly-Clark Corporation
Kohler Company
Kraft Foods, Inc.
Levi Strauss & Co.
L'Oreal USA, Inc.
Lorillard Tobacco Company
Marriott International, Inc.
Masco Corporation
McDonald's Corporation
MeadWestvaco Corporation
Medtronic, Inc.
Merck
Northrop Grumman Corporation
Occidental Petroleum Corporation
PACCAR Inc
Pactiv Corporation
Panasonic Corp of North America
PPG Industries, Inc.
Praxair, Inc.
Qwest Communications
Raytheon Company
Realogy Corporation
Rockwell Automation
Rohm and Haas Company
S.C. Johnson Consumer Products
Sara Lee Corporation
Schneider Electric USA
Schneider National, Inc.
Sempra Energy
Takeda Pharmaceuticals North America, Inc.
TAP Pharmaceutical Products Inc.
Temple-Inland Inc.
Tennessee Valley Authority
Textron Inc.
The Black & Decker Corporation
The Dow Chemical Company
The Procter & Gamble Company
The ServiceMaster Company
The Sherwin-Williams Company
The Thomson Corporation
The Williams Companies, Inc.
Tribune Company
TXU Corp.
Tyco International
Unite

Appendix 4
Towers Perrin Data—Companies with Revenues $10 to $20 Billion
3M
Abbott Laboratories
Accenture
ACH Food*
Air Products and Chemicals
Alstom Power*
American Standard
Amgen
Anheuser-Busch
Apple Computer
ARAMARK Corporation
ArvinMeritor
Automatic Data Processing
Baxter International
Boehringer Ingelheim*
Bovis Lend Lease*
Bristol-Myers Squibb
Burlington Northern Santa Fe
Cadbury Schweppes North America*
Celestica
CHS
Colgate-Palmolive
ConAgra Foods
Continental Automotive Systems*
Cox Enterprises
CSX
Diageo North America*
DIRECTV
Eastman Kodak
Eaton
EDS
Eli Lilly
EMC
Emerson
EnCana Oil & Gas USA*
Express Scripts
Fluor
Fortune Brands
Gap
Genentech
General Mills
Goodyear Tire & Rubber
Henkel*
Ingersoll Rand
International Paper
J.C. Penney Company
JM Family
Kellogg
Kimberly-Clark
Kohl's
L-3 Communications
Lafarge North America*
Lorillard*
Marriott International
Masco
McDonald's
Medtronic
Merck
National Starch & Chemical*
NIKE
Norfolk Southern
Nortel Networks
Northwest Airlines
Occidental Petroleum
Oracle
Phelps Dodge
PPG Industries
Pulte Homes
Qwest Communications
Reynolds American
Rio Tinto*
Schering-Plough
Schneider Electric*
Seagate Technology
Securitas Security Services USA*
Sodexho*
Staples
Sun Microsystems
Sybron Dental Specialties*
Tesoro
Texas Instruments
Textron
Union Pacific
United Airlines
United States Steel
Viacom
Visteon
Weyerhaeuser
Whilrpool
Wyeth
Xerox
Yum! Brands

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date YUM! BRANDS, INC. M13074-P71567 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Yum! Brands, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Yum! Brands, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. YUM! BRANDS, INC. 1441 GARDINER LANE LOUISVILLE, KY 40213 NOTE: Please sign exactly as the name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The Board of Directors recommends a vote FOR items 1, 2, and 3 and AGAINST items 4, 5, 6, 7, and 8. 1. Election of Directors Nominees: ADMISSION TICKET Your our vote is important. Please vote immediately. If you are voting by Internet or telephone, please DO NOT mail your proxy card card. 0 0 0 0 0 0 0 0 0 For Against Abstain For Against Abstain 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 1a) David W. Dorman 1m) Robert D. Walter 1l) Jackie Trujillo 1k) Jing-Shyh S. Su 1j) Thomas M. Ryan 1h) Thomas C. Nelson 1g) Jonathan S. Linen 1f) Kenneth G. Langone 1e) Robert Holland, Jr. 1d) Bonnie G. Hill 1c) J. David Grissom 1b) Massimo Ferragamo 0 0 0 1i) David C. Novak 3. Proposal to approve the Company’s Executive Incentive Compensation Plan (Page 18 of Proxy) 2. Ratification of Independent Auditors (Page 16 of Proxy) 6. Shareholder proposal relating to Food Supply Chain Security and Sustainability (Page 27 of Proxy) 4. Shareholder Proposal relating to Shareholder Rights Plan (Page 21 of Proxy) 5. Shareholder proposal relating to an Advisory Shareholder Vote to Ratify Executive Compensation (Page 23 of Proxy) 7. Shareholder proposal relating to Healthcare Reform Principles (page 31 of Proxy) 8. Shareholder proposal relating to Animal Welfare (page 33 of Proxy) Please indicate if you plan to attend this meeting. Yes No 0 0 0

YUM! BRANDS, INC. ANNUAL MEETING May 21, 2009 9:00 AM YUM! Brands, Inc. Yum! Conference Center 1900 Colonel Sanders Lane Louisville, Kentucky 40213 ADMISSION TICKET YUM! BRANDS’ 2009 ANNUAL SHAREHOLDERS’ MEETING WILL BE HELD AT 9:00 A.M. (EASTERN DAYLIGHT SAVING TIME) ON THURSDAY, MAY 21, 2009, AT THE YUM! CONFERENCE CENTER AT 1900 COLONEL SANDERS LANE IN LOUISVILLE, KENTUCKY. If you plan to attend the Annual Shareholders’ Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. YOUR VOTE IS IMPORTANT. The proxy voting instruction card below covers the voting of all shares of Common Stock of YUM! Brands, Inc., which you are entitled to vote or to direct the voting of, including those shares in the YUM! Brands 401(k) Plan. If you plan to vote by mail please date and sign the proxy card and return it promptly in the enclosed business reply envelope. If you plan to vote by mail and do not sign and return a proxy, the shares cannot be voted. You may also vote by Internet or phone as described below or by attending the annual meeting. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: Our proxy statement and annual report are available at www.proxyvote.com. (PLEASE DETACH PROXY CARD AT PERFORATION) YUM! BRANDS, INC. This Proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Christian L. Campbell, John P. Daly and R. Scott Toop, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Meeting and on matters incident to the conduct of the Meeting, all of the shares of common stock of YUM! Brands, Inc. which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on May 21, 2009 or any adjournment thereof. NOMINEES FOR DIRECTOR: David W. Dorman, Massimo Ferragamo, J. David Grissom, Bonnie G. Hill, Robert Holland, Jr., Kenneth G. Langone, Jonathan S. Linen, Thomas C. Nelson, David C. Novak, Thomas M. Ryan, Jing-Shyh S. Su, Jackie Trujillo, and Robert D. Walter THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, and 3. This Proxy, when properly executed, will be voted as directed; if no direction is indicated, it will be voted as follows: FOR the election of all nominees for director; FOR the ratification of independent auditors; FOR the Company’s Executive Incentive Compensation Plan AGAINST Items 4, 5, 6, 7, and 8 (Shareholders’ Proposals). This card also provides voting instructions to the Administrator or Trustee for shares beneficially owned under the YUM! Brands 401(k) Plan. SEE REVERSE SIDE (CONTINUED, and To Be Signed and Dated, on the REVERSE SIDE) M13075-P71567